    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1997


                                                      REGISTRATION NO. 333-14569
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                            E&S HOLDINGS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    6719                                   59-2439656
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                 601 SOUTH HARBOUR ISLAND BOULEVARD, SUITE 200
                           TAMPA, FLORIDA 33602-3141
                                 (813) 204-5200
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                                PAUL L. WHITING
                      CHAIRMAN OF THE BOARD OF DIRECTORS,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            E&S HOLDINGS CORPORATION
                 601 SOUTH HARBOUR ISLAND BOULEVARD, SUITE 200
                           TAMPA, FLORIDA 33602-3141
                                 (813) 204-5200
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                WITH A COPY TO:

                                         JOHN B. TEHAN, ESQ.
                                      SIMPSON THACHER & BARTLETT
                                         425 LEXINGTON AVENUE
                                       NEW YORK, NEW YORK 10017
                                            (212) 455-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED JANUARY 9, 1997


PRELIMINARY PROSPECTUS

       [LOGO]
                                                                    [LOGO]
                            E&S HOLDINGS CORPORATION
             TO BE RENAMED EVENFLO & SPALDING HOLDINGS CORPORATION
                  OFFER TO EXCHANGE UP TO $200,000,000 OF ITS
              10 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   10 3/8% SENIOR SUBORDINATED NOTES DUE 2006
                               ------------------

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            ,
                                     1997.

                         ------------------------------

    E&S Holdings Corporation, to be renamed Evenflo & Spalding Holdings Corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate of up to $200,000,000 principal amount of 10 3/8% Series B Senior Subordinated Notes due 2006 (the "Exchange Notes") of the Company for an identical face amount of the issued and outstanding 10 3/8% Senior Subordinated Notes due 2006 (the "Old Notes" and the Old Notes and the Exchange Notes, collectively, the "Notes") of the Company from the Holders (as defined herein) thereof. As of the date of this Prospectus, there is $200,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the Registration Rights Agreement (as defined herein), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

    Interest on the Exchange Notes will be payable semiannually on October 1 and April 1 of each year, commencing April 1, 1997. The Exchange Notes will mature on October 1, 2006. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on or after October 1, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to October 1, 1999, the Company may redeem up to 40% of the aggregate principal amount of the Exchange Notes originally issued with the net proceeds of one or more Equity Offerings (as defined), at 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED that at least $120 million aggregate principal amount of the Exchange Notes remains outstanding after such redemption. Upon a Change of Control (as defined), each holder of the Exchange Notes will be able to require the Company to purchase such holder's Exchange Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

    The Exchange Notes will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, including indebtedness under its Credit Facilities (as defined). At September 30, 1996, after giving effect to the Recapitalization, the Financings (as defined) (including the sale of the Old Notes) and the Etonic Acquisition (as defined), the Senior Indebtedness of the Company was approximately $483 million (including $57 million of bankers' acceptances) and the Company had additional availability of $142 million (reduced to reflect $82 million of outstanding letters of credit and bankers' acceptances) for borrowings under the Credit Facilities, all of which would be Senior Indebtedness, if borrowed. The Company is a holding company and, accordingly, the Old Notes are and the Exchange Notes also will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of September 30, 1996, after giving effect to the Recapitalization, the Financings and the Etonic Acquisition, the Company's subsidiaries had total liabilities of $678 million, including guarantees of indebtedness under the Credit Facilities. The Credit Facilities provide that certain change of control events with respect to the Company will constitute a default thereunder. In the event a Change of Control occurs and the Company fails to purchase tendered Exchange Notes, such failure would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the holders of the Exchange Notes.

    The Old Notes were issued and sold on September 30, 1996 in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such Exchange Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Securities and Exchange Commission ("Commission") would make a similar determination with respect to the Exchange Offer. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 120 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

    The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The certificates representing the Exchange Notes will be issued in fully registered form. The Exchange Notes will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee or participants therein.


    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The date of acceptance and exchange of the Old Notes (the "Exchange Date") will be the fourth business day following the Expiration Date (as defined herein). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer. The Exchange Offer
will expire 5:00 p.m., New York City Time, on              1997 (the "Expiration
Date"). The Company does not currently intend to extend the Expiration Date.

                       ----------------------------------


    SEE "RISK FACTORS," BEGINNING ON PAGE 18, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                            ------------------------

  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is             , 1997

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the web site (http://www.sec.gov.) maintained by the Commission and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

    The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon completion of the Exchange Offer, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file periodic reports and other information with the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of any material so filed can be obtained from the Public Reference Section of the Commission, upon payment of certain fees prescribed by the Commission. In addition, pursuant to the Indenture covering the Old Notes and the Exchange Notes, the Company has agreed to file with the Commission and provide to the Holders the annual reports and the information, documents and other reports otherwise required pursuant to
Section 13 of the Exchange Act. Such requirements may be satisfied through the filing and provision of such documents and reports which would otherwise be required pursuant to Section 13 in respect of the Company.

    UNTIL               , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED FINANCIAL AND OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. ALL REFERENCES TO THE "COMPANY" SHALL MEAN E&S HOLDINGS CORPORATION (TO BE RENAMED EVENFLO & SPALDING HOLDINGS CORPORATION) AND ITS CONSOLIDATED SUBSIDIARIES, THE TERM "SPALDING" REFERS TO THE COMPANY'S SPALDING SPORTS WORLDWIDE DIVISION AND THE TERM "EVENFLO" REFERS TO EVENFLO COMPANY, INC., A SUBSIDIARY OF SPALDING & EVENFLO COMPANIES, INC., A SUBSIDIARY OF THE COMPANY ("S&E"), UNLESS THE CONTEXT INDICATES OTHERWISE. ALL REFERENCES TO FISCAL YEAR IN THIS PROSPECTUS REFER TO THE FISCAL YEAR ENDING ON SEPTEMBER 30 OF EACH YEAR. FINANCIAL DATA PRESENTED ON A PRO FORMA BASIS REFLECTS THE ACQUISITION (THE "ETONIC ACQUISITION") BY THE COMPANY OF ETONIC, INC.'S GOLF LINES AND ATHLETIC SHOES ("ETONIC"). ALL REFERENCES TO MARKET SHARE AND DEMOGRAPHIC DATA IN THIS PROSPECTUS ARE BASED ON INDUSTRY PUBLICATIONS AND COMPANY DATA. AN INDEX OF DEFINED TERMS IS INCLUDED ON PAGE I-1 OF THIS PROSPECTUS.

                                  THE COMPANY

GENERAL


    The Company is a leading global marketer, manufacturer and licensor of branded consumer products serving the golf, sporting goods and infant and juvenile product markets. Spalding is one of the most recognized consumer product companies serving the sporting goods industry, and in 1995, sold more golf balls, basketballs and softballs than any other company in the U.S. Evenflo is the largest domestic manufacturer of juvenile car seats, juvenile stationary activity products and breastfeeding products and is widely recognized by new mothers for high quality, safety-tested infant and juvenile products. The Company markets its products in over 100 countries and had pro forma net sales of $732 million in fiscal 1996. The Company had a pro forma net loss of $7.4 million in fiscal 1996 and a historic net loss of $27.7 million.


    Spalding, with pro forma net sales of $495 million in fiscal 1996, is a leader in the $2.4 billion U.S. wholesale golf industry and in the $57 billion U.S. wholesale sporting goods industry, with some of the most widely recognized branded consumer product names such as SPALDING-REGISTERED TRADEMARK-, TOP-FLITE-REGISTERED TRADEMARK-, ETONIC-REGISTERED TRADEMARK- and DUDLEY-REGISTERED TRADEMARK- . Spalding's brand names are currently featured on over 2,000 products with an emphasis on three primary categories: (i) golf products, (ii) products for other sporting goods segments, such as basketball, diamond sports (baseball and softball), volleyball and soccer, and (iii) licensed athletic products, including apparel and footwear. To broaden Spalding's line of golf products, in July 1996 the Company acquired Etonic's line of golf accessories, including the second best selling golf shoe brand in the U.S., golf gloves and apparel. Spalding's pro forma international sales have grown to $153 million, or 31% of Spalding's pro forma net sales in fiscal 1996, due in large part to the popularity of golf, basketball and volleyball outside the United States.

    Evenflo, with net sales of $237 million in fiscal 1996, is a leader in the $1.9 billion U.S. market for juvenile and infant hardgood products, as well as a market leader in such products in several international markets. Evenflo, established in 1920, is one of the oldest and most recognized names in the infant and juvenile products industry, with a 97% brand awareness for infant feeding products among new mothers in the U.S. Evenflo brands, such as EVENFLO-REGISTERED TRADEMARK-, EXERSAUCER-REGISTERED TRADEMARK- and ON MY WAY-REGISTERED TRADEMARK- , currently appear on more than 400 products, with an emphasis on two principal categories: (i) juvenile furniture, which includes car seats, portable play yards, strollers, high chairs, cribs, activity products, carriers and mattresses and (ii) infant feeding, which includes reusable and disposable nurser systems, breastfeeding aids, oral development items, such as pacifiers, and other baby care accessories. Evenflo has capitalized in recent years on favorable demographic trends in the U.S. and abroad and from the adoption of mandatory automobile child restraint laws in certain international markets. Evenflo's international sales have grown to $39 million, or 16% of Evenflo's net sales, in fiscal 1996.

COMPETITIVE STRENGTHS

SPALDING

    LEADING MARKET SHARE IN KEY PRODUCT AREAS. In 1995, Spalding was the U.S. market share leader in golf balls (35% market share in units), basketballs (48% market share in net sales), and softballs (27% market share in net sales). In 1995, Spalding held the leading U.S. market share position in products that generated 60% of its pro forma net sales. Spalding sold over 25 million dozen golf balls in fiscal 1995, approximately 30% more (by units) than its nearest competitor. The Company believes that TOP-FLITE is the most played golf ball in the world. By leveraging its strong market position in core product lines, Spalding is able to increase net sales and profit margins by introducing new lines of related products, such as TOP-FLITE TOUR-REGISTERED TRADEMARK- golf clubs and TOP-FLITE STRATA TOUR-TM- golf balls, or line extensions in existing products, such as the ZK-COMPOSITE-REGISTERED TRADEMARK- basketballs and ZK-COMPOSITE-TM- volleyballs.

    STRONG BRAND IDENTITY. Spalding enjoys 91% brand awareness among sports participants in the U.S. due to its 120-year tradition of developing and manufacturing high quality sporting goods products. The Company believes that the NBA's exclusive endorsement of Spalding basketballs since 1983, along with the endorsement of Spalding products by professional athletes such as Lee Trevino, Mark O'Meara, Payne Stewart, Craig Stadler, D.A. Weibring, Bill Glasson, Hakeem Olajuwon, Shaquille O'Neal, Rebecca Lobo and Orel Hershiser, has contributed to Spalding's high level of domestic and international brand awareness and strong market positions. Spalding pursues domestic and international growth through new product introductions, line extensions and licensing arrangements under its well established brand names, including SPALDING, TOP-FLITE, ETONIC and DUDLEY. In addition, Spalding's strong brand identity in its key product areas increases licensing opportunities for apparel, footwear and other products. Sales of licensed Spalding products totaled approximately $344 million in fiscal 1996, up from approximately $241 million in fiscal 1992, a compound annual growth rate of 9%. Spalding realized royalty income from such licensed sales of $14 million in fiscal 1996.

    EMPHASIS ON PRODUCT DEVELOPMENT AND INNOVATION. In recent years, the Company has derived a significant percentage of its net sales from new product introductions and line extensions. For fiscal 1996, 33% of Spalding's net sales came from new products and line extensions introduced during fiscal 1996. Spalding currently holds more than 128 U.S. patents, 55 of them in golf ball technology alone. Spalding introduced the first dimpled golf ball in the U.S., invented the first two-piece golf ball, developed and patented the blended SURLYN-REGISTERED TRADEMARK- cut-resistant golf ball cover and in May 1996 introduced the TOP-FLITE STRATA TOUR, Spalding's latest product offering in the premium golf ball market. In addition, Spalding has recently introduced one of the first titanium irons in the market, and the popularity of Spalding's patented ZK-COMPOSITE materials for basketballs and volleyballs has contributed to Spalding's success in both of these markets.

    LOW COST PRODUCER. Spalding is the largest golf ball manufacturer in the U.S. and, as a result of its highly automated manufacturing process and focus on improving efficiency, believes it is one of the lowest cost golf ball producers in the world. Since 1992, Spalding has reduced costs per unit by 6%, reduced average per ball production time from eight days to less than 30 hours and increased its production capacity by approximately 45%, while improving product quality levels.

    QUALITY CUSTOMER SERVICE AND SUPPORT. Spalding believes that quality customer service is a critical factor for success in the branded consumer products market. Spalding has developed a highly integrated, on-line software system which allows Spalding to expedite order entry, respond rapidly to retail customer questions regarding product specifications and custom orders, and direct consumers to convenient retail locations that stock Spalding products. In response to the growing need to assist retailers with their efforts to improve purchasing efficiencies, Spalding offers customized computer-to-computer order entry, just-in-time inventory control and other specialized services.

EVENFLO

    STRONG MARKET SHARE IN KEY PRODUCT AREAS. In 1995, Evenflo was the U.S. market leader (by net sales) in juvenile car seats (35% market share), juvenile stationary activity products (in excess of 50% market share) and breastfeeding products (50% market share). In 1995, Evenflo held leading market share positions in products that generated over 55% of its net sales in such year. In 1995, Evenflo had one of the leading domestic market positions (by net sales) in play yards (27% market share) and reusable nursing systems (24% market share). Evenflo believes that its strong market shares are attributable to its design of safety-tested products that appeal to parents' desires for fashionable products that add convenience to the child care process. The breadth of Evenflo's product line permits it to compete effectively internationally, resulting in significant net sales in certain international markets.

    STRONG BRAND IDENTITY. With a strong brand awareness among new mothers in the U.S., Evenflo is one of the most widely recognized names in the infant and juvenile products industry. Evenflo believes that its long history of developing safety-tested, innovative products (Evenflo introduced the first nursing bottle system in 1935) is responsible for the high levels of brand loyalty achieved by its products. In addition, the strength of Evenflo products in the car seat and high chair markets which are "core" products (required products for most families with infants and juveniles) contributes to customers recognizing Evenflo as a brand name associated with high quality consumer products. Evenflo is able to introduce new lines and related products, such as Evenflo's car seat/stroller combination, or product innovations, such as the stationary EXERSAUCER, by leveraging its strong brand name awareness.

    EMPHASIS ON INNOVATION AND PRODUCT DEVELOPMENT. Evenflo has developed a number of innovative infant and juvenile products, including the first fully transparent baby bottle, the first decorated nurser, the first convertible car seat to pass applicable federal testing standards and the first juvenile stationary activity product. In 1994, Evenflo successfully introduced the stationary EXERSAUCER infant exerciser as a safer alternative to infant walkers. Evenflo's most recent car seat offering, the ON MY WAY introduced in 1994, with its ergonomically correct CARRY RIGHT-TM- handle, has gained a leading market share in the infant car seat segment. By designing a car seat that attaches to a stroller to form the new ON MY WAY TRAVEL SYSTEM-TM-, Evenflo has opened incremental growth opportunities in strollers. Each new product Evenflo develops is subjected to extensive evaluation to ensure it meets Evenflo's standards for quality and safety.

    QUALITY CUSTOMER SERVICE AND SUPPORT. Evenflo believes that effective customer service is essential to maintaining the brand loyalty of new parents, grandparents and other purchasers of infant and juvenile products. Evenflo has established toll free customer service numbers for consumers with questions relating to Evenflo products. Like Spalding, Evenflo offers customized computer-to-computer order entry, just-in-time inventory control and other specialized services to its customers.

BUSINESS STRATEGY

    The Company's objective is to be a leading worldwide marketer, manufacturer and licensor of branded consumer products. The Company intends to achieve this objective by growing sales, both in the U.S. and abroad, continuing to introduce high quality, innovative products, supporting the sale of those products with excellent customer service and by making selective acquisitions.

SPALDING

    Spalding's objective is to be a leading worldwide supplier of high quality sporting goods products serving the needs of sports participants of all skill levels. Spalding seeks to achieve this objective through the following strategies:

    INCREASE MARKET SHARE IN GOLF PRODUCTS. Spalding intends to increase market share in each golf product market segment, particularly the premium golf market, by pursuing the following strategies:

    - INTRODUCING FREQUENT IMPROVEMENTS IN GOLF BALL TECHNOLOGY. Spalding's introduction of the TOP-FLITE STRATA TOUR golf ball marks the fourth consecutive year in which Spalding has introduced a new line of advanced performance golf balls. With its patented multi-layer core and ZS BALATA-TM- cover, the TOP-FLITE STRATA TOUR outperforms other premium grade golf balls in distance and spin comparisons. The TOP-FLITE STRATA TOUR has been one of the most successful product launches in the Company's history and has increased Spalding's sales through the attractive on-course pro shop channel. Through the introduction of the TOP-FLITE STRATA TOUR, along with further enhancements to Spalding's high volume TOP-FLITE XL-TM- and TOP-FLITE MAGNA-REGISTERED TRADEMARK- brands, Spalding intends to expand its presence in the premium golf ball market while maintaining its unit leadership in the mid-priced golf ball market.

    - INCREASING SALES OF PREMIUM GOLF CLUBS. Spalding entered the premium golf club market in 1994 to capitalize on the strength of the TOP-FLITE name and establish TOP-FLITE as a major brand in the $1.2 billion U.S. wholesale golf club market, which is highly fragmented and has grown 13% annually over the past five years. Since the beginning of the 1996 golf season, TOP-FLITE TOUR irons have been one of the most played irons on the PGA Senior Tour. In addition, Spalding's U.S. premium golf club sales have increased to $21 million in fiscal 1996 from $10 million for fiscal 1995. Spalding recently introduced its first titanium TOP-FLITE TOUR irons and its new MUSCLE-TM- graphite shaft which further improves the Company's position in the premium golf club market.

    - EXPANDING AND UPGRADING ITS LINE OF GOLF ACCESSORIES.   The acquisition of
      Etonic, the second best selling golf shoe brand in the U.S., extends the Company's golf franchise to golf shoes and gloves, as well as enhances the Company's distribution into on-course golf pro shops and high-end golf retailers. Etonic currently offers over 70 styles of golf shoes which are endorsed by several of the leading PGA tour professionals, including Phil Mickelson. The Company intends to capitalize on the acquisition of Etonic by introducing new shoe and glove products which complement the TOP-FLITE line of equipment and accessories.

    CONTINUE NEW SPORTING GOODS PRODUCT INNOVATIONS AND INTRODUCTIONS. Spalding intends to expand on its leading market share in golf balls, basketballs and softballs by continuing to develop new products in related categories. Spalding will continue to introduce high end, innovative products for its sporting goods segment, such as a new dimpled softball, a "soft-touch" volleyball and premium soccer balls. Spalding also intends to continue developing new high performance products for the increasing number of women participating in competitive sports and the growing international market for sporting goods. In addition, Spalding intends to utilize its Warner Bros. license for LOONEY
TUNES-REGISTERED TRADEMARK- to become a leader in the growing licensed character segment of the athletic products industry.

    GROW INTERNATIONAL SALES. Although Spalding already markets its products in over 95 countries, management believes that significant additional opportunities exist to increase international sales, especially in Latin America, China and other nations in Southeast Asia. In addition to new geographic opportunities, Spalding believes that significant international opportunities are available for growth from both existing product lines as well as new product introductions due to the growing international popularity of golf, basketball and volleyball. Spalding believes that its brand name recognition in the U.S., coupled with important product endorsements, particularly the NBA and touring golf professionals, will allow Spalding to continue to expand in international markets.

    SELECTIVELY EXPAND LICENSING PROGRAM. Spalding intends to selectively expand its brand name to additional product categories and new markets, particularly outside the U.S. Spalding is currently one of the world's leading sports brand licensors with over 100 worldwide licenses. The SPALDING and TOP-FLITE brand names are licensed in over 45 product categories, including the Hakeem Olajuwon shoe line by Mercury International Trading Corp., one of the largest shoe manufacturers in the world, and an apparel line by Mitsubishi Corporation in Japan. Spalding also recently entered into a 15-year exclusive U.S. licensing agreement with the Sara Lee Corporation, one of the largest apparel manufacturers in the U.S. and the maker of Champion-Registered Trademark-, Coach-Registered Trademark-,
Hanes-Registered Trademark- and L'eggs-Registered Trademark- products, for apparel products in the mid-price range.

EVENFLO

    Evenflo's objective is to be a worldwide leader in serving the infant and juvenile hardgoods products markets with high quality products and excellence in customer service. Evenflo seeks to achieve this objective by pursuing the following strategies:

    INCREASE MARKET SHARE THROUGH NEW PRODUCT INNOVATIONS. Evenflo expects to introduce numerous new products in its juvenile furniture and infant feeding markets in the next twelve months. Evenflo is the leading seller of infant and juvenile car seats in the U.S. and will seek to increase its market share with the 1996 launch of the MEDALLION-TM-, a high-end convertible (infant to toddler) car seat. Evenflo intends to use its recent success with the ON MY WAY TRAVEL SYSTEM, a combination car seat and stroller system, to increase sales of strollers. Evenflo intends to introduce additional products similar to its multi-functional PHASES-TM- high chair, which was introduced in late 1995. The success of the PHASES high chair has increased Evenflo's share (in net sales) of the U.S. high chair market from approximately 5% in 1994 to 13% for the six months ended June 30, 1996.

    GROW INTERNATIONAL SALES. Evenflo's international sales have grown at a compound annual rate of more than 8% from fiscal 1992 to fiscal 1996. Evenflo intends to continue to increase sales in international markets, which are highly fragmented with many competitors that generally do not have the brand name, breadth of product offerings or economies of scale possessed by Evenflo. In addition, Evenflo expects that its strength in car seats will be an advantage in certain foreign markets such as Korea and Singapore which have recently enacted mandatory automobile child restraint laws. To effectively compete in international markets, Evenflo develops products, packaging and marketing strategies specific to targeted markets in conjunction with key foreign distributors.

    SELECTIVELY EXPAND LICENSED PRODUCT OFFERING. Evenflo anticipates that sales of products featuring popular, licensed cartoon characters will provide increased revenue opportunities as consumers purchase additional products based upon the appeal of the licensed character. Evenflo has been a licensee of DISNEY BABIES-REGISTERED TRADEMARK- for feeding products since 1985. In addition, Evenflo introduced a number of new products featuring licensed characters, such as PETER RABBIT & FRIENDS-REGISTERED TRADEMARK-, PADDINGTON
BEAR-REGISTERED TRADEMARK- and PRECIOUS MOMENTS-REGISTERED TRADEMARK- during fiscal 1996. Evenflo is evaluating other licensed characters for use with both its furniture and feeding product lines.

ETONIC ACQUISITION

    In July 1996, the Company completed the Etonic Acquisition. Etonic manufactures and/or markets golf shoes, gloves and other golf accessories, as well as an established line of running and walking shoes. The Etonic Acquisition reflects Spalding's strategy to expand and upgrade its line of golf products. The Etonic golf shoe, which is the second best selling golf shoe in the U.S. with an 18% market share (in net sales) in 1995, increases Spalding's presence in pro shops and other high-end golf distribution channels. To complete the Etonic Acquisition, the Company issued notes in the aggregate principal amount of $54 million to the seller of Etonic (the "Etonic Notes") which were paid at the closing of the Recapitalization. For the nine months ended June 30, 1996, Etonic had net sales of $43 million.

THE RECAPITALIZATION AND THE FINANCINGS


    GENERAL. On August 15, 1996, Strata Associates L.P. ("Strata"), an entity organized by Kohlberg Kravis Roberts & Co., L.P. ("KKR"), and Abarco N.V., the prior parent of the Company ("Abarco"), entered into the Recapitalization and Stock Purchase Agreement (the "Recapitalization Agreement") pursuant to which Strata acquired control of the Company. In connection with the Recapitalization Agreement, Strata acquired newly issued shares of Common Stock for $221 million (the "Equity Investment"). The Company used the proceeds from the Equity Investment, together with approximately $776 million of aggregate proceeds from certain financings described below (the "Financings"), to (i) redeem a portion of the Common Stock held by Abarco for $582 million, of which $524 million was paid in cash (the remaining consideration was paid by distribution of the Company's investments in an affiliate promissory note and in the common stock and note receivable of a real estate subsidiary of the Company); (ii) repay approximately $368 million in existing indebtedness, including the Etonic Notes;
(iii) redeem for approximately $28 million all of the shares of S&E not owned by the Company from certain members of management of S&E who held such shares under S&E's 1994 Management Stock Ownership Plan; (iv) pay an estimated $31 million in transaction fees and expenses, (v) purchase certain non-U.S. trademarks and assignment rights from an affiliate of Abarco for $5 million; (vi) pay a transaction bonus of $5 million to certain members of management of S&E and
(vii) provide working capital of approximately $45 million, of which $26 million was used to repay bank debt the following day. Immediately after the closing of the Recapitalization, (the "Closing"), Strata owned approximately 88.4% of the Common Stock and Abarco retained approximately 11.6% of the Common Stock.


    The Financings included (i) a $650 million credit facility comprised of a $400 million term loan facility (the "Term Loan Facility") and a $250 million revolving credit facility (the "Revolving Credit Facility"; together with the Term Loan Facility, the "Credit Facilities"), of which $426 million was drawn at the

Closing, (ii) $200 million of the Notes and (iii) the Equity Investment. In addition, as part of the Financings, the Company issued and sold 1,500,000 shares of 12 1/2% Preferred Stock (the "Preferred Stock") with an aggregate liquidation preference of $150 million (the "Preferred Stock Offering") to Strata, 1,000,000 shares of which were sold at the closing of the Recapitalization and 500,000 shares of which were sold immediately thereafter. The proceeds of the sale of the shares of Preferred Stock sold immediately after the Recapitalization were used by the Company to repay all borrowings under its Revolving Credit Facility incurred at the closing of the Recapitalization and the remainder will be used for general corporate purposes.

    The sources and uses of the funds for the Recapitalization and the related transactions were as follows (dollars in millions):

SOURCES OF FUNDS
  Term Loan and Revolving Credit Facilities......................................  $     426
  Old Notes......................................................................        200
  Preferred Stock Offering.......................................................        150(1)
  Equity Investment..............................................................        221
  Repayment of management notes in connection with purchase of S&E stock.........          7
  Company cash balances..........................................................          2
                                                                                   ---------
      Total......................................................................  $   1,006
                                                                                   ---------
                                                                                   ---------
USES OF FUNDS
  Redemption of Abarco Common Stock..............................................  $     524
  Refinancing of existing debt...................................................        368
  Redemption of S&E shares owned by management of S&E............................         28
  Estimated transaction fees and expenses........................................         31
  Transaction bonus..............................................................          5
  Acquisition of non-U.S. trademarks.............................................          5
  Working capital................................................................         45
                                                                                   ---------
      Total......................................................................  $   1,006
                                                                                   ---------
                                                                                   ---------

------------------------

(1) Of the $150 million of gross proceeds from the Preferred Stock Offering, $100 million were received from the 1,000,000 shares of Preferred Stock issued and sold by the Company to Strata at Closing and $50 million were received from the 500,000 shares of Preferred Stock issued and sold by the Company to Strata immediately following the Closing. At Closing, the Company borrowed $26 million under the Revolving Credit Facility and applied $2 million of cash balances to complete the Recapitalization. The borrowings under the Revolving Credit Facility were repaid the following day after receipt by the Company of the proceeds from the sale of $50 million liquidation preference of Preferred Stock.


    BENEFITS RECEIVED IN THE RECAPITALIZATION. In connection with the Recapitalization, the Company redeemed Common Stock owned beneficially by Abarco, which is owned by trusts for the benefit of the families of Gustavo Cisneros (a director of the Company) and Ricardo Cisneros (a former director of the Company), for aggregate consideration of $582 million, of which $524 million was paid in cash (the remaining consideration was paid by distribution of the Company's investments in an affiliate promissory note and in the common stock and note receivable of a real estate subsidiary of the Company). In addition, the Company redeemed shares of S&E owned by officers of S&E through a management stock plan that was terminated upon Closing for aggregate consideration of $28 million. Such officers financed in part their purchase of S&E shares by providing promissory notes to the order of S&E and, in connection with the Closing, such officers repaid in full such notes for approximately $7 million. The executive officers of the Company and certain other officers and key employees of the Company and its subsidiaries received a bonus payment of $5 million in connection with the Recapitalization. See "Management--Summary Compensation Table for 1996." KKR, an affiliate of Strata, received a fee of $12 million for negotiating the Recapitalization and arranging the financing therefor. KKR has agreed to render management, consulting and financial services to the Company for an initial annual fee of $1 million. On September 30, 1996, as part of the Recapitalization, the Company purchased non-U.S. trademarks and assignment rights owned by Sahara Corp. Ltd., an affiliate of Abarco, for $5.1 million.

                               THE EXCHANGE OFFER


The Exchange Offer................  The Company is offering to exchange pursuant to the
                                    Exchange Offer up to $200,000,000 aggregate principal
                                    amount of its new 10 3/8% Series B Senior Subordinated
                                    Notes due 2006 (the "Exchange Notes") for a like
                                    aggregate principal amount of its outstanding 10 3/8%
                                    Senior Subordinated Notes due 2006 (the "Old Notes").
                                    The terms of the Exchange Notes are identical in all
                                    material respects (including principal amount, interest
                                    rate and maturity) to the terms of the Old Notes for
                                    which they may be exchanged pursuant to the Exchange
                                    Offer, except that the Exchange Notes are freely
                                    transferrable by holders thereof (other than as provided
                                    herein), and are not subject to any covenant regarding
                                    registration under the Securities Act. See "The Exchange
                                    Offer."

Interest Payments.................  Interest on the Exchange Notes shall accrue from the last Interest Payment Date (October 1 or April 1) on
                                    which interest was paid on the Notes so surrendered or,
                                    if no interest has been paid on such Notes, from
                                    September 30, 1996.

Minimum Condition.................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered
                                    for exchange.

Expiration Date; Withdrawal of
  Tender..........................  The Exchange Offer will expire 5:00 p.m., New York City
                                    time, on           , 1997 (the "Expiration Date"). The
                                    Company does not currently intend to extend the
                                    Expiration Date. Tenders may be withdrawn at any time
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. See "The Exchange Offer-- Withdrawal of
                                    Rights."

Exchange Date.....................  The date of acceptance for exchange of the Old Notes will be the fourth business day following the Expiration
                                    Date.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The
                                    Company currently expects that each of the conditions
                                    will be satisfied and that no waivers will be necessary.
                                    See "The Exchange Offer--Certain Conditions to the
                                    Exchange Offer." The Company reserves the right to
                                    terminate or amend the Exchange Offer at any time prior
                                    to the Expiration Date upon the occurrence of any such
                                    condition.

Procedures for Tendering
  Old Notes.......................  Each holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or such
                                    facsimile, together with the Old Notes and any other
                                    required documentation to the Exchange Agent (as defined
                                    herein) at the address set forth herein. See "The

                                    Exchange Offer--Procedures for Tendering Old Notes" and
                                    "Plan of Distribution."

Use of Proceeds...................  There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

Federal Income Tax Consequences...  The exchange of Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax
                                    purposes. See "Certain U.S. Federal Income Tax
                                    Consequences."

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender should
                                    contact such registered holder promptly and instruct
                                    such registered holder to tender on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such beneficial owner's own behalf, such
                                    beneficial owner must, prior to completing and executing
                                    the Letter of Transmittal and delivering the Old Notes,
                                    either make appropriate arrangements to register
                                    ownership of the Old Notes in such beneficial owner's
                                    name or obtain a properly completed bond power from the
                                    registered holder. The transfer of registered ownership
                                    may take considerable time. See "The Exchange
                                    Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not entirely available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent prior to the
                                    Expiration Date must tender their Old Notes according to
                                    the guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes and
  Delivery of Exchange Notes......  The Company will accept for exchange any and all Old
                                    Notes which are properly tendered in the Exchange Offer
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. The Exchange Notes issued pursuant to
                                    the Exchange Offer will be delivered promptly following
                                    the Expiration Date. See "The Exchange Offer--Procedures
                                    for Tendering Old Notes."

Effect on Holders of Old Notes....  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to
                                    the terms of, this Exchange Offer, the Company will have
                                    fulfilled a covenant contained in the Registration
                                    Rights Agreement (the "Registration Rights Agreement")
                                    dated September 30, 1996 among the Company, Merrill
                                    Lynch & Co., NationsBanc Capital Markets, Inc., BA
                                    Securities, Inc. and BT Securities Corporation (the
                                    "Initial Purchasers") and, accordingly, there will be no
                                    increase in the interest rate on the Old Notes pursuant
                                    to the terms of the Registration Rights Agreement, and
                                    the holders of the Old Notes will have no further
                                    registration or other rights under the Registration
                                    Rights Agreement. Holders of the Old

                                    Notes who do not tender their Old Notes in the Exchange
                                    Offer will continue to hold such Old Notes and will be
                                    entitled to all the rights and limitations applicable
                                    thereto under the Indenture between the Company and
                                    Marine Midland Bank relating to the Old Notes and the
                                    Exchange Notes (the "Indenture"), except for any such
                                    rights under the Registration Rights Agreement that by
                                    their terms terminate or cease to have further
                                    effectiveness as a result of the making of, and the
                                    acceptance for exchange of all validly tendered Old
                                    Notes pursuant to, the Exchange Offer. All untendered
                                    Old Notes will continue to be subject to the
                                    restrictions on transfer provided for in the Old Notes
                                    and in the Indenture. To the extent that Old Notes are
                                    tendered and accepted in the Exchange Offer, the trading
                                    market for untendered Old Notes could be adversely
                                    affected.

Consequence of Failure to
  Exchange........................  Holders of Old Notes who do not exchange their Notes for
                                    Exchange Notes pursuant to the Exchange Offer will
                                    continue to be subject to the restrictions on transfer
                                    of such Old Notes as set forth in the legend thereon as
                                    a consequence of the offer or sale of the Old Notes
                                    pursuant to an exemption from, or in a transaction not
                                    subject to, the registration requirements of the
                                    Securities Act and applicable state securities laws. In
                                    general, the Old Notes may not be offered or sold,
                                    unless registered under the Securities Act, except
                                    pursuant to an exemption from, or in a transaction not
                                    subject to, the Securities Act and applicable state
                                    securities laws. The Company does not currently
                                    anticipate that it will register the Old Notes under the
                                    Securities Act.

Exchange Agent....................  Marine Midland Bank is serving as exchange agent (the
                                    "Exchange Agent") in connection with the Exchange Offer.
                                    See "The Exchange Offer--Exchange Agent."

                                TERMS OF THE EXCHANGE NOTES

Securities Offered................  $200,000,000 principal amount of 10 3/8% Series B Senior
                                    Subordinated Notes due 2006.

Maturity Date.....................  October 1, 2006.

Interest Payment Dates............  October 1 and April 1 of each year, commencing April 1,
                                    1997.

Optional Redemption...............  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time or from
                                    time to time, on or after October 1, 2001, at the
                                    redemption prices set forth herein, together with
                                    accrued and unpaid interest, if any, to the date of
                                    redemption. In addition, at any time on or prior to
                                    October 1, 1999, the Company may redeem up to 40% of the
                                    aggregate principal amount of the Exchange Notes
                                    originally issued with the net proceeds of one or more
                                    Equity Offerings (as defined), at a redemption price
                                    equal to 110% of the principal amount thereof, plus
                                    accrued and unpaid interest, if any, to the date of
                                    redemption; PROVIDED that at least $120 million
                                    aggregate

                                    principal amount of the Exchange Notes remains
                                    outstanding after such redemption. See "Description of
                                    the Exchange Notes--Optional Redemption."

Change of Control.................  Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to
                                    purchase all or any portion of such holder's Exchange
                                    Notes at a purchase price equal to 101% of the principal
                                    amount thereof, together with accrued and unpaid
                                    interest, if any, to the date of purchase. The Company's
                                    obligaiton to offer to purchase the Exchange Notes in
                                    the event of a Change of Control may be modified or
                                    conditioned in a manner that negates the protections
                                    provided by the Change of Control repurchase provision
                                    with the consent of the Holders of a majority in
                                    principal amount of the outstanding Exchange Notes. The
                                    Company's failure to comply with the provisions relating
                                    to a Change of Control Offer will result in an Event of
                                    Default if such non-compliance continues for a 30 day
                                    period after receipt of written notice given by the
                                    Trustee or the Holders of at least 30% in principal
                                    amount of the Exchange Notes. See "Description of the
                                    Exchange Notes-- Repurchase at the Option of
                                    Holders--Change of Control." and "--Amendment,
                                    Supplement and Waiver."

Ranking...........................  The Exchange Notes will be unsecured senior subordinated obligations of the Company and, as such, will be
                                    subordinated to all existing and future Senior
                                    Indebtedness (as defined) of the Company, including
                                    indebtedness under the Credit Facilities. By reason of
                                    such subordination, holders of Senior Indebtedness must
                                    be paid in full before holders of the Exchange Notes may
                                    be paid in the event of a liquidation, dissolution or
                                    other winding up of the Company, whether voluntary or
                                    involuntary and whether or not involving insolvency or
                                    bankruptcy. At September 30, 1996, after giving effect
                                    to the Recapitalization, the Financings and the
                                    application of the net proceeds therefrom and the Etonic
                                    Acquisition, the Company had approximately $483 million
                                    (including $57 million of bankers' acceptances) of
                                    Senior Indebtedness outstanding and the Company had
                                    additional availability of $142 million (reduced to
                                    reflect $82 million of outstanding letters of credit and
                                    bankers' acceptances) for borrowings under the Credit
                                    Facilities, all of which would be Senior Indebtedness,
                                    if borrowed. Additional Senior Indebtedness may be
                                    incurred by the Company from time to time, subject to
                                    certain restrictions. See "Description of the Exchange
                                    Notes--Subordination."

                                    The Company is a holding company and, accordingly, the
                                    Exchange Notes also will be effectively subordinated to
                                    all existing and future liabilities of the Company's
                                    subsidiaries. At September 30, 1996, after giving effect
                                    to the Recapitalization, the Financings and the
                                    application of the net proceeds therefrom and the Etonic
                                    Acquisition, the Company's subsidiaries had total
                                    liabilities (including accrued expenses ($58

                                    million) and trade payables and bankers' acceptances
                                    ($142 million)) of $678 million, including guarantees of
                                    indebtedness under the Credit Facilities.

Certain Covenants.................  The indenture relating to the Old Notes and the Exchange
                                    Notes (the "Indenture") contains covenants, including,
                                    but not limited to, covenants with respect to the
                                    following matters: (i) restricted payments; (ii)
                                    limitation on incurrence of indebtedness and issuance of
                                    disqualified stock; (iii) liens; (iv) merger,
                                    consolidation, or sale of all or substantially all
                                    assets; (v) limitation on transactions with affiliates;
                                    (vi) dividends and other payment restrictions affecting
                                    subsidiaries; (vii) limitation of guarantees of
                                    Indebtedness by Restricted Subsidiaries; (viii)
                                    limitations on other senior subordinated indebtedness
                                    and (ix) asset sales. See "Description of the Exchange
                                    Notes."

Limitations on Repurchase.........  Under the Credit Facilities, unless the consent of the lenders thereunder is obtained, the Company is
                                    prohibited from repurchasing Exchange Notes in a Change
                                    of Control Offer or Asset Sale Offer (each as defined),
                                    except with the proceeds of one or more Equity
                                    Offerings, a portion of excess cash flow and other
                                    amounts not applied to repay borrowings under the Term
                                    Loan Facility. The Credit Facilities also provide that
                                    events that would constitute a change of control under
                                    the Credit Facilities would constitute a default
                                    thereunder. A default under the Credit Facilities would
                                    result in an Event of Default under the Indenture if the
                                    lenders under the Credit Facilities accelerated their
                                    loans. In the event a Change of Control Offer or Asset
                                    Sale Offer is required at a time when the Company is
                                    prohibited from purchasing the Exchange Notes, the
                                    Company could seek the consent of its lenders to the
                                    purchase of the Exchange Notes or could attempt to
                                    refinance the borrowings that contain such prohibition.
                                    If the Company does not obtain such a consent or repay
                                    such borrowings, the Company will remain prohibited from
                                    purchasing the Exchange Notes. In such case, the
                                    Company's failure to purchase tendered Exchange Notes
                                    would constitute an Event of Default under the
                                    Indenture, which would result in an event of default
                                    under the Credit Facilities. If as a result thereof, a
                                    default occurs with respect to any Senior Indebtedness,
                                    the subordination provisions in the Indenture would
                                    likely restrict payments to the holders of the Exchange
                                    Notes. There could be no assurance that the Company
                                    would have the financial resources to repurchase the
                                    Notes in a Change of Control Offer or Asset Sale Offer.
                                    See "Description of the Exchange Notes--Events of
                                    Defaults and Remedies."

Subordination.....................  The Company may not make payments in respect of the
                                    Exchange Notes (except from trusts established to
                                    defease the Exchange Notes) if (i) a payment default
                                    exists with respect to Designated Senior Indebtedness
                                    (as defined) beyond any applicable period of grace or
                                    (ii) any non-payment default occurs and is continuing
                                    with respect to Designated Senior

                                    Indebtedness and the Trustee receives a notice of such
                                    default. Payments will be resumed (a) in the case of a
                                    payment default, upon the date on which such default is
                                    cured or waived or ceases to exist and (b) in case of a
                                    non-payment default, the earlier of (x) the date on
                                    which such non-payment default is cured or waived, (y)
                                    179 days after the Trustee receives notice of such
                                    default or (z) the date such blockage is terminated by
                                    the requisite holders of such Designated Senior
                                    Indebtedness.

Acceleration of Maturity..........  If an Event of Default occurs and is continuing (other than by reason of certain bankruptcy or insolvency
                                    events), the Trustee or the Holders of at least 30% in
                                    principal amount of the outstanding Notes may declare
                                    the principal (and premium, if any), interest and any
                                    other monetary obligations on all the then outstanding
                                    Notes to be due and payable immediately, by a notice in
                                    writing to the Company (and to the Trustee if given by
                                    Holders); provided, however, that so long as any
                                    Indebtedness permitted to be incurred pursuant to the
                                    Credit Facilities shall be outstanding, such
                                    acceleration shall not be effective until the earlier of
                                    (i) acceleration of any such Indebtedness under the
                                    Credit Facilities or (ii) five Business Days after the
                                    giving of written notice to the Company and the Bank
                                    Agent (defined as the administrative agent under the
                                    Credit Facilities) by the Trustee or Holders of at least
                                    30% in principal amount of the outstanding Notes of such
                                    acceleration. Unless the events specified in either
                                    clause (i) or (ii) occurs or a bankruptcy or insolvency
                                    event occurs which results in automatic acceleration of
                                    the Notes, the Notes will not be accelerated regardless
                                    of the passage of time if Indebtedness remains
                                    outstanding under the Credit Facilities.

Absence of Market.................  The Exchange Notes are new securities for which there is currently no established market. Accordingly, there can
                                    be no assurance as to the development or liquidity of
                                    any market for the Exchange Notes. The Company does not
                                    intend to apply for a listing on a securities exchange
                                    of the Exchange Notes.


                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by Holders of the Old Notes prior to tendering Old Notes in the Exchange Offer.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table sets forth certain summary historical and pro forma consolidated financial data of the Company. The historical consolidated Operating Statement Data of the Company for the three fiscal years ended September 30, 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The historical consolidated Operating Statement Data of the Company for the two fiscal years ended September 30, 1993 have been derived from audited consolidated financial statements of the Company but which are not contained herein. The pro forma consolidated financial data have been derived from the Pro Forma Financial Statement (as defined) and the related notes thereto included elsewhere herein. The pro forma operating statement data for the period presented gives effect to the Recapitalization, the Financings, the Etonic Acquisition and the related transactions as if such transactions were consummated on October 1, 1995 for the year ended September 30, 1996. See "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Condensed Consolidated Financial Statement" and the historical consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                               FISCAL YEAR ENDED SEPTEMBER 30,
                                                             --------------------------------------------------------------------
                                                                                                                    PRO FORMA(1)
                                                               1992       1993       1994       1995       1996         1996
                                                             ---------  ---------  ---------  ---------  ---------  -------------
                                                                                    (DOLLARS IN THOUSANDS)

OPERATING STATEMENT DATA
Spalding net sales.........................................  $ 353,262  $ 378,010  $ 411,574  $ 424,118  $ 451,915    $ 494,857
Evenflo net sales..........................................    158,312    158,234    171,533    210,039    237,165      237,165
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Total net sales............................................    511,574    536,244    583,107    634,157    689,080      732,022
Cost of sales (2)..........................................    325,337    342,276    370,328    407,334    452,037      482,397
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Gross profit...............................................    186,237    193,968    212,779    226,823    237,043      249,625
Selling, general and administrative expenses (3)...........    147,533    150,106    178,678    177,913    196,741      209,583
Royalty income, net........................................     (7,534)    (9,328)   (12,789)   (13,514)   (14,339)     (15,582)
Management Stock Ownership Plan expense (4)................          0          0          0      1,130     20,828        4,045
Recapitalization costs (5).................................          0          0          0          0      7,700            0
Patent infringement settlement income (6)..................     (2,300)         0          0          0          0            0
Litigation settlement expense (6)..........................          0          0          0      2,400          0            0
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Income from operations.....................................     48,538     53,190     46,890     58,894     26,113       51,579
Interest expense, net (7)..................................     11,848      8,913     17,073     38,108     37,718       66,460
Currency loss (gain), net (8)..............................        849      2,238       (144)       381        775          775
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Earnings (loss) before income taxes........................     35,841     42,039     29,961     20,405    (12,380)     (15,656)
Income taxes...............................................     14,330     18,000     11,938      8,683      9,300          200
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Earnings (loss) before minority interest, extraordinary
  loss and cumulative effect of accounting changes.........  $  21,511  $  24,039  $  18,023  $  11,722  $ (21,680)   $ (15,856)
                                                             ---------  ---------  ---------  ---------  ---------  -------------
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Net earnings (loss)(9).....................................  $  21,511  $  14,419  $  18,023  $  10,998  $ (27,667)   $ (15.856)
                                                             ---------  ---------  ---------  ---------  ---------  -------------
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Pro forma net earnings (loss) for common shareholders
  (10).....................................................                                                           $ (35,503)
                                                                                                                    -------------
                                                                                                                    -------------
OTHER DATA (11)
Spalding EBITDA (12).......................................  $  54,188  $  57,981  $  62,966  $  70,957  $  63,692    $  65,724
Evenflo EBITDA (13)........................................     19,568     14,349     15,075     17,170     23,525       23,525
Corporate EBITDA (14)......................................     (6,572)    (1,908)   (10,577)   (11,327)   (41,552)     (17,069)
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Total EBITDA...............................................  $  67,184  $  70,422  $  67,464  $  76,800  $  45,665    $  72,180
                                                             ---------  ---------  ---------  ---------  ---------  -------------
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Statements of cash flow:
  Operating activities.....................................  $  19,604  $  43,263  $  35,641  $  16,610  $  32,024
  Investing activities.....................................    (11,880)   (25,348)   (27,359)   (15,381)   (24,681)
  Financing activities.....................................    (34,141)   (17,980)    (7,190)    15,917     41,851
Depreciation and amortization..............................     19,495     19,470     20,430     18,287     20,327    $  21,376
Capital expenditures.......................................     11,880     25,348     19,109     15,381     19,546       19,546
Ratio of earnings to fixed charges (15)(16)................       3.67x      5.08x      2.61x      1.51x    --           --
Ratio of earnings to combined fixed charges and preferred
  stock dividends (15)(17).................................                                                              --


                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                                                                      AS OF
                                                                                                SEPTEMBER 30, 1996
                                                                                                ------------------
                                                                                                    HISTORICAL
                                                                                                ------------------

BALANCE SHEET DATA
Working capital...............................................................................      $  169,551
Total assets..................................................................................         689,906
Long-term debt (net of current portion).......................................................         625,800
Preferred Stock...............................................................................         150,000
Shareholders' equity (deficiency).............................................................        (349,451)

------------------------

 (1) Pro forma selling, general and administrative expenses, Management Stock Ownership Plan expense, and Recapitalization costs have been adjusted to eliminate the portion of S&E's Management Stock Ownership Plan incremental to the Recapitalization, which plan will no longer exist after the Recapitalization, as well as certain nonrecurring costs incurred in connection with the Recapitalization and the Etonic Acquisition. See "Pro Forma Condensed Consolidated Financial Statement." See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to the "Pro Forma Condensed Consolidated Financial Statement."

 (2) Included in cost of sales are unusual charges of (i) $3.1 million in 1992 for the relocation of Evenflo infant feeding facilities; (ii) $3.8 million in 1993 for the conversion of two Evenflo manufacturing facilities to distribution centers and for the closure of two Spalding softball manufacturing facilities and; (iii) $1.6 million in 1996 as a result of expensing the increase to fair value of the Etonic inventories as of the date of the Etonic Acquisition.
 (3) In fiscal 1996, selling, general and administrative expenses included the following items: (i) $5.4 million in transaction bonus payments arising in connection with the Recapitalization; (ii) $5.6 million of expenses related to the completion of the Etonic Acquisition and consolidating the operations of Etonic with those of Spalding; (iii) $2.8 million of expenses incurred by the Company on behalf of its former parent, (iv) $2.3 million of accounts receivable charge-offs, as a result of the bankruptcy of two of its customers; (v) $1.3 million of costs to consolidate Evenflo's feeding and furniture operations, which were separately managed, into one entity; and
    (vi) $0.3 million of costs related to the relocation of the corporate office.

 (4) Represents $20.8 million of compensation expense related to the increase in the value of common stock of S&E held by certain members of senior management through the S&E Management Stock Ownership Plan and to the settlement of the 1994 Plan in the Recapitalization.

 (5) Represents $7.7 million of non-capitalized expenses, such as legal, printing costs, and other professional fees and costs incurred in connection with the Recapitalization.
 (6) In 1992 the Company received $2.3 million from the settlements of patent infringement suits. In 1995 the Company settled an indemnification dispute involving an environmental matter of a former operation for $2.4 million.
 (7) Pro forma net interest expense in fiscal 1996 includes amortization of deferred financing costs of $4.6 million.
 (8) Net currency losses in fiscal 1993 of $2.2 million were primarily the result of losses from hedging activities, principally in Japan.

 (9) Net earnings (loss) includes: (i) minority interest in net earnings of consolidated subsidiary of $0.7 million, for the fiscal year ended September 30, 1995; (ii) extraordinary loss of $6.0 million on an after-tax basis from the write-off of deferred financing costs relating to the early extinguishment of debt for the fiscal year ended September 30, 1996; and
    (iii) effective October 1, 1992, the Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109 "Accounting for Income Taxes." As of October 1, 1992, the Company recorded one-time charges against earnings in the form of cumulative effects of accounting changes of $4.8 million on an after-tax basis with respect to SFAS 106 and $4.8 million with respect to SFAS 109.

(10) Represents pro forma net earnings after reduction for preferred stock dividend requirements and related accretion.

(11) "EBITDA" represents earnings (loss) before interest expense, income taxes, depreciation and amortization, and excludes minority interest, extraordinary loss and cumulative effect of accounting changes. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA is included in this Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to similar measures.


(12) Spalding's historical EBITDA for 1996 has not been adjusted for approximately $7.2 million of unusual items and does not include the pro forma effects of Etonic's EBITDA of $2.0 million for the first nine months of fiscal 1996. These unusual items included (i) a $1.6 million increase in cost of sales resulting from the sale, in the ordinary course of business, of inventory acquired in the Etonic acquisition, which had to be written up to fair value at the date of acquisition in accordance with purchase accounting; (ii) $1.4 million write-off of prepaid rent as a result of the subsequent decision to consolidate the Etonic administrative function with an existing Company facility; (iii) a $1.9 million write-off of computer software costs as a result of the subsequent decision to discontinue the use of Etonic's computer system; and (iv) $2.3 million charge for moving and other costs related to Etonic and its acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Post Recapitalization".


(13) Evenflo's historical EBITDA for 1996 has not been adjusted for approximately $3.6 million of unusual items. These unusual items included $1.3 million of unusual costs to consolidate certain of Evenflo's operations that were previously managed separately and $2.3 million of unusually high bad debt write-offs as a result of the bankruptcy of two of its customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Post Recapitalization".


(14) Corporate's historical EBITDA for 1996 has not been adjusted for an aggregate of $37.0 million of unusual items (of which $24.5 million has been adjusted in calculating Pro Forma EBITDA as described in Note (1) above). These unusual items included (i) $20.8 million related to the S&E Management Stock Purchase Plan; (ii) $5.4 million related to a transaction bonus paid to the Company's management for services provided by management in connection with the Recapitalization process; (iii) $7.7 million in fees and other expenses of the Recapitalization; (iv) $1.4 million relating to services provided by the executives of Abarco who also served as officers of S&E but which services will be discontinued after the Recapitalization; (v) $0.3 million of costs related to the relocation of the corporate office; and
    (vi) other unusual costs (including management fees and other expenses on behalf of Abarco) aggregating approximately $1.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Post Recapitalization".

(15) For purposes of determining the ratio of earnings to fixed charges and the pro forma ratio of earnings to combined fixed charges and preferred stock dividends, earnings are defined as earnings (loss) before income taxes and cumulative effect of accounting changes, plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs, and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest. For purposes of the computation of the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were increased to an amount representing the pre-tax earnings (based on a tax rate of 35%) which are required to cover such dividend requirements.

(16) For fiscal 1996, the deficiency of earnings to fixed charges was $21.6 million and the deficiency of pro forma earnings to fixed charges was $15.7 million.


(17) For fiscal 1996, the deficiency of pro forma earnings to combined fixed charges and preferred stock dividends was $45.9 million.

                                  RISK FACTORS

    HOLDERS OF OLD NOTES SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE DECIDING TO TENDER OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE EXCHANGE NOTES.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Notes were acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

SIGNIFICANT LEVERAGE AND DIVIDEND REQUIREMENTS


    The Company incurred substantial indebtedness in connection with the Recapitalization and the Company is highly leveraged. As of September 30, 1996, after giving effect to the Recapitalization, the Financings and the Etonic Acquisition, the Company had $696 million of consolidated indebtedness and $349 million of consolidated shareholders' deficiency. The Company's historical common shareholders' deficiency increased as a result of the accounting treatment of the Recapitalization. In addition, the Company has $150 million of aggregate liquidation preference of Preferred Stock. Also after giving pro forma effect to such transactions, the Company's earnings would have been insufficient to cover (i) its fixed charges by approximately $16 million for the 1996 fiscal year; or (ii) its fixed charges and preferred stock dividend requirements by approximately $46 million for the 1996 fiscal year. Pro forma interest expense for fiscal 1996 would have been $66 million. The Company's earnings would have been insufficient to cover its fixed charges by approximately $22 million in fiscal 1996. See "Capitalization" and "Pro Forma Condensed Consolidated Financial Statements." In addition, on a pro forma basis, for fiscal 1996, the Company would have had noncash preferred stock dividends of $20 million. The Company and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. Accordingly, the Company will have significant debt service obligations.


    The Company's debt service obligations could have important consequences to holders of the Exchange Notes, including the following: (i) a substantial portion of the dividends and other payments to the Company from its subsidiaries will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company; (ii) the Company's ability to obtain additional financing in the future may be limited; (iii) certain of the Company's borrowings (including, but not limited to, $400 million of term loans under the Credit Facilities at the Closing) will be at variable rates of interest, which could cause the Company to be vulnerable to increases in interest rates; and (iv) all of the indebtedness incurred in connection with the Credit Facilities will become due prior to the time the principal payments on the Exchange Notes will become due.

    The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Exchange Notes) and to make scheduled payments under its operating and capitalized leases depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet the Company's anticipated requirements for capital expenditures, interest payments and scheduled principal payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures. If unable to do so, the Company may be required to refinance all or a portion of its existing debt, including the Exchange Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved.

    The Credit Facilities and the Indenture contain numerous financial and operating covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants will place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. See "Description of Credit Facilities" and "Description of the Exchange Notes--Certain Covenants." The Credit Facilities will also require the Company to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Credit Facilities or the Indenture could result in an event of default under either the Credit Facilities or the Indenture which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness, that may contain cross-acceleration or cross-default provisions. If, as a result thereof, a default occurs with respect to Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the holders of the Exchange Notes.

SUBORDINATION OF EXCHANGE NOTES TO SENIOR INDEBTEDNESS

    The Company's obligations under the Exchange Notes are subordinate and junior in right of payment to all existing and future Senior Indebtedness of the Company. As of September 30, 1996, after giving effect to the Recapitalization, the Financings and the application of the net proceeds therefrom and the Etonic Acquisition, the Company had (i) approximately $483 million (including $57 million of bankers' acceptances) of Senior Indebtedness and (ii) approximately $142 millon (reduced to reflect $82 million of outstanding letters of credit and bankers' acceptances) available under the Revolving Credit Facility to fund future liquidity needs of the Company, all of which would be Senior Indebtedness, if borrowed. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. By reason of such subordination, in the event of an insolvency, liquidation, or other reorganization of the Company, the lenders under the Credit Facilities and other creditors who are holders of Senior Indebtedness must be paid in full before the holders of the Exchange Notes may be paid; accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the Exchange Notes. In addition, under certain circumstances, no payments may be made with respect to the Exchange Notes if a default exists with respect to certain Senior Indebtedness. See "Description of the Exchange Notes--Subordination."

ADVERSE CONSEQUENCES OF HOLDING COMPANY STRUCTURE

    The Exchange Notes will be effectively subordinated to the obligations of the Company's subsidiaries, including the guarantee by its subsidiaries of obligations under the Credit Facilities, because the Company is a holding company. In the event of an insolvency, liquidation or other reorganization of any of the subsidiaries of the Company, the creditors of the Company (including the holders of the Exchange Notes), as well as shareholders of the Company, will have no right to proceed against the assets of such subsidiaries or to cause the liquidation or bankruptcy of such subsidiaries under Federal bankruptcy laws. Creditors of such subsidiaries, including lenders under the Credit Facilities, would be entitled to payment in full from such assets before the Company, as a shareholder, would be entitled to receive any distribution therefrom. Except to the extent that the Company may itself be a creditor with recognized claims against such subsidiaries, claims of creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including claims under the Exchange Notes. In addition, as a result of the Company being a holding company, the Company's operating cash flow and its ability to service its indebtedness, including the Exchange Notes, is dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise. At September 30, 1996, after giving effect to the Recapitalization, the Financing and the Etonic Acquisition, the subsidiaries of the Company had aggregate liabilities (including accrued expenses ($58 million) and trade payables, and bankers' acceptances ($142 million)) of $678 million, including guarantees of indebtedness under the Credit Facilities.

ENCUMBRANCES ON ASSETS TO SECURE CREDIT FACILITIES

    In addition to being subordinated to all existing and future Senior Indebtedness of the Company, the Exchange Notes will not be secured by any of the Company's assets. The Company's obligations under the Credit Facilities will be secured by a first priority pledge of the capital stock of certain subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under any of the Credit Facilities is accelerated, the lenders under the Credit Facilities will be entitled to exercise the remedies available to a secured lender under applicable law pursuant to the Credit Facilities. Accordingly, such lenders will have a prior claim with respect to such assets. See "Description of Credit Facilities."

CHANGE OF CONTROL

    The Indenture provides that, upon the occurrence of a Change of Control the Company will make an offer to purchase all of the Exchange Notes at a price in cash equal to 101% of the aggregate principal amount thereof together with accrued and unpaid interest to the date of purchase. The Credit Facilities prohibit the Company from repurchasing any Exchange Notes, except with the proceeds of one or more Equity Offerings and a portion of excess cash flow and other amounts not applied to repay borrowings under the Term Loan Facility. The Credit Facilities also provide that certain change of control events with respect to the Company would constitute a default thereunder. A default under the Credit Facilities would result in an Event of Default under the Indenture if the lenders under the Credit Facilities accelerated their loans. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, or if the Company is required to make an Asset Sale Offer (as defined) pursuant to the terms of the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture, which would result in an event of default under the Credit Facilities. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the holders of the Exchange Notes. The provisions relating to a Change of Control included in the Indenture may increase the difficulty of a potential acquiror obtaining control of the Company. See "Description of the Exchange Notes--Repurchase at the Option of Holders--Change of Control and "Description of Credit Facilities."

COMPETITION; ENDORSEMENTS

    The sporting goods and juvenile product industries are highly competitive and are characterized by frequent introductions of new products, often accompanied by major advertising and promotional programs. Spalding competes with numerous national and international companies which manufacture and distribute sporting goods and related equipment and sports apparel, a number of which have greater financial and other resources at their disposal. Certain of Spalding's competitors offer types of sports equipment not sold by Spalding. Spalding's principal competitor across numerous market segments is Wilson Sporting Goods Co. (a subsidiary of Amer Group Ltd.). Spalding also competes in individual market segments against other competitors, including Acushnet Company (a subsidiary of American Brands, Inc., the producer of Titleist-Registered Trademark-, Footjoy-Registered Trademark- and Cobra-Registered Trademark- golf products), Callaway Golf Inc., Karsten Manufacturing Corp. (producers of Ping-Registered Trademark- golf products), Tommy Armour Golf Company, Taylor Made Golf Co., Inc. (a subsidiary of Salomon S.A.), Rawlings Sporting Goods Company, Inc. and Worth, Inc.

    Evenflo competes with numerous national and international companies which manufacture and distribute infant feeding products and/or infant and juvenile furniture, a number of which have greater financial and other resources at their disposal. Evenflo's principal competitors include Gerber Products Company, a subsidiary of Sandoz Ltd., Playtex Products, Inc., Johnson & Johnson, Kiddie Products, Inc., Safety 1st, Inc., Century Products Company, Inc., Cosco Inc. (a subsidiary of Dorel Industries Inc.), Fisher-Price (a division of Mattel, Inc.), Gerry Babies Products Co., Inc. (a subisidary of Huffy Corporation) and Graco Children's Products, Inc.

    The Company attributes its brand name recognition, in part, to endorsements of its products by professional athletes and sports organizations. If the Company were unable to maintain its relationships with its endorsers, or to successfully compete with competitors in attracting professional athletes and sports organizations, such as the NBA, to endorse its products, then the Company's operating results could be adversely affected. See "Business--Sales, Marketing and Distribution."

DEPENDENCE ON CERTAIN CUSTOMERS

    Certain customers are material to the business and operations of the Company. The five largest customers of Evenflo represented approximately 51% of Evenflo's net sales for the fiscal year ended September 30, 1996. The four largest customers of Spalding represented approximately 19% of Spalding's net sales for the same period. In fiscal 1995, net sales to Spalding's four largest customers constituted approximately 22% of Spalding's total net sales. Three customers of Evenflo and Spalding, Wal-Mart Stores, Inc. ("Wal-Mart"), Target, a division of Dayton Hudson Corporation ("Target") and Toys "R" Us Inc. ("Toys "R" Us"), accounted in the aggregate for approximately 22% of the Company's net sales for the fiscal year ended September 30, 1996. During fiscal 1995 and 1996, one of the Company's customers, Wal-Mart, accounted for approximately 11% of its net sales. Although management does not currently expect to lose any of these customers, the loss of one or more such customers could have a material adverse effect on the business and operations of the Company.

DEPENDENCE ON FOREIGN MANUFACTURING

    For the fiscal year ended September 30, 1996, sales of products which were manufactured in foreign countries, primarily in Mexico, China, Thailand, Taiwan and other countries in Southeast Asia, represented approximately 42% of the Company's net sales. The Company's arrangements with its foreign manufacturers, as well as the operation of the Company's facilities in Mexico and other foreign countries, are subject to the risks of doing business abroad, such as changes in import duties, trade restrictions, transportation delays, work stoppages, economic and political instability, foreign currency fluctuations, the laws and policies of the United States and of the countries in which the Company's products are manufactured and other factors which could have a material adverse effect on the Company's business and results of operations. The Company believes that the loss of its facilities in Mexico could adversely affect the Company's business and results of operations until alternative manufacturing arrangements were secured.

PRODUCT LIABILITY LITIGATION


    Due to the nature of its products, the Company has been engaged in, and will continue to be engaged in, the defense of product liability claims related to its products, particularly with respect to juvenile car seats and cribs. Such claims have caused the Company to incur material litigation and insurance expenses. Since 1986, approximately 139 product liability lawsuits have been brought against the Company, 89 of which related to juvenile car seats. Over the past ten policy periods (April 1, 1986 to March 30, 1996), reserves, out-of-pocket indemnities and expenses for car seat claims (including damage awards, settlements, attorney fees and other related expenses, but excluding payments by insurers and insurance premiums) have averaged approximately $1.3 million annually, when allocated to the policy periods when the related injuries occurred, while the total reserves, out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for all product liability claims have averaged approximately $1.8 million per year, on a similar basis. From fiscal 1992 through fiscal 1996, the Company has incurred average costs for out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for all product liability claims of approximately $3.6 million. The increase in average costs for product liability claims from $1.8 million per year for the ten-year average to $3.6 million per year for the five-year average is due to an increase in the Company's insurance policy deductibles. The Company increased the size of its insurance deductibles due to industry wide increases in insurance premiums. As described below, the Company purchased separate additional indemnity insurance in 1996 to reduce the size of its insurance deductibles and the Company does not anticipate continuing material increases in average annual costs for product liability claims. The Company anticipates that it will continue to incur average annual litigation costs at similar levels over the next several years. The Company currently carries substantial insurance (at a cost in fiscal 1996 of $1.2 million) and maintains reserves for these claims. However, from December 1985 through March 1988, the Company was totally self-insured, although only one of the 59 currently pending product liability claims relate to incidents that occurred during that 28-month period. Based on its experience with product liability claims, the amount of reserves established for product liability claims against it and the levels of insurance that it maintains, the Company believes that there are no product liability claims pending which, if adversely determined, would have a material adverse effect on its consolidated financial position, results of operations or cash flows. However, due to the inherent uncertainty of litigation, it is possible that the Company may be subject to adverse judgments which, singly or in the aggregate, could be substantial in amount and may not be covered by insurance or reserves. In addition, no assurance can be given that in the future a claim will not be brought against the Company which would have a material adverse effect on the Company. See "Business--Legal Proceedings."


    The Company's product liability insurance coverage is established on policy years beginning April 1 of each year. Effective with the policy year beginning April 1, 1996, the primary insurance per occurrence deductible was lowered from $2 million to $1.5 million and the corresponding policy aggregate deductible was raised from $3 million to $3.5 million. The Company purchased separately additional indemnity insurance in 1996 to effectively reduce the per occurrence deductible from $1.5 million to $0.5 million and to reduce the policy year aggregate deductible from $3.5 million to $3.0. The Company's lead umbrella insurance carrier committed to a three-year contract on April 1, 1996. The contract provides for $15 million of insurance coverage above the primary insurer's limits of $1.5 million per occurrence and $3.5 million in the aggregate. The Company presently plans on purchasing an additional $60 million in umbrella coverage in policy year 1997 and also to continue to purchase indemnity insurance to further reduce its product liability deductible levels. Present reserve levels for out-of-pocket indemnities and expenses for product liability claims are considered adequate by the Company.

GOVERNMENTAL REGULATION

    The Company's products are subject to the provisions of the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act (the "Acts") and the regulations promulgated thereunder. The Acts authorize the Consumer Product Safety Commission ("CPSC") to protect the public from products which present a substantial risk of injury. The CPSC can require the repurchase or recall by the manufacturer of articles which are found to be defective and impose fines or penalties on the manufacturer. Similar laws exist in some states and cities and in other countries in which the Company markets its products. Any recall of its products could have a material adverse effect on the Company, depending on the particular product.

    In the past five years, Evenflo had approximately six such recalls and/or other corrective actions, including corrective actions taken in June 1995 in response to cracks experienced during sled tests of the ON MY WAY car seat and peeling of outer layers of pacifier tips. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year Ended September 30, 1995 Compared to Year Ended September 30, 1994." On August 20, 1996, Consumers Union, the publisher of CONSUMER REPORTS, advised the Company that an Evenflo TRAVEL TANDEM-REGISTERED TRADEMARK- infant automobile safety seat did not pass an impact test conducted by CONSUMER REPORTS. As of April 1996, the Company had already discontinued production of the particular model tested and began production of an improved model which meets new federal safety standards that have gone into effect as of September 1, 1996. While CONSUMER REPORTS is asking the Government to begin a defect investigation and recommends a recall of the TRAVEL TANDEM model which was tested, the Company believes the standards used by CONSUMER REPORTS exceeded federal standards in effect prior to September 1, 1996. This product was in compliance with all relevant safety standards in effect at the time the product was produced and distributed. The report by Consumers Union has not had a material impact on Evenflo's business. On September 10, 1996, Evenflo issued a press release which included an offer for a free reinforcing kit to any consumer who requested one. Although Transport Canada issued an advisory to the Canadian public recommending the use of the reinforcing kit offered by Evenflo, as of the date of this Prospectus, a total of less than 3,000 consumers in the U.S. and Canada have requested the reinforcing plate. The cost of the reinforcing plate is $1.50 per unit. The Company sold approximately 700,000 of the TRAVEL TANDEM model since 1990. As a result, the Company does not believe the report by Consumers Union has had or will have a material adverse effect on its results of operations. The Company does not intend to recall such product, but in the event of a recall, the Company would incur certain costs that, although there can be no assurance, would not be material.

PRODUCT INNOVATION

    The Company's historical success is attributable, in part, to its introduction of products which are perceived to represent an improvement over existing products offered by the Company or other manufacturers. The Company believes that its future growth and success will depend significantly on its continued ability to introduce innovative golf products and juvenile products, and there can be no assurance of the Company's ability to do so. Innovative designs are often not successful, and successful product designs are frequently displaced by the introduction of other product designs by competitors which shift market preferences in their favor. The Company's operating results may fluctuate as a result of the amount, timing and market acceptance of new product introductions by the Company or its competition.

RELIANCE ON CERTAIN SPORTS

    Over 45% of the Company's pro forma net sales during fiscal 1996 were related to the sale of golf products. A decline in the size of the golf products market or other sporting goods products market from which the Company derives sales, whether from a decrease in the popularity of particular golf products, adverse weather conditions, a reduction in discretionary consumer spending or a prolonged recessionary period, could have a material adverse effect on the Company's business. See "Business--Golf Products."

COST AND AVAILABILITY OF CERTAIN MATERIALS


    Plastic resin, synthetic rubber and paper products are significant components of the Company's products and packaging. A shortage of any of these components or significant increases in price could adversely affect the Company's ability to maintain its profit margin in the event price competition did not permit the Company to increase prices. Certain materials used in the production of golf balls are petroleum derivatives and are therefore sensitive to fluctuations in the price of oil. The Company has not experienced any material adverse effect over the past five years from an increase in the cost of such materials. In fiscal 1993, the Company experienced an increase in the cost of resin for juvenile furniture but, as a result of the limited scope of the increase ($1.0 million per year), other cost reductions and successful price increases, there was no material adverse effect on net sales or gross profit.


ENVIRONMENTAL MATTERS

    The Company's operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and the remediation of environmental contamination (collectively, "Environmental Laws"). The Company believes that its operations are in substantial compliance with the terms of all applicable Environmental Laws as currently interpreted.

    While historically the costs of environmental compliance have not had a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company, the Company cannot predict with certainty its future costs of environmental compliance because of continually changing compliance standards and technology. The Company expects that future regulations and changes in the text or interpretation of existing Environmental Laws may subject its operations to increasingly stringent standards. Compliance with such requirements may make it necessary, at costs which may be substantial, to retrofit existing facilities with additional pollution-control equipment and to undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes.

    The Company has been named as a potentially responsible party ("PRP") with respect to the generation and disposal of hazardous substances at sixteen sites under the federal "Superfund" statute and/or certain analogous state statutes. Pursuant to various federal, state and local laws and regulations, PRPs can become liable for the costs of removal and/or remediation of those hazardous substances disposed on, in or about such properties. The liability imposed by the Superfund statute and analogous state statutes generally is joint and several and imposed without regard to whether the generator knew of, or was responsible for, the presence of such hazardous substances. The Company estimates its liabilities with respect to such sites to be approximately $0.6 million in the aggregate based on its share of Environmental Protection Agency estimates of cleanup costs, settlement negotiations and discussions with contractors. However, there can be no assurance that such liabilities will not exceed this estimate.

    Regulations resulting from the 1990 Amendments to the Clean Air Act (the "1990 Amendments") that will pertain to the Company's manufacturing operations are currently not expected to be promulgated until 1997 or later. The Company cannot predict the level of required capital expenditures resulting from future environmental regulations such as those forthcoming as a result of the 1990 Amendments; however, the Company does not anticipate expenditures that will be required by such regulations to be material. See "Business--Environmental Matters."

DEPENDENCE ON KEY MANAGEMENT

    The Company's success depends largely upon the abilities and experience of Paul L. Whiting (President and Chief Executive Officer), George A. Dickerman (President of Spalding Sports Worldwide Division) and George A. Harris (President of Evenflo Company, Inc.). The loss of the services of one or more of such key personnel could have a material adverse effect on the Company. The Company has compensation agreements regarding severance and change of control arrangements and non-competition agreements with each of such officers. The Company does not maintain key-man life insurance policies on any of its executives. See "Management" and "Ownership of Common Stock."

CONTROL BY KKR

    Approximately 88.4% of the outstanding shares of Common Stock is owned by Strata, of which KKR Associates (Strata), L.P. ("KKR Associates (Strata)") is the general partner. The general partner of KKR Associates (Strata) is Strata L.L.C., a limited liability company organized under Delaware law. The members of Strata L.L.C. are also the members of the limited liability company which is the general partner of KKR. Accordingly, the members of Strata L.L.C. control the Company and have the power to elect all of its directors (other than the director appointed by Abarco), appoint new management and approve any action requiring the approval of the Company's shareholders, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. There can be no assurance that the interests of the members of Strata L.L.C. will not conflict with the interests of holders of the Exchange Notes. The managing members of Strata L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis and Roberts are members of the Executive Committee of Strata L.L.C. Messrs. Kravis, Roberts, and Tokarz are also directors of the Company, as is Mr. Marc S. Lipschultz who is a limited partner of KKR Associates (Strata). Each of the members of Strata L.L.C. is also a member of KKR & Co. L.L.C., the limited liability company which serves as the general partner of KKR. See "Management," "Ownership of Common Stock" and "Related Party Transactions."

LABOR RELATIONS

    Approximately 28% of the Company's employees are unionized. While the Company believes that its relations with its employees are good, a prolonged labor dispute could have a material adverse effect on the Company.

FRAUDULENT TRANSFER CONSIDERATIONS

    Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Exchange Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b)(i) received less than reasonably equivalent value or fair consideration, and
(ii)(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Exchange Notes or, in the alternative, subordinate the Exchange Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured.

Management of the Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Exchange Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that the Company will receive reasonably equivalent value or fair consideration therefor. Based on projections prepared by the Company of expected cash flows and estimates of the fair value of the Company's assets and liabilities, management believes that after the issuance of the Exchange Notes and the application of the net proceeds therefrom, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of the Company's management.


LACK OF PRIOR MARKET FOR THE EXCHANGE NOTES

    The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in September 1996 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

    The Company does not intend to apply for a listing of the Exchange Notes on a securities exchange. There is currently no established market for the Exchange Notes and there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. Although there is currently no market for the Exchange Notes, the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued at any time without notice.

    The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities.

FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performances and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results.

                    THE RECAPITALIZATION AND THE FINANCINGS


    On August 15, 1996, Strata and Abarco entered into the Recapitalization Agreement pursuant to which Strata acquired control of the Company. The value of the Company's Common Stock owned by Abarco was determined in a competitive process with a number of bidders. The negotiated redemption price of the Common Stock of the Company was $950 million adjusted for the Company's indebtedness on the Closing Date, a transaction bonus to management of S&E, the value of trademarks and assignment rights owned by affiliates of Abarco and the value of 4.4% of S&E owned by management of S&E. In connection with, and pursuant to the terms negotiated in, the Recapitalization Agreement, Strata acquired newly issued shares of Common Stock for $221 million in the Equity Investment. Pursuant to the terms of the Recapitalization Agreement, the Company used the proceeds from the Equity Investment, together with approximately $776 million of aggregate proceeds from the Financings to (i) redeem a portion of the Common Stock held by Abarco for $582 million, of which $524 million was paid in cash (the remaining consideration was paid by distribution of the Company's investments in an affiliate promissory note of $50 million, which was received in exchange for the preferred stock of PXC&M Holdings, Inc. (see "Related Party Transactions" for a description of the Company's affiliation with PXC&M Holdings Inc. and the interest paid on such promissory note), and in the common stock and note receivable of a real estate subsidiary of the Company of $8 million); (ii) repay approximately $368 million in existing indebtedness including the Etonic Notes; (iii) redeem for approximately $28 million all of the shares of S&E not owned by the Company from certain members of management of S&E who held such shares under S&E's 1994 Management Stock Ownership Plan (which redemption price is based on management's 4.4% equity interest in S&E, the value of which was determined in the same manner as the redemption price of the Company's Common Stock, and paid concurrently with the receipt of a $7 million payment for management notes issued to S&E in connection with such stock); (iv) pay an estimated $31 million in transaction fees and expenses; (v) purchase certain non-U.S. trademarks and assignment rights from an affiliate of Abarco for $5 million (which acquisition price was based on an independent appraisal); (vi) pay a transaction bonus of $5 million to certain members of management of S&E for services provided by management in connection with the Recapitalization process, including assisting in the structuring and negotiating of the Recapitalization and the Financings and (vii) provide working capital of approximately $45 million, of which $26 million was used to repay bank debt the following day. Immediately after Closing, Strata owned approximately 88.4% of the Common Stock and Abarco retained approximately 11.6% of the Common Stock. See "Related Party Transactions."


    The Financings included (i) a $650 million credit facility comprised of the Term Loan Facility and the Revolving Credit Facility, of which $426 million was drawn at Closing, (ii) $200 million of the Notes, (iii) $150 million of Preferred Stock and (iv) the Equity Investment.

    The sources and uses of the funds for the Recapitalization and the related transactions were as follows (dollars in millions):

SOURCES OF FUNDS
  Term Loan and Revolving Credit Facilities..................................................................  $     426
  Old Notes..................................................................................................        200
  Preferred Stock Offering...................................................................................        150(1)
  Equity Investment..........................................................................................        221
  Repayment of management notes in connection with purchase of S&E stock.....................................          7
  Company cash balances......................................................................................          2
                                                                                                               ---------
      Total..................................................................................................  $   1,006
                                                                                                               ---------
                                                                                                               ---------
USES OF FUNDS
  Redemption of Abarco Common Stock..........................................................................  $     524
  Refinancing of existing debt...............................................................................        368
  Redemption of S&E shares owned by management of S&E........................................................         28
  Estimated transaction fees and expenses....................................................................         31
  Transaction bonus..........................................................................................          5
  Acquisition of non-U.S. trademarks.........................................................................          5
  Working capital............................................................................................         45
                                                                                                               ---------
      Total..................................................................................................  $   1,006
                                                                                                               ---------
                                                                                                               ---------

---------

(1) Of the $150 million of gross proceeds from the Preferred Stock Offering, $100 million were received from the 1,000,000 shares of Preferred Stock issued and sold by the Company to Strata at Closing and $50 million were received from the 500,000 shares of Preferred Stock issued and sold by the Company to Strata immediately following the Closing. At Closing, the Company borrowed $26 million under the Revolving Credit Facility and applied $2 million of cash balances to complete the Recapitalization. The borrowings under the Revolving Credit Facility were repaid the following day after receipt by the Company of the proceeds from the sale of $50 million liquidation preference of Preferred Stock.

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer.

    The gross proceeds to the Company from the offering of the Old Notes were $200 million. Such proceeds, together with (i) gross proceeds of the Preferred Stock Offering of $150 million; (ii) borrowings of $426 million under the Credit Facilities and (iii) $221 million from the Equity Investment, were used by the Company to (a) redeem a portion of the Common Stock of the Company owned by Abarco for aggregate cash consideration of approximately $524 million, (b) repay existing indebtedness of the Company, which amounted to approximately $368 million, (c) redeem S&E shares owned by management of S&E for aggregate consideration of approximately $28 million, (d) pay an estimated $31 million in transaction fees and expenses, (e) purchase certain non-U.S. trademarks and assignment rights from an affiliate of Abarco for $5 million, (f) pay a transaction bonus of $5 million to certain members of management of S&E and (g) provide working capital of approximately $45 million, of which $26 million was used to repay bank debt the following day. The indebtedness of the Company repaid in connection with the Recapitalization and the Financings consisted of:
(i) aggregate principal and interest of $309 million, at a weighted average interest rate of 9.14%, owed by S&E to a syndicate of banks led by Citibank, N.A. and NationsBank of Florida, N.A.; (ii) aggregate principal and interest of $55 million Etonic Notes, at a weighted average interest rate of 9.0%; (iii) aggregate principal of $4 million, at interest rates ranging from 0.00% to 7.00%, owed by S&E to various New York State agencies and Fulton County, New York; (iv) aggregate principal amount of $66,000, at an interest rate of 10.10%, owed by S&E to Metlife Capital Corporation; (v) aggregate principal amount of $44,000, at an interest rate of 10.00%, owed by S&E to Metlife Capital Corporation; and (vi) aggregate principal amount of $77,000, at an interest rate of 8.75%, owed by S&E to the Estate of Donald J. Byrnes, the former Chief Executive Officer of the Company. See "The Recapitalization and the Financings."

                                 CAPITALIZATION

    The following table sets forth the consolidated historical capitalization of the Company as of September 30, 1996, which includes the effects of the Recapitalization, the Financings and the application of the proceeds therefrom and the Etonic Acquisition. This table should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                                                       AS OF
                                                                                                SEPTEMBER 30, 1996
                                                                                                -------------------
                                                                                                    HISTORICAL
                                                                                                -------------------

                                                                                                    (DOLLARS IN
                                                                                                     MILLIONS)
Short-term debt:
  Non-U.S. bank loans.........................................................................       $      13
  Current portion of long-term debt (1).......................................................          --
                                                                                                         -----
        Subtotal..............................................................................              13
Long-term debt:
  Credit Facilities:
    Revolving Credit Facility (2).............................................................              26
    Term Loan Facility........................................................................             400
    Notes.....................................................................................             200
                                                                                                         -----
        Total long-term debt..................................................................             626
Preferred Stock...............................................................................             150
Common shareholders' equity (deficiency)......................................................            (349)
                                                                                                         -----
Total capitalization..........................................................................       $     440
                                                                                                         -----
                                                                                                         -----

------------------------

(1) Does not include approximately $57 million of bankers acceptances included in accounts payable.

(2) As of September 30, 1996, the Company had additional availability under the Revolving Credit Facility of $142 million (after a reduction of $82 million for outstanding letters of credit and bankers' acceptances). The Company repaid the outstanding amount under the Revolving Credit Facility on October 1, 1996.

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

    The following unaudited pro forma condensed statement of consolidated earnings (the "Pro Forma Financial Statement") has been derived by the application of pro forma adjustments to the Company's historical statement of consolidated earnings for the year ended September 30, 1996 included elsewhere in this Prospectus. The pro forma condensed statement of consolidated earnings for the year presented gives effect to the Recapitalization, the Financings, the Etonic Acquisition and the related transactions as if such transactions had been consummated as of October 1, 1995. The adjustments, which include adjustments relating to the Recapitalization, the Financings, the Etonic Acquisition and related transactions, are described in the accompanying notes. The Pro Forma Financial Statement should not be considered indicative of actual results that would have been achieved had the Recapitalization, the Financings, the Etonic Acquisition and the related transactions been consummated for the period indicated and do not purport to indicate results of operations for any future period. The Pro Forma Financial Statement should be read in conjunction with the Company's historical financial statements and the notes thereto included elsewhere in this Prospectus.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)


                                                                  ADJUSTMENTS     ADJUSTMENTS
                                                                    FOR THE         FOR THE
                                                                    ETONIC      RECAPITALIZATION
                                                     HISTORICAL  ACQUISITION(A)  AND OFFERING     PRO FORMA
                                                     ----------  -------------  ---------------  -----------
Net sales..........................................  $  689,080    $  42,942                      $ 732,022
Cost of sales......................................     452,037       30,360                        482,397
                                                     ----------  -------------                   -----------
    Gross profit...................................     237,043       12,582                        249,625
Selling, general and administrative
  expenses (c)(d)..................................     196,741       12,842(b)                     209,583
Royalty income, net................................     (14,339)      (1,243)                       (15,582)
Management Stock Ownership Plan expense............      20,828                   $   (16,783)(e)      4,045
Recapitalization costs.............................       7,700                        (7,700)(e)          0
                                                     ----------  -------------  ---------------  -----------
    Income from operations.........................      26,113          983           24,483        51,579
Interest expense, net..............................      35,452        1,327           25,048(f)     61,827
Amortization of deferred financing
  costs............................................       2,266                         2,367(g)      4,633
Currency loss, net.................................         775                                         775
                                                     ----------  -------------  ---------------  -----------
    Earnings (loss) before income taxes and
     extraordinary loss............................     (12,380)        (344)          (2,932)      (15,656)
Income taxes (benefit).............................       9,300            0           (9,100)(h)        200
                                                     ----------  -------------  ---------------  -----------
    Earnings (loss) before extraordinary loss......  $  (21,680)   $    (344)     $     6,168     $ (15,856)
                                                     ----------  -------------
                                                     ----------  -------------  ---------------  -----------
                                                                                ---------------  -----------
Noncash preferred stock dividend and related
  accretion........................................                               $   (19,647)(i)  $ (19,647)
                                                                                ---------------  -----------
                                                                                ---------------  -----------
Ratio of earnings to fixed charges (j).............                                                  --
                                                                                                 -----------
                                                                                                 -----------
Deficiency of earnings to fixed charges (j)........                                               $  15,656
                                                                                                 -----------
                                                                                                 -----------
Ratio of earnings (loss) to combined fixed charges
  and preferred stock dividends (j)................                                                  --
                                                                                                 -----------
                                                                                                 -----------
Deficiency of earnings (loss) to combined fixed
  charges and preferred stock dividends(j).........                                               $  45,883
                                                                                                 -----------
                                                                                                 -----------
Pro forma consolidated EBITDA (k)..................                                               $  72,180
                                                                                                 -----------
                                                                                                 -----------

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENTS OF EARNINGS

 (a) Represents adjustments related to the Company's purchase of certain assets of Etonic as of July 8, 1996. Since this acquisition was effected as of July 8, 1996, Etonic's operations for the nine months ended June 30, 1996 have been added to the Company's operating results for the year ended September 30, 1996, which include Etonic's results of operations from the date of acquisition.

 (b) Includes amortization of $261 for the nine months ended June 30, 1996 of trademarks and goodwill totaling $13,905 arising in the Etonic Acquisition. Trademarks and goodwill are being amortized over 40 years. The Etonic purchase price of $54,043 was allocated as follows:

Trade receivables..................................................  $  22,556
Inventories........................................................     15,642
Other current assets...............................................      3,388
Equipment..........................................................      4,129
Trademarks and goodwill............................................     13,905
                                                                     ---------
      Total........................................................     59,620
Accounts payable...................................................     (4,115)
Accrual expense....................................................     (1,462)
                                                                     ---------
      Etonic purchase price........................................  $  54,043
                                                                     ---------
                                                                     ---------


 (c) In 1996 the Company paid a transaction bonus of $5,375 to certain members of management as part of the Recapitalization. This bonus plan will not exist, or be replaced, after the Recapitalization.



 (d) Historically, the Company has paid an affiliate of the Company for certain services provided by the executives of this affiliate, which totaled $1,441 in the year ended September 30, 1996. However, after the Recapitalization, these services will no longer be needed.



 (e) Eliminates the incremental compensation expense resulting directly from settlement of the 1994 Management Stock Ownership Plan in the Recapitalization. Previously accrued compensation costs of $4,045 related to the 1994 Plan has not been adjusted. While the Company has adopted the 1996 Stock Option Plan, the 1994 Plan will not exist, or be replaced, after the Recapitalization. In addition, transaction costs of $7,700 related directly to the Recapitalization (representing fees of accountants, attorneys, and other advisors not allocated to deferred financing costs) have been eliminated.


 (f) Adjustments to interest expense as follows:

Interest expense with respect to the Credit Facilities, the
  Offerings and other indebtedness at an assumed weighted average interest rate of 8.8%............................................  $  61,827
Less interest on prior U.S. secured credit agreement and other
  indebtedness.....................................................     36,779
                                                                     ---------
Net increase in interest expense...................................  $  25,048
                                                                     ---------
                                                                     ---------

   A 0.125% change in the interest rate would change annual pro forma interest expense by $824.


 (g) Represents additional amortization of deferred financing costs in the amount of $2,367 necessary to adjust the historical amortization to the amount related to the new debt raised in the Recapitalization.


 (h) Reflects the tax effect of taxable adjustments at the effective statutory income tax rate of 35%.

 (i) Reflects the dividends to be paid to holders of Preferred Stock.

 (j) For purposes of determining the pro forma ratios of earnings (loss) to fixed charges and of earnings (loss) to combined fixed charges and preferred stock dividends, earnings are defined as earnings (loss) before income taxes plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs, and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest. For purposes of the computation of the ratio of earnings (loss) to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were increased to an amount representing the pre-tax earnings (based on the statutory income tax rate of 35%) which are required to cover such dividend requirements.


 (k) "EBITDA" represents earnings (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA is included in the Prospectus as it is one basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing agreements are tied to similar measures. Pro forma consolidated EBITDA has been reduced by certain unusual items which are discussed more fully in the "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Post Recapitalization." The $72.2 million pro forma consolidated EBITDA has been reduced by $23.4 million of such items.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The following table sets forth certain selected historical consolidated financial data of the Company. The historical consolidated financial statements of the Company for the five fiscal years ended September 30, 1996 have been audited. The historical consolidated financial data for the three fiscal years ended September 30, 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Condensed Consolidated Financial Statement," and the historical consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                           FISCAL YEARS ENDED SEPTEMBER 30,
                                                              ----------------------------------------------------------
                                                                 1992        1993        1994        1995        1996
                                                              ----------  ----------  ----------  ----------  ----------
                                                                                (DOLLARS IN THOUSANDS)

OPERATING STATEMENT DATA
Spalding net sales..........................................  $  353,262  $  378,010  $  411,574  $  424,118  $  451,915
Evenflo net sales...........................................     158,312     158,234     171,533     210,039     237,165
                                                              ----------  ----------  ----------  ----------  ----------
Total net sales.............................................     511,574     536,244     583,107     634,157     689,080
Cost of sales (1)...........................................     325,337     342,276     370,328     407,334     452,037
                                                              ----------  ----------  ----------  ----------  ----------
Gross profit................................................     186,237     193,968     212,779     226,823     237,043
Selling, general and administrative expenses (2)............     147,533     150,106     178,678     177,913     196,741
Royalty income, net.........................................      (7,534)     (9,328)    (12,789)    (13,514)    (14,339)
Management Stock Ownership Plan expense (3).................           0           0           0       1,130      20,828
Recapitalization costs (4)..................................           0           0           0           0       7,700
Patent infringement settlements (5).........................      (2,300)          0           0           0           0
Litigation settlement expense (5)...........................           0           0           0       2,400           0
                                                              ----------  ----------  ----------  ----------  ----------
Income from operations......................................      48,538      53,190      46,890      58,894      26,113
Interest expense, net.......................................      11,848       8,913      17,073      38,108      37,718
Currency loss (gain), net (6)...............................         849       2,238        (144)        381         775
                                                              ----------  ----------  ----------  ----------  ----------
Earnings (loss) before income taxes.........................      35,841      42,039      29,961      20,405     (12,380)
Income taxes................................................      14,330      18,000      11,938       8,683       9,300
                                                              ----------  ----------  ----------  ----------  ----------
Earnings (loss) before minority interest, extraordinary loss
  and cumulative effect of accounting changes...............      21,511      24,039      18,023      11,722     (21,680)
Minority interest in net earnings of consolidated
  subsidiary................................................           0           0           0         724           0
Extraordinary loss on early extinguishment of debt, net of
  $3,200 tax benefit........................................           0           0           0           0      (5,987)
Cumulative effect of accounting
  changes (7)...............................................           0       9,620           0           0           0
                                                              ----------  ----------  ----------  ----------  ----------
Net earnings (loss).........................................  $   21,511  $   14,419  $   18,023  $   10,998  $  (27,667)
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges (8)(9)...................        3.67x       5.08x       2.61x       1.51x         --


                                                                                  AS OF SEPTEMBER 30,
                                                              -----------------------------------------------------------
                                                                 1992        1993        1994         1995        1996
                                                              ----------  ----------  -----------  ----------  ----------
BALANCE SHEET DATA
Working capital (deficiency)................................  $   49,667  $   61,079  $  (110,193) $   88,124  $  169,551
Total assets................................................     382,747     404,336      508,068     535,645     689,906
Long-term debt (net of current portion).....................      80,166     141,512      129,788     313,073     625,800
Shareholders' equity (deficiency) (10)......................     128,318      67,803      (22,684)    (12,976)   (349,451)

------------------------

 (1) Included in cost of sales are unusual charges of (i) $3.1 million in 1992 for the relocation of Evenflo infant feeding facilities; (ii) $3.8 million in 1993 for the conversion of two Evenflo manufacturing facilities to distribution centers and for the closure of two Spalding softball manufacturing facilities; and (iii) $1.6 million in 1996 as a result of expensing the increase to fair value of the Etonic inventories as of the date of the Etonic Acquisition.

 (2) In fiscal 1996, selling, general and administrative expenses included the following items: (i) $5.4 million in transaction bonus payments arising in connection with the Recapitalization; (ii) $5.6 million of expenses related to the completion of the Etonic Acquisition and consolidating the operations of Etonic with those of Spalding; (iii) $2.8 million of expenses incurred by the Company on behalf of its former parent, (iv) $2.3 million of accounts receivable charge-offs, as a result of the bankruptcy of two of its customers; (v) $1.3 million of costs to consolidate Evenflo's feeding and furniture operations, which were separately managed, into one entity and
    (vi) $0.3 million of costs related to the relocation of the corporate office.

 (3) Represents compensation expense related to the increase in the estimated fair value of common stock of S&E held by certain members of senior management through the S&E Management Stock Ownership Plan which were redeemed in the Recapitalization.

 (4) Represents non-capitalized expenses, such as legal, printing costs, and other professional fees and costs incurred in connection with the Recapitalization.

 (5) In 1992 the Company received $2.3 million from the settlements of patent infringement suits. In 1995 the Company settled an indemnification dispute involving an environmental matter of a former operation for $2.4 million.

 (6) Net currency losses in fiscal 1993 of $2.2 million were primarily the result of losses from hedging activities, principally in Japan.

 (7) Effective October 1, 1992, the Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109 "Accounting for Income Taxes." As of October 1, 1992, the Company recorded one-time charges against earnings in the form of cumulative effects of accounting changes of $4.8 million on an after-tax basis with respect to SFAS 106 and $4.8 million with respect to SFAS 109.

 (8) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) before income taxes and cumulative effect of accounting changes, plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing costs, and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

 (9) The deficiency of earnings to fixed charges for fiscal 1996 was approximately $21.6 million.

(10) Shareholders' equity (deficiency) as of September 30, 1994 reflects the acquisition of the Acquired Trademarks in May 1994 (see Note E to the Consolidated Financial Statements). Shareholders' equity (deficiency) as of September 30, 1996 reflects the Recapitalization of the Company as of that date (see Note A to the Consolidated Financial Statements).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The following discussion and analysis of the results of operations of the Company covers periods before completion of the Recapitalization, the Financings and the Etonic Acquisition. Accordingly, the discussion and analysis of such periods does not reflect the significant impact that the Recapitalization, the Financings and the Etonic Acquisition will have on the Company. See "Risk Factors," "Pro Forma Condensed Consolidated Financial Statement" and the discussion below under "--Liquidity and Capital Resources" for further discussion relating to the impact that the Recapitalization, the Financings and the Etonic Acquisition may have on the Company.

    The following table sets forth operating results of the Company for the periods indicated.

                                                                                        YEAR ENDED SEPTEMBER 30,
                                                                                     -------------------------------
                                                                                       1994       1995       1996

                                                                                         (DOLLARS IN THOUSANDS)
Spalding net sales.................................................................  $ 411,574  $ 424,118  $ 451,915
Evenflo net sales..................................................................    171,533    210,039    237,165
                                                                                     ---------  ---------  ---------
Total net sales....................................................................    583,107    634,157    689,080
Cost of sales......................................................................    370,328    407,334    452,037
                                                                                     ---------  ---------  ---------
Gross profit.......................................................................    212,779    226,823    237,043
Selling, general and administrative expenses.......................................    178,678    177,913    196,741
Royalty income, net................................................................    (12,789)   (13,514)   (14,339)
Management Stock Ownership Plan expense............................................          0      1,130     20,828
Recapitalization costs.............................................................          0          0      7,700
Litigation settlement expense......................................................          0      2,400          0
                                                                                     ---------  ---------  ---------
Income from operations.............................................................     46,890     58,894     26,113
Interest expense, net..............................................................     17,073     38,108     37,718
Currency loss (gain), net..........................................................       (144)       381        775
                                                                                     ---------  ---------  ---------
Earnings (loss) before income taxes................................................     29,961     20,405    (12,380)
Income taxes.......................................................................     11,938      8,683      9,300
                                                                                     ---------  ---------  ---------
Earnings (loss) before minority interest and extraordinary loss....................     18,023     11,722    (21,680)
Minority interest in net earnings of consolidated subsidiary.......................          0        724          0
Extraordinary loss on early extinguishment of debt, net of $3,200 tax benefit......          0          0     (5,987)
                                                                                     ---------  ---------  ---------
Net earnings (loss)................................................................  $  18,023  $  10,998  $ (27,667)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------


                                                                                        YEAR ENDED SEPTEMBER 30,
                                                                                     -------------------------------
                                                                                       1994       1995       1996

                                                                                     (PERCENTAGE OF TOTAL NET SALES)
Spalding net sales.................................................................       70.6%      66.9%      65.6%
Evenflo net sales..................................................................       29.4       33.1       34.4
                                                                                     ---------  ---------  ---------
Total net sales....................................................................      100.0%     100.0%     100.0%
Cost of sales......................................................................       63.5       64.2       65.6
                                                                                     ---------  ---------  ---------
Gross profit.......................................................................       36.5       35.8       34.4
Selling, general and administrative expenses.......................................       30.6       28.1       28.6
Royalty income, net................................................................       (2.1)      (2.1)      (2.1)
Management Stock Ownership Plan expense............................................        0.0        0.1        3.0
Recapitalization costs.............................................................        0.0        0.0        1.1
Litigation settlement expense......................................................        0.0        0.4        0.0
                                                                                     ---------  ---------  ---------
Income from operations.............................................................        8.0        9.3        3.8
Interest expense, net..............................................................        2.9        6.0        5.5
Currency loss (gain), net..........................................................        0.0        0.1        0.1
                                                                                     ---------  ---------  ---------
Earnings (loss) before income taxes................................................        5.1        3.2       (1.8)
Income taxes.......................................................................        2.0        1.4        1.3
                                                                                     ---------  ---------  ---------
Earnings (loss) before minority interest and extraordinary loss....................        3.1        1.8       (3.1)
Minority interest in net earnings of consolidated subsidiary.......................        0.0        0.1        0.0
Extraordinary loss on early extinguishment of debt, net of $3,200 tax benefit......        0.0        0.0       (0.9)
                                                                                     ---------  ---------  ---------
Net earnings (loss)................................................................        3.1%       1.7%      (4.0)%
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

YEAR ENDED SEPTEMBER 30, 1996 ("FISCAL 1996")
  COMPARED TO YEAR ENDED SEPTEMBER 30, 1995 ("FISCAL 1995")

    NET SALES. Net sales are gross sales net of returns, allowances, trade discounts, freight on goods sold and royalties paid on third-party trademarks used on the Company's products. The Company's net sales increased to $689.1 million in fiscal 1996 from $634.2 million for fiscal 1995, an increase of $54.9 million or 8.7%. Spalding's net sales increased to $451.9 million for fiscal 1996 from $424.1 million for fiscal 1995, an increase of $27.8 million or 6.6%. Evenflo's net sales increased to $237.2 million for fiscal 1996 from $210.0 million for fiscal 1995, an increase of $27.2 million or 13.0%.

    The acquisition of Etonic increased Spalding's net sales by $14.8 million in fiscal 1996. Furthermore, Spalding experienced a 22.4% increase in fiscal 1996 net sales of golf clubs such as TOP FLITE TOUR irons and INTIMIDATOR-TM- drivers which continued to gain consumer acceptance as a result of advertising and on-course demonstrations by Spalding technical representatives. Spalding's net sales of golf balls and golf bags for fiscal 1996 were up $4.1 million over fiscal 1995 with the introduction of the STRATA-TM- and strong sales of the MAGNA EX-TM- and HOT XL-TM-, despite a long winter and wet spring in the Northeast and Midwest. Basketball sales were up 9.2% over fiscal 1995 with the introduction of the SPACE JAM-TM- basketball and increased sales of ZK-COMPOSITE basketball lines. However, sales of diamond sports products, such as softballs and gloves, were down 22.2% compared to fiscal 1995, partially due to the long winter and wet spring. Spalding's international net sales were down $2.9 million, or 1.9%, in fiscal 1996 compared to fiscal 1995. The decrease resulted from lower net sales in golf, basketball and court sports products in Japan, as well as lower NBA clothing net sales in Australia due to the discontinuation of the NBA clothing line by the Company's Australian subsidiary and lower net sales of basketballs in Canada and Australia. This decrease was partially offset by strong golf ball and golf club net sales in Europe, Canada, Mexico and Southeast Asia. For the five fiscal years prior to fiscal 1996, Spalding experienced year over year increases in international sales. The Company believes that its international sales will increase as the economy in Japan improves. The Company does not believe that the decline in Spalding international sales in fiscal 1996 is indicative of a long-term trend.

    The net sales increase at Evenflo was principally due to a 22.7% increase in U.S. net sales of car seats when compared to fiscal 1995, as well as the impact of new product introductions, including the ON MY WAY TRAVEL SYSTEM stroller, the PHASES high chair, and the angled reusable nurser. EXERSAUCER net sales decreased due to increased competition and lower production caused by manufacturing downtime to modify tooling for new EXERSAUCER versions. In order to increase EXERSAUCER sales, Evenflo recently introduced the BABY EXERSAUCER and plans further enhanced versions of the EXERSAUCER product line. Evenflo's international net sales were down $1.0 million compared to fiscal 1995 due primarily to increased car seat competition in Canada and lower net sales in the Philippines. For the five fiscal years prior to fiscal 1996, Evenflo experienced year over year increases in international sales. The Company believes that global demographic trends are favorable for Evenflo and the Company does not believe that the decline in Evenflo international sales in fiscal 1996 is indicative of a long-term trend.

    GROSS PROFIT. Gross profit is net sales less cost of sales which includes the costs necessary to make the Company's products, including the costs of raw materials, production, warehousing and procurement. The Company's gross profit increased to $237.0 million in fiscal 1996 from $226.8 million for fiscal 1995, an increase of $10.2 million or 4.5%. Gross margin declined to 34.4% in fiscal 1996 from 35.8% in fiscal 1995. Spalding's gross profit increased to $178.6 million in fiscal 1996 from $174.4 million in fiscal 1995, an increase of $4.2 million or 2.4%. Evenflo's gross profit increased to $58.4 million in fiscal 1996 from $52.4 million in fiscal 1995, an increase of $6.0 million or 11.5%.

    For fiscal 1996, Spalding's gross margin declined to 39.5% from 41.1% for fiscal 1995 as manufacturing efficiencies and lower material costs were more than offset by (i) lower international sales in Japan and Australia, (ii) the purchase accounting effects of Etonic's inventory turnover and (iii) increased sales of products with a lower margin such as golf clubs, Etonic golf shoes and basketballs (as compared to golf balls). Evenflo's gross margin declined 0.2% during fiscal 1996 as compared with fiscal 1995 as a result of (i) lower selling prices of EXERSAUCER and disposable nursers, (ii) lower international sales (which typically have higher gross margins) and (iii) a less favorable sales mix within the car seat line due to production tool repairs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include the costs necessary to sell the Company's products and the general and administrative costs of managing the business, including salaries and related benefits, commissions, advertising and promotion expenses, bad debts, travel, amortization of intangible assets, insurance and product liability costs and professional fees. The Company's selling, general and administrative expenses increased to $196.7 million for fiscal 1996 from $177.9 million for fiscal 1995, an increase of $18.8 million or 10.6%. As a percentage of sales, selling, general and administrative expenses increased to 28.6% for fiscal 1996 from 28.1% for fiscal 1995.

    Spalding's selling, general and administrative expenses increased $7.0 million during fiscal 1996 as compared with fiscal 1995 as a result of (i) $3.7 million higher advertising and selling expenses, (ii) $3.3 million in selling, general and administrative expenses at Etonic and (iii) $1.7 million increase in the allowance for doubtful accounts. These increases in selling, general and administrative expenses were partially offset by $1.7 million of lower employee benefit costs and other expenses.

    Evenflo had $1.2 million higher selling, general and administrative expenses in fiscal 1996. The increase was comprised of (i) $2.3 million increase in allowance for doubtful accounts and (ii) $3.2 million higher advertising, promotion, consolidation expenses and other costs. These expense increases were partially offset by (i) $2.0 million lower product liability costs, (ii) $1.2 million of expense in fiscal 1995 relating to the consumer advisory on pacificers discussed below which did not recur in fiscal 1996 and (iii) $1.1 million lower expenses in Mexico and Canada due to reduced marketing activities in these countries.

    The corporate office had $0.3 million lower general and administrative expenses in fiscal 1996 primarily from lower compensation, employee benefit and other costs.

    In fiscal 1996, the Company incurred additional unusual charges of (i) $5.4 million in transaction bonus payments in connection with the Recapitalization and (ii) $5.6 million of expenses related to the completion of the Etonic Acquisition and consolidating the operations of Etonic with those of Spalding.

    ROYALTY INCOME. Royalty income includes income from licensing the Company's worldwide trademarks. Royalty income increased to $14.3 million in fiscal 1996 from $13.5 million in fiscal 1995. The $0.8 million increase was principally due to higher royalty income from footwear and apparel licensees. Fiscal 1996 royalty income from the new Sara Lee apparel license exceeded the royalty income from discontinued fiscal 1995 apparel licenses.

    MANAGEMENT STOCK OWNERSHIP PLAN. Expenses related to the Company's Management Stock Ownership Plan increased to $20.8 million for fiscal 1996 from $1.1 million for fiscal 1995, an increase of $19.7 million. Management Stock Ownership Plan expense represents compensation expense related to the increase in the fair value of common stock of S&E held by certain members of senior management which were purchased by the Company in connection with the Recapitalization.

    RECAPITALIZATION COSTS. In fiscal 1996, the Company incurred $7.7 million in non-capitalized expenses such as legal, printing costs and other professional fees and costs incurred in connection with the Recapitalization.


    INTEREST EXPENSE. Interest expense decreased to $37.7 million for fiscal 1996 from $38.1 million for fiscal 1995, a decrease of $0.4 million or 1.0%. The decrease was a result of $3.3 million in lower interest attributable principally to a decrease in the Company's average U.S. borrowing rate from 10.1% for fiscal 1995 to 9.1% for fiscal 1996 partially offset by $2.0 million in interest on higher average worldwide borrowings and $0.9 million in interest on the Etonic Notes.

    CURRENCY LOSS. Currency loss of $0.8 million was $0.4 million higher in fiscal 1996 than fiscal 1995. See "--Liquidity and Capital Resources."


    EXTRAORDINARY LOSS. The extraordinary loss on early extinguishment of debt relates to a $9.2 million pretax ($6.0 million after-tax) write-off of deferred financing costs relating to the Company's previous U.S. secured credit agreement which was repaid and cancelled in connection with the Recapitalization.



    NET EARNINGS. The Company recorded a net loss of $27.7 million for fiscal 1996 compared to $11.0 million in net earnings for fiscal 1995. The decrease in earnings from fiscal 1995 was a result of (i) $19.7 million increase in Management Stock Ownership Plan expenses relating to the purchase of management shares as a result of the Recapitalization, (ii) $5.4 million in transaction bonus payments, (iii) $7.2 million of expenses related to the Etonic Acquisition, (iv) $7.7 million of Recapitalization expenses, (v) $0.4 million in higher currency losses (vi) $0.6 million in higher taxes, and (vii) $6.0 million extraordinary loss on early extinguishment of debt in fiscal 1996 reduced by (i) $4.8 million increase in earnings from operations, (ii) $0.4 million in lower interest expense, (iii) $2.4 million litigation expense which occurred in fiscal 1995 only and (iv) $0.7 million minority interest in net earnings in fiscal 1995 only.


YEAR ENDED SEPTEMBER 30, 1995 ("FISCAL 1995")
  COMPARED TO YEAR ENDED SEPTEMBER 30, 1994 ("FISCAL 1994")

    NET SALES. The Company's net sales increased to $634.2 million in fiscal 1995 from $583.1 million in fiscal 1994, an increase of $51.1 million or 8.8%. Spalding's net sales increased to $424.1 million in fiscal 1995 from $411.6 million in fiscal 1994, an increase of $12.5 million or 3.0%. Evenflo's net sales increased to $210.0 million in fiscal 1995 from $171.5 million in fiscal 1994, an increase of $38.5 million or 22.4%. On May 17, 1994, the Company acquired substantially all of the non-U.S. trademarks related to its business (the "Acquired Trademarks") from an affiliate of Abarco. In fiscal 1994, prior to the acquisition, the Company paid $4.5 million in royalties for use of the Acquired Trademarks on goods manufactured by the Company. Prior to the acquisition of the Acquired Trademarks, the Company's accounting policy was to net royalty payments to the former owner of the Acquired Trademarks on goods manufactured by the Company against net sales. As a result of acquiring the Acquired Trademarks in May 1994, no significant amounts relating to these trademarks were netted against net sales in fiscal 1995.

    Higher net sales at Spalding were attributable to increased international sales, due primarily to increased volume in golf ball product lines and Dudley softballs. The conversion from the 15 golf ball pack to the 18 golf ball pack coupled with related promotional programs increased TOP-FLITE XL sales in fiscal 1995. In addition, golf club sales increased, but were offset by the close out of the THUNDER HEAT-REGISTERED TRADEMARK- model. Dudley had record softball sales in fiscal 1995 primarily due to new product introductions of softballs with new leather and ZK-COMPOSITE materials. Basketball sales were comparable to the prior fiscal year due to slow retail sales.

    Evenflo's increase in net sales was principally driven by new product introductions in the stationary activity products segment and in car seats, and to a lesser extent Fisher Price's exit from the car seat business in fiscal 1995. The EXERSAUCER, the ULTARA 1-REGISTERED TRADEMARK- PREMIER car seat with ADJUST-A-SHIELD-REGISTERED TRADEMARK-, and the ON MY WAY infant car seat with CARRY RIGHT handle were among the new products which promoted increased unit sales volume. While breastfeeding and baby care net sales increased slightly from prior year levels, the highly competitive reusable and disposable feeding lines coupled with the consumer advisory on pacifiers and car seats negatively impacted the overall increase in net sales. During the second quarter of fiscal 1995, Evenflo's net sales of pacifiers were negatively affected by reports from consumers alleging peeling of pacifiers. As a precautionary measure, Evenflo discontinued shipments of all pacifiers and destroyed existing inventory and, after an internal review, purchases from one of its two suppliers were halted. The cost of such action taken with respect to pacifiers was reflected in fiscal 1995 as a $1.2 million charge to selling, general and administrative expenses. During fiscal 1995, Evenflo discovered that the ON MY WAY infant car seat could crack under severe test conditions, and although the crack would not affect the car seat's ability to restrain the occupant, Evenflo advised consumers of the cracking potential and offered them the option of a rectification kit or a return of the product. The consumer advisory and recall cost of

$1.7 million was deducted from net sales. Management believed these actions were necessary to maintain its high quality standards.

    GROSS PROFIT. The Company's gross profit increased to $226.8 million in fiscal 1995 from $212.8 million in fiscal 1994, an increase of $14.0 million or 6.6%. Gross margin declined to 35.8% for fiscal 1995 from 36.5% for fiscal 1994. Spalding's gross profit increased to $174.4 million in fiscal 1995 from $164.8 million in fiscal 1994, an increase of $9.6 million or 5.8%. Evenflo's gross profit increased to $52.4 million in fiscal 1995 from $48.0 million in fiscal 1994, an increase of $4.4 million or 9.2%.

    Spalding's gross margin increased to 41.1% in fiscal 1995 from 40.0% in fiscal 1994. The increase was attributable to a favorable product mix with higher golf ball sales volume.

    Evenflo's gross margin decreased to 25.0% in fiscal 1995 from 28.0% in fiscal 1994. The decrease was due principally to higher sales of car seats and stationary activity products (representing 50% of net sales in fiscal 1995 compared to 41% in fiscal 1994) which have lower gross margins than feeding products lines (representing 27% of net sales in fiscal 1995 compared to 35% in fiscal 1994). Additionally, the cost of the ON MY WAY voluntary corrective action referred to above reduced net sales by $1.7 million.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses increased to $177.9 million for fiscal 1995 from $178.7 million for fiscal 1994, a decrease of $0.8 million. As a percentage of sales, selling, general and administrative expenses decreased to 28.1% for fiscal 1995 from 30.6% for fiscal 1994.

    The $1.6 million increase in Spalding's selling, general and administrative expenses included a $2.3 million increase in administrative and other expenses reduced by $0.7 million in lower selling, advertising and promotional expenses. The reduction in advertising and promotional expenses was a result of certain fiscal 1994 programs designed to reposition golf balls under the TOP-FLITE brand to a higher price point which were not repeated in fiscal 1995.

    Selling, general and administrative expenses at Evenflo increased $0.9 million. This increase consisted of (i) $1.3 million in higher co-op advertising and sales commissions, (ii) $1.2 million associated with the quality assurance efforts and a consumer advisory on pacifiers referred to above and (iii) a $0.7 million increase in the allowance for doubtful accounts, reduced by (i) $1.5 million in fiscal 1994 expenses not incurred in fiscal 1995 associated with new packaging costs and relocation of the Evenflo infant feeding operations to the Canton, Georgia manufacturing facility and (ii) $0.8 million in other miscellaneous costs.

    In fiscal 1995, the corporate office general and administrative expenses decreased $3.3 million due primarily to costs related to the Acquired Trademarks recorded in fiscal 1994 which did not recur in fiscal 1995.

    ROYALTY INCOME. Royalty income reflected a $0.7 million increase to $13.5 million in fiscal 1995 from $12.8 million in fiscal 1994. Prior to the acquisition of the Acquired Trademarks, the Company's accounting policy with respect to royalty income from licensed products was to net that portion of royalty income required to be paid over to the former owner of the Acquired Trademarks against royalty income. Consequently, by adding $1.8 million to the fiscal 1994 royalty income to eliminate the effect of such deductions from royalty income, royalty income decreased $1.1 million for the comparable periods. For fiscal 1995, non-U.S. royalty income increased $1.1 million which consisted of $1.0 million of higher royalties from Japanese manufacturers and $0.1 million from manufacturers in other countries. U.S. royalty income decreased $2.2 million consisting of (i) $1.2 million reduction due to a soft footwear market coupled with the reduction by a mass merchant of purchases from a Spalding licensee, (ii) $0.8 million decrease from terminating purchases of mass merchandise golf clubs from a licensee to in-house production in fiscal 1995, (iii) $0.2 million decrease as Spalding transitions from current apparel licensees to the new Sara Lee licensee and (iv) $0.3 million decrease in Evenflo royalty income, which is partially offset by net increases in other domestic licensees of $0.3 million.

    LITIGATION SETTLEMENT EXPENSE. In fiscal 1995 the Company incurred a nonrecurring expense of $2.4 million to settle a dispute relating to environmental cleanup costs of a manufacturing facility which the Company disposed of in 1976.

    INTEREST EXPENSE. Interest expense increased to $38.1 million for fiscal 1995 from $17.1 million for fiscal 1994, an increase of $21.0 million. The increase was due to a higher average U.S. borrowing rate of 10.1% for fiscal 1995 versus 5.1% for fiscal 1994 and a higher average borrowing balance, primarily attributable to debt incurred in connection with the purchase of the Acquired Trademarks.

    CURRENCY LOSS. Currency loss of $0.4 million in fiscal 1995 was primarily due to a $1.3 million loss caused by the devaluation of the Mexican peso, partly offset by currency gains. In fiscal 1994, the Company had a currency gain of $0.1 million. See "--Liquidity and Capital Resources."

    NET EARNINGS. Net earnings of $11.0 million for fiscal 1995 were $7.0 million lower than the $18.0 million net earnings for fiscal 1994. The decline in net earnings was a result of (i) significantly higher interest expense and
(ii) a nonrecurring expense for the settlement of a litigation dispute involving an environmental matter of a former operation, partially offset by (i) increased earnings from operations and (ii) lower taxes.

LIQUIDITY AND CAPITAL RESOURCES

    HISTORICAL. Historically, the Company's primary sources of liquidity have been cash from operations and borrowings under various credit facilities. The Company's business is somewhat seasonal. For fiscal 1996, quarterly net sales as a percentage of total sales were approximately 16%, 26%, 29% and 29%, respectively, for the first through the fourth quarters of the fiscal year. In addition, for fiscal 1996, quarterly income from operations as a percentage of total income from operations was approximately (10)%, 26%, 67% and 17%, respectively, for the first through fourth quarters of such fiscal year. Many sporting goods marketed by Spalding, especially golf products, experience higher levels of sales in the spring and summer months. The Company's need for cash historically has been greater in its first and second quarters when cash generated from operating activities coupled with drawdowns from bank lines have been invested in receivables and inventories.

    Operating activities generated $32.0 million, $16.6 million and $35.6 million in cash flow in each of the 1996, 1995 and 1994 fiscal years respectively. The $15.4 million increase in cash flow from operating activities in fiscal 1996 compared to fiscal 1995 was due to a $19.5 million decrease in working capital offset by $4.1 million in lower net earnings (as adjusted for depreciation and other non-cash expenses).

    The reduction in cash flow from operating activities in the 1995 fiscal year compared to the 1994 fiscal year of $19 million was primarily due to an $18.7 million increase in working capital as inventories increased to support higher sales volumes as well as Spalding's entry into premium golf club lines, and receivables increased due to strong 1995 fiscal year end sales activity and Spalding incentive programs.

    The primary sources of cash flows from financing activities are from borrowings under credit agreements available to the Company and certain non-U.S. subsidiaries and other indebtedness of the Company. The Company's principal credit agreements prior to the Recapitalization were a $450 million maximum credit commitment dated October 13, 1994 and an April 17, 1996 $40 million maximum commitment interim loan agreement. Certain non-U.S. subsidiaries of the Company utilize various non-U.S. bank financing arrangements with a maximum aggregate availability of U.S. $46.8 million. The Company's other indebtedness consists primarily of financing agreements with various government agencies to finance the costs of a manufacturing facility and equipment with scheduled repayments through the year 2010. As part of the Recapitalization, all indebtedness except for the non-U.S. bank financing was repaid and terminated.

    Capital expenditures for fiscal 1996 were $19.5 million compared with $15.4 million in fiscal 1995 and $19.1 million in fiscal 1994. Evenflo expended $3.5 million in fiscal 1994 to complete the construction of a new manufacturing facility in Canton, Georgia. All other capital expenditures were used primarily for new product introductions and to upgrade existing production equipment. In addition, on May 17, 1994, the Company purchased the Acquired Trademarks for $176 million. Capital expenditures for fiscal 1996 include a significant element for a program to expand golf ball production and such expansion will continue into fiscal 1997, resulting in capital expenditures for fiscal 1997 being approximately $3 million to $5 million above historical levels. See "Business--Spalding--Manufacturing, Product Procurement and Raw Materials."

    POST-RECAPITALIZATION. Following the Recapitalization, the Company's principal sources of liquidity will be from cash flow generated from operations and borrowing under the $250 million Revolving Credit Facility. The Company's principal uses of liquidity will be to provide working capital, meet debt service requirements and finance the Company's strategic plans.

    EBITDA is included in this Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to similar measures. The following sets forth certain information regarding the Company's EBITDA and other net cash flow items for fiscal 1996:

                                                                                       HISTORICAL CASH FLOW
                                                                                  NET CASH PROVIDED BY (USED IN)
                                                                               ------------------------------------
                                                                  OTHER ITEMS
                                                                   AFFECTING
                                                      HISTORICAL  HISTORICAL    OPERATING   INVESTING    FINANCING
                                                        EBITDA      EBITDA     ACTIVITIES   ACTIVITIES  ACTIVITIES
                                                      ----------  -----------  -----------  ----------  -----------
Spalding............................................  $   63,692   $   9,232    $  44,438   $  (14,941)  $   2,423
Evenflo.............................................      23,525       3,642       32,478       (9,740)         (4)
Corporate...........................................     (41,552)     37,034      (44,892)           0      39,432
                                                      ----------  -----------  -----------  ----------  -----------
Consolidated........................................  $   45,665   $  49,908    $  32,024   $  (24,681)  $  41,851
                                                      ----------  -----------  -----------  ----------  -----------
                                                      ----------  -----------  -----------  ----------  -----------

    SPALDING. Spalding's EBITDA includes Etonic for the three months from the July 1996 acquisition date. On a pro forma basis, had Etonic's operations been included from October 1, 1995, Spalding's EBITDA would have been increased by approximately $2.0 million. In addition, Spalding's EBITDA was adversely affected by unusual costs relating to Etonic aggregating approximately $7.2 million due to purchase accounting effects attributable to Etonic's inventory turnover (approximately $1.6 million), to charges related to consolidating Etonic's administrative operations (approximately $4.8 million) and to additional expenses related to the Etonic Acquisition (approximately $0.8 million).

    EVENFLO. Evenflo's EBITDA was adversely affected by approximately $1.3 million of unusual costs to consolidate certain of its operations that were previously managed separately. In addition, Evenflo experienced unusually high bad debt write-offs of approximately $2.3 million as a result of the bankruptcy of two of its customers.


    CORPORATE. Corporate incurred unusual costs adversely affecting EBITDA directly attributable to the Recapitalization and related to relocation of the Company's corporate office. Such costs, aggregating approximately $35.6 million, reduced corporate EBITDA as follows: (i) $20.8 million related to the S&E Management Stock Purchase Plan; (ii) $5.4 million related to a transaction bonus paid to the Company's management; (iii) $7.7 million in fees and other expenses of the Recapitalization; (iv) $1.4 million relating to services provided by the executives of Abarco that will be discontinued after the Recapitalization and
(v) $0.3 million of costs related to the relocation of the corporate office. In addition, corporate also incurred other unusual costs (including management fees and other expenses on behalf of Abarco) aggregating approximately $1.4 million. Of the aforementioned items approximately $24.5 million have been reflected in the pro forma financial statements. Beginning in 1997 corporate will pay KKR an annual management fee of $1.0 million.


    After adjusting the Company's historical cash flows from operating activities and its net loss for fiscal 1996 by the unusual costs described above, the Company would have had the cash flows necessary to service the increased debt resulting from the Financings described below and would have been profitable. As a result, the Company does not believe that its historic net loss in fiscal 1996 is indicative of a current or a future inability to service its debt. The Company expects cash flows from operations to improve in future periods through the implementation of the strategies described in the "Business" section of this Prospectus, although there can be no assurance as to the success of such strategies.


    The Financings include (i) $650 million under the Credit Facilities comprised of a $400 million Term Loan Facility and a $250 million Revolving Credit Facility, (ii) $200 million of Notes, (iii) $150 million of Preferred Stock, and (iv) the $221 million Equity Investment. The proceeds from the Credit Facilities, Notes, Preferred Stock and Equity Investment were used to effect the Recapitalization and pay fees and expenses in connection therewith. At September 30, 1996, after giving effect to the Recapitalization, the Financings and the Etonic Acquisition, the Company has borrowed the entire $400 million under the Term Loan Facility and $25.8 million of the Revolving Credit Loans. On October 1, 1996 the $25.8 million of Revolving Credit Loans was repaid leaving an additional availability of $168 million under the Revolving Credit Facility (reduced to reflect $82 million of outstanding letters of credit and bankers' acceptances).

    The $400 million Term Loan Facility consists of (i) $175 million seven year Term Loan A, (ii) $87.5 million eight year Term Loan B, (iii) $87.5 million nine year Term Loan C and (iv) $50 million nine and one half year Term Loan D. These Term Loans will amortize as follows:

                                                            TERM        TERM         TERM         TERM
YEAR                                                       LOAN A      LOAN B       LOAN C       LOAN D
--------------------------------------------------------  ---------  -----------  -----------  -----------
                                                                       (DOLLARS IN MILLIONS)
1.......................................................  $     0.0   $     0.0    $     0.0    $     0.0
2.......................................................       15.0         1.0          1.0          0.5
3.......................................................       25.0         1.0          1.0          0.5
4.......................................................       25.0         1.0          1.0          0.5
5.......................................................       30.0         1.0          1.0          0.5
6.......................................................       30.0         1.0          1.0          0.5
7.......................................................       50.0         1.0          1.0          0.5
8.......................................................                   81.5          1.0          0.5
9.......................................................                                80.5          0.5
9.5.....................................................                                             46.0
                                                          ---------       -----        -----        -----
                                                          $   175.0   $    87.5    $    87.5    $    50.0
                                                          ---------       -----        -----        -----
                                                          ---------       -----        -----        -----

    The Term Loan Facility is also subject to mandatory prepayment with the proceeds of certain asset sales and certain debt offerings and a portion of excess cash flow (as defined in the Credit Facilities). The Revolving Credit Facility will terminate seven years after the date of the Recapitalization.

    The Old Notes were issued in an aggregate amount equal to $200 million in principal amount with cash interest payable semianually in arrears and a maturity ten years from the date of issuance. See "Description of the Exchange Notes--Principal, Maturity and Interest".

    The Preferred Stock was issued with a $150 million aggregate liquidation preference and has a required redemption twelve years after the date of issuance. The Preferred Stock does not pay cash dividends. See "Description of Preferred Stock."

    CURRENCY HEDGING. The Company uses forward exchange contracts to hedge up to six month transaction exposures from U.S. dollar purchases made by its non-U.S. operations.

INFLATION

    Inflation has not been material to the Company's operations within the periods presented.

                                    BUSINESS

GENERAL

    The Company is a leading global marketer, manufacturer and licensor of branded consumer products serving the golf, sporting goods and infant and juvenile product markets. Spalding is one of the most recognized consumer product companies serving the sporting goods industry, and in 1995, sold more golf balls, basketballs and softballs than any other company in the U.S. Evenflo is the largest domestic manufacturer of juvenile car seats, juvenile stationary activity products and breastfeeding products and is widely recognized by new mothers for high quality, safety-tested infant and juvenile products. The Company markets its products in over 100 countries and had pro forma net sales of $732 million in fiscal 1996.

    Spalding was founded in 1876 by Hall of Fame baseball pitcher Albert G. Spalding and is one of the oldest, largest and best-known sporting goods companies in the world. Spalding produced the first official major league baseball in 1876 and the first basketballs and volleyballs in the 1890's. Spalding has a leading market position in these product lines today and is currently the exclusive supplier of the official NBA basketball and American Volleyball Association ("AVA") volleyball. Additional early achievements were the first U.S.-made footballs, golf clubs, golf balls, tennis rackets and tennis balls. Spalding introduced the first "dimpled" golf ball in the United States in 1908; the first two-piece, solid golf ball in 1966, which today is the most commonly played type of ball; and the SURLYN cut-resistant golf ball cover in 1971. More recently, Spalding introduced the TOP-FLITE STRATA TOUR golf ball, a premium ball that uses a patented multi-layer core and ZS BALATA cover, the first oversized golf ball, sold under the TOP-FLITE MAGNA brand name, the patented TOP-FLITE TOUR golf club, the titanium TOP-FLITE TOUR irons, the MUSCLE graphite shaft and the ZK-COMPOSITE basketball.

    Evenflo was established in 1920, and its early successes came from the development in 1935 of the modern nursing bottle nipple, which is held in place with a screw-on bottle cap, versus the then-standard nipples which were stretched over the bottle top. Evenflo has since developed a large number of innovative infant feeding products, including the first fully transparent baby bottle, the first decorated nursers, the first convertible (infant to toddler) car seat to pass applicable federal testing standards, and the first juvenile stationary activity product. Evenflo seeks to distinguish itself from its competitors by continually developing innovative, high quality products and offering them at competitive prices.

    The Company has its principal executive office at 601 South Harbour Island Boulevard, Suite 200, Tampa, Florida 33602-3141. The Company's telephone number is (813) 204-5200.

COMPETITIVE STRENGTHS

SPALDING

    LEADING MARKET SHARE IN KEY PRODUCT AREAS. In 1995, Spalding was the U.S. market share leader in golf balls (35% market share in units), basketballs (48% market share in net sales), and softballs (27% market share in net sales). In 1995, Spalding held the leading U.S. market share position in products that generated 60% of its pro forma net sales. Spalding sold approximately 25 million dozen golf balls in fiscal 1995, approximately 30% more (by units) than its nearest competitor. The Company believes that TOP-FLITE is the most played golf ball in the world. By leveraging its strong market position in core product lines, Spalding is able to increase net sales and profit margins by introducing new lines of related products, such as TOP-FLITE TOUR golf clubs and TOP-FLITE STRATA TOUR golf balls, or line extensions in existing products, such as ZK-COMPOSITE basketballs and volleyballs.

    STRONG BRAND IDENTITY. Spalding enjoys a 91% brand awareness among sports participants in the U.S. due to its 120-year tradition of developing and manufacturing high quality sporting goods products. The

Company believes that the NBA's exclusive endorsement of Spalding basketballs since 1983, along with the endorsement of Spalding products by professional athletes such as Lee Trevino, Mark O'Meara, Payne Stewart, Craig Stadler, D.A. Weibring, Bill Glasson, Hakeem Olajuwon, Shaquille O'Neal, Rebecca Lobo and Orel Hershiser, has contributed to Spalding's high level of domestic and international brand awareness and strong market positions. Spalding pursues domestic and international growth through new product introductions, line extensions and licensing arrangements under its well established brand names, including SPALDING, TOP-FLITE, ETONIC and DUDLEY. In addition, Spalding's strong brand identity in its key product areas increases licensing opportunities for apparel, footwear and other products. Sales of licensed Spalding products totaled approximately $344 million in fiscal 1996, up from approximately $241 million in fiscal 1992, a compound annual growth of 9%. Spalding realized royalty income from such licensed sales of $14 million in fiscal 1996.

    EMPHASIS ON PRODUCT DEVELOPMENT AND INNOVATION. In recent years, the Company has derived a significant percentage of its net sales from new product introductions and line extensions. For fiscal 1996, 33% of Spalding's net sales came from new products and line extensions introduced during fiscal 1996. Spalding currently holds more than 128 U.S. patents, 55 of them in golf ball technology alone. Spalding introduced the first dimpled golf ball in the U.S., invented the first two piece golf ball, developed and patented the blended SURLYN cut-resistant golf ball cover and in May 1996 introduced the TOP-FLITE STRATA TOUR, Spalding's latest product offering in the premium golf ball market. In addition, Spalding has recently introduced one of the first titanium irons in the market, and the popularity of Spalding's patented ZK-COMPOSITE materials for basketballs and volleyballs has contributed to Spalding's success in both of these markets.

    LOW COST PRODUCER. Spalding is the largest golf ball manufacturer in the U.S. and, as a result of its highly automated manufacturing process and focus on improving efficiency, believes it is one of the lowest cost golf balls producers in the world. Since 1992, Spalding has reduced costs per unit by 6%, reduced average per ball production time from eight days to less than 30 hours and increased its production capacity by approximately 45%, while improving product quality levels.

    QUALITY CUSTOMER SERVICE AND SUPPORT. Spalding believes that quality customer service is a critical factor for success in the branded consumer products market. Spalding has developed a highly integrated, on-line software system which allows Spalding to expedite order entry, respond rapidly to retail customer questions regarding product specifications and custom orders and direct consumers to convenient retail locations that stock Spalding products. In response to the growing need to assist retailers with their efforts to improve purchasing efficiencies, Spalding offers customized computer-to-computer order entry, just-in-time inventory control and other specialized services.

EVENFLO

    STRONG MARKET SHARE IN KEY PRODUCT AREAS. In 1995, Evenflo was the U.S. market leader (by net sales) in juvenile car seats (35% market share), juvenile stationary activity products (in excess of 50% market share) and breastfeeding products (50% market share). In 1995, Evenflo held leading market share positions in products that generated over 55% of its net sales. In 1995, Evenflo had one of the leading domestic market positions (by net sales) in play yards (27% market share) and reusable nursing systems (24% market share). Evenflo believes that its strong market shares are attributable to its design of safety-tested products that appeal to parents' desires for fashionable products that add convenience to the child care process. The breadth of Evenflo's product line permits it to compete effectively in international markets and Evenflo has significant net sales in certain international markets.

    STRONG BRAND IDENTITY. With a strong brand awareness among new mothers in the U.S., Evenflo is one of the most widely recognized names in the infant and juvenile products industry. Evenflo believes that its long history of developing safety-tested, innovative products (Evenflo introduced the first nursing bottle system in 1935) is responsible for the high levels of brand loyalty achieved by its products. In addition, the strength of Evenflo products in the car seat and high chair markets which are "core" products (required products for most families with infants and juveniles) contributes to customers recognizing Evenflo as a brand name associated with high quality consumer products. Evenflo is able to introduce new lines and related products, such as Evenflo's car seat/stroller combination, or product innovations, such as the stationary EXERSAUCER, by leveraging its strong brand name awareness.

    EMPHASIS ON INNOVATION AND PRODUCT DEVELOPMENT AND SAFETY TESTING. Evenflo has developed a number of innovative infant and juvenile products, including the first fully transparent baby bottle, the first decorated nurser, the first convertible car seat to pass applicable Federal testing standards, and the first juvenile stationary activity product. In 1994, Evenflo successfully introduced the stationary EXERSAUCER infant exerciser as a safer alternative to infant walkers. Evenflo's most recent car seat offering, the ON MY WAY introduced in 1994, with its ergonomically correct CARRY RIGHT handle, has gained a leading market share in the infant car seat segment. By designing a car seat that attaches to a stroller to form the new ON MY WAY TRAVEL SYSTEM, Evenflo has opened incremental growth opportunities in strollers. Each new product Evenflo developes is subjected to extensive evaluation to ensure it meets Evenflo's standards for quality and safety.

    QUALITY CUSTOMER SERVICE AND SUPPORT. Evenflo believes that effective customer service is essential to maintaining the brand loyalty of new parents, grandparents and other purchasers of infant and juvenile products. Evenflo has established toll free customer service numbers for consumers with questions relating to Evenflo products. Like Spalding, Evenflo offers customized computer-to-computer order entry, just-in-time inventory control and other specialized services to its customers.

BUSINESS STRATEGY

SPALDING

    Spalding's objective is to be a leading worldwide supplier of high quality sporting goods products serving the needs of sports participants of all skill levels. Spalding seeks to achieve this objective through the following strategies, as well as by growing through selective acquisitions:

    INCREASE MARKET SHARE IN GOLF PRODUCTS. Spalding intends to increase market share in each golf product market segment, particularly the premium golf market, by pursuing the following strategies:

    - INTRODUCING FREQUENT IMPROVEMENTS IN GOLF BALL TECHNOLOGY. Spalding's introduction of the TOP-FLITE STRATA TOUR golf ball marks the fourth consecutive year in which Spalding has introduced a new line of advanced performance golf balls. With its patented multi-layer core and ZS BALATA cover, the TOP-FLITE STRATA TOUR outperforms other premium grade golf balls in distance and spin comparisons. The TOP-FLITE STRATA TOUR has been one of the most successful product launches in the Company's history and has increased Spalding's sales through the attractive on-course pro shop channel. Through the introduction of the TOP-FLITE STRATA TOUR, along with further enhancements to Spalding's high volume TOP-FLITE XL and TOP-FLITE MAGNA brands, Spalding intends to expand its presence in the premium golf ball market while maintaining its unit leadership in the mid-priced golf ball market.

    - INCREASING SALES OF PREMIUM GOLF CLUBS. Spalding entered the premium golf club market in 1994 to capitalize on the strength of the TOP-FLITE name and establish TOP-FLITE as a major brand in the $1.2 billion U.S. wholesale golf club market, which is highly fragmented and has grown 13% annually over the past five years. Since the beginning of the 1996 golf season, TOP-FLITE TOUR irons have been one of the most played irons on the PGA Senior Tour. In addition, Spalding's U.S. premium golf club sales have increased to $21 million for fiscal 1996 from $10 million for fiscal 1995. Spalding recently introduced its first titanium TOP-FLITE TOUR irons and its new MUSCLE graphite shaft which further improves the Company's position in the premium golf club market.

    - EXPANDING AND UPGRADING ITS LINE OF GOLF ACCESSORIES. The acquisition of Etonic, the second best selling golf shoe brand in the U.S., extends the Company's golf franchise to golf shoes and gloves, as well as enhances the Company's distribution into on-course golf pro shops and high-end golf retailers. Etonic currently offers over 70 styles of golf shoes which are endorsed by several of the leading PGA tour professionals, including Phil Mickelson. The Company intends to capitalize on the acquisition of Etonic by introducing new shoe and glove products which complement the TOP-FLITE line of equipment and accessories.

    CONTINUE NEW SPORTING GOODS PRODUCT INNOVATIONS AND INTRODUCTIONS. Spalding intends to expand on its leading market share in basketballs, softballs and volleyballs by continuing to develop new products in related categories. Spalding will continue to introduce high end, innovative products for its sporting goods segment, such as a new dimpled softball, a "soft-touch" volleyball and premium soccer balls. Spalding also intends to continue developing new high performance products for the increasing number of women participating in competitive sports and the growing international market for sporting goods. In addition, Spalding intends to utilize its Warner Bros. license for LOONEY TUNES to become a leader in the growing licensed character segment of the athletic products industry.

    GROW INTERNATIONAL SALES. Although Spalding already markets its products in over 95 countries, management believes that significant additional opportunities exist to increase international sales, especially in Latin America, China, and other nations in Southeast Asia. In addition to new geographic opportunities, Spalding believes that significant international opportunities are available for growth from both existing product lines as well as new product introductions due to the growing international popularity of golf, basketball and volleyball. Spalding believes that its brand name recognition in the U.S. coupled with important product endorsements, particularly the NBA and touring golf professionals, will allow Spalding to continue to expand in international markets.

    SELECTIVELY EXPAND LICENSING PROGRAM. Spalding intends to selectively expand its brand name to additional product categories and new markets, particularly outside the U.S. Spalding is currently one of the world's leading sports brand licensors with over 100 worldwide licenses. The SPALDING and TOP-FLITE brand names are licensed in over 45 product categories, including the Hakeem Olajuwon shoe line by Mercury International Trading Corp., one of the largest shoe manufacturers in the world, and an apparel line by Mitsubishi Corporation in Japan. Spalding also recently entered into a 15-year exclusive U.S. licensing agreement with the Sara Lee Corp., one of the largest apparel manufacturers in the U.S. and the maker of Champion, Coach, Hanes and L'eggs products, for apparel products in the mid-price range.

EVENFLO

    Evenflo's objective is to be a worldwide leader in serving the infant and juvenile hardgoods products markets with high quality products and excellence in customer service. Evenflo seeks to achieve this objective by pursuing the following strategies, as well as by growing through selective acquisitions:

    INCREASE MARKET SHARE THROUGH NEW PRODUCT INNOVATIONS. Evenflo expects to introduce numerous new products in its juvenile furniture and infant feeding markets in the next twelve months. Evenflo is the leading seller of infant and juvenile car seats in the U.S. and will seek to increase its market share with the recently launched MEDALLION, a high-end convertible (infant to toddler) car seat. Evenflo intends to use its recent success with the ON MY WAY TRAVEL SYSTEM, a combination car seat and stroller system, to increase sales of strollers. Evenflo intends to introduce products similar to its multi-functional PHASES high chair, which was introduced in late 1995 and converts from infant feeding seat to high chair to booster seat and then to a play table and chair. The success of the PHASES high chair has increased Evenflo's share (by net sales) of the U.S. high chair market from approximately 5% in 1994 to 13% for the six months ended June 30, 1996.

    GROW INTERNATIONAL SALES. Evenflo's international sales have grown at a compound annual rate of more than 8% from fiscal 1992 to fiscal 1996. Evenflo intends to continue to increase sales in international markets, which are highly fragmented with many competitors that generally do not have the brand name, breadth of product offerings or economies of scale possessed by Evenflo. In addition, Evenflo expects that its strength in car seats will be an advantage in certain foreign markets such as Korea and Singapore which have recently enacted mandatory child restraint laws. To effectively compete in international markets, Evenflo develops product, packaging and marketing strategies specific to targeted markets in conjunction with key foreign distributors.

    SELECTIVELY EXPAND LICENSED PRODUCT OFFERING. Evenflo anticipates that sales of products featuring popular, licensed cartoon characters will provide increased revenue opportunities as consumers purchase additional products based upon the appeal of the licensed character. Evenflo has been a licensee of DISNEY BABIES for feeding products since 1985. In addition, Evenflo introduced a number of new products featuring licensed characters, such as PETER RABBIT & FRIENDS, PADDINGTON BEAR and PRECIOUS MOMENTS during fiscal 1996. Evenflo is evaluating other licensed characters for use with both its furniture and feeding product lines.

SPALDING

    Spalding, with pro forma net sales of $495 million in fiscal 1996, is a leader in the $2.4 billion U.S. wholesale golf industry and in the $57 billion U.S. wholesale sporting goods industry, with some of the most widely recognized branded consumer product names such as SPALDING, TOP-FLITE, ETONIC and DUDLEY. Spalding's brand names are currently featured on over 2,000 products with an emphasis on three primary categories: (i) golf products, (ii) products for other sporting goods segments, such as basketball, diamond sports (baseball and softball), volleyball and soccer and (iii) licensed athletic products, including apparel and footwear. To broaden Spalding's line of golf products, in July 1996 the Company acquired Etonic's line of golf accessories, including the second best selling golf shoe brand in the U.S., golf gloves and apparel. Spalding's pro forma international sales have grown to $153 million, or 31% of Spalding's pro forma net sales in fiscal 1996, due in large part to the popularity of golf, basketball and volleyball outside the United States.

    Spalding had leading market shares in 1995 in many of its key products areas as demonstrated by the following table:

   PRODUCT     U.S. MARKET SHARE  U.S. MARKET RANK
-------------  -----------------  ----------------
Golf Balls            35%                #1
Basketballs           48%                #1
Softballs             27%                #1

GOLF PRODUCTS

    GENERAL. Golf products are Spalding's largest product category, generating worldwide pro forma net sales of more than $333 million in fiscal 1996, or approximately 67% of Spalding's total pro forma net sales. Spalding is the U.S. market share leader in the manufacture and marketing of golf balls, primarily under its TOP-FLITE brand name, as well as an industry leader in introducing innovative new golf products. Spalding offers a comprehensive array of golf clubs, golf bags, golf shoes and other golf accessories. In addition to golf balls, Spalding's golf products are endorsed by leading golf professionals including Lee Trevino, Payne Stewart, Bill Glasson, Craig Stadler, Mark O'Meara and D.A. Weibring. Spalding golf club products are played worldwide by over 100 touring golf professionals and many PGA club professionals.

    The golf industry has been growing both in the United States and worldwide, particularly among younger players, seniors and women. In 1995, according to the National Golf Foundation ("NGF"), approximately 25 million people played approximately 490 million rounds of golf in the United States, and approximately two million people are estimated to have played golf for the first time. In addition, in the United States, the total number of golf courses increased from 13,004 in 1991 to over 15,390 in 1995. While the number of golfers (defined by the NGF as an individual age 12 or older who played at least one round of golf) and rounds played increased only moderately from 1986 through 1994, total spending by golfers increased by 8.6% compounded annually over the same period. For 1995, total wholesale expenditures on all golf products were estimated at over $4.5 billion worldwide and at over $2.4 billion in the United States.

    The Company believes that the following industry trends will favorably impact the number of golfers, rounds of golf played and number of golf facilities in future years:

    - An aging U.S. population, with more retired individuals, is expected to provide increasing demand for golf. The NGF estimates that approximately 25% of U.S. golfers in 1995 were over the age of fifty and that these golfers played a disproportionate 47% of the total rounds played.

    - Beginning golfers tend to be young and relatively affluent. A 1995 NGF report estimates that almost 56% of beginning golfers are under age 30, 61% are from households where annual income exceeds $40,000, and, of that latter percentage, 21% are from households where annual income exceeds $75,000.

    - During 1995, 309 golf courses opened in the United States, which represents a 33% increase over golf course openings in 1994. From 1991 to 1995 the number of golf courses open for play increased by approximately 18%. According to the NGF, at year end 1995, over 800 golf courses were under construction, with approximately 500 golf courses scheduled to open during 1996.

    The Company believes that numerous golf markets are developing worldwide. In addition to the popularity of golf in Australia, Japan and New Zealand, the Company believes that Asian markets, such as China, Hong Kong, India, Korea, Malaysia and Thailand, and the South American markets, may experience significant growth in numbers of players and rounds played. Spalding believes that Top-Flite's strong brand name and experience in international markets will be a competitive advantage in these emerging markets.

    GOLF BALLS. Spalding was the leading manufacturer of golf balls in the $580 million U.S. wholesale market in 1995 and with worldwide net sales in fiscal 1996 of $214 million is a leader in the global golf ball market. Spalding currently markets its line of golf balls under numerous names including TOP-FLITE STRATA TOUR, TOP-FLITE TOUR, TOP-FLITE MAGNA, TOP-FLITE XL, TOP-FLITE Z-BALATA and FLYING LADY-REGISTERED TRADEMARK-. Spalding believes that its family of Top-Flite golf balls has sold more golf balls than any other family of golf balls in the world. Spalding introduced a number of golf ball line extensions in fiscal 1996, including the new TOP-FLITE STRATA TOUR, TOP-FLITE MAGNA EX, TOP-FLITE HOT XL in a 15-pack, TOP-FLITE Z-BALATA, TOP-FLITE TOUR SD-TM- and TOP-FLITE XL 90/100 balls, as well as improved range balls. Spalding focuses its marketing efforts on pro shops, off-course golf specialty shops, sporting goods stores and other retail outlets where the Top-Flite name is widely recognized. In addition, the Company seeks to increase sales to women, who have represented the fastest growing segment of the golf market.

    Spalding believes that the golf ball market is highly receptive to new product development, and therefore, Spalding seeks to lead the industry in product innovation. For example, Spalding introduced the first two-piece golf ball in 1966 and the blended SURLYN golf ball cover in 1971, which virtually eliminated cutting of the cover. In 1986, Spalding introduced the TOUR EDITION golf ball, the first two-piece golf ball to be accepted on the professional tour. In 1993, Spalding introduced the first successful oversized golf ball, marketed under the TOP-FLITE MAGNA name. Spalding recently introduced the TOP-FLITE STRATA TOUR, an innovative design that uses a patented, multi-layered core and a patented cover to improve performance. Through its research and development efforts, Spalding has successfully introduced a new line of advanced performance golf balls in each of the last four years (the TOP-FLITE STRATA TOUR, TOP-FLITE Z-BALATA, TOP-FLITE MAGNA and TOP-FLITE TOUR brands). Spalding also customizes its golf balls with customers' names or logos (a market which management believes to represent 20% of the total golf ball market).

    GOLF CLUBS. In fiscal 1996, sales of Spalding golf clubs generated $72 million in net sales. In 1995, U.S. wholesale sales of golf clubs were estimated at $1.2 billion. Spalding offers a wide range of golf clubs for the recreational and professional golfer at various price points marketed primarily under the TOP-FLITE TOUR, TOP-FLITE MAGNA, EXECUTIVE-REGISTERED TRADEMARK- and TOP-FLITE INTIMIDATOR brand names. Spalding formed a new division in 1995, the Top-Flite Golf Club Company, to capitalize on the strength of the Top-Flite brand name and establish Top-Flite as a major brand in the golf club market. Since the beginning of the 1996 golf season, TOP-FLITE TOUR irons have been extensively used on the Senior Tour and Terry Dill, who uses the TOP FLITE INTIMIDATOR driver exclusively, has earned the number one ranking for distance drivers on the Senior Tour as of September 30, 1996. In addition, professional players that play TOP-FLITE clubs have eight victories in PGA sponsored events in 1996. The Company believes that the increased exposure of TOP-FLITE golf products on professional tours has resulted in an increase in demand for TOP-FLITE golf club products. U.S. net sales of professional quality TOP-FLITE golf clubs have increased 118% during fiscal 1996 over fiscal 1995.

    Spalding irons incorporate technological and design features, such as perimeter weighting, graphite shafts, graphite and titanium head inserts and Top-Flite's patented stabilizer bar design. Through the use of computer-aided design and modeling software, Spalding is continually developing new golf club features. Spalding recently announced the introduction of its first titanium TOP-FLITE TOUR irons and its new MUSCLE graphite shaft.

    Spalding's strategy is to design golf clubs for men, women and seniors of all ability levels. Spalding pursues a pricing strategy that covers all price points, using its TOP-FLITE TOUR, TOP-FLITE MAGNA and SPALDING brand names to satisfy the high performance, recreational and value segments of the market, respectively.

    GOLF ACCESSORIES. Spalding also designs and markets golf accessories, including golf bags, club covers, tees, towels, sports luggage and hats. The Etonic Acquisition reflects Spalding's strategy to expand and upgrade its line of golf accessories by expanding Spalding's traditional offerings of golf products to include Etonic golf shoes (which are ranked second in domestic market share), Etonic golf gloves and Etonic golfwear. On a pro forma basis to reflect the Etonic Acquisition, Spalding had fiscal 1996 net sales of $48 million of golf accessories. In 1995, the U.S. wholesale market for golf accessories was approximately $480 million.

SPORTING GOODS PRODUCTS

    The sporting goods products segment includes basketballs, a broad line of softball and baseball products, volleyballs, soccer balls and other sports products. Spalding's sporting goods products (other than golf) accounted for $162 million of pro forma net sales in fiscal 1996, representing Spalding's second largest product category with approximately 33% of total Spalding pro forma net sales.

    BASKETBALLS. Spalding produced the first basketball in 1894 and is the market share leader in the estimated $98 million U.S. market for basketballs, with $51 million of net sales in the U.S. in fiscal 1996. From fiscal 1992 to fiscal 1996, Spalding's U.S. sales of basketballs increased approximately 71%. Through its license which extends through January 1997, Spalding is the exclusive official basketball of the NBA and has used this endorsement, as well as the endorsement of professional players such as Hakeem Olajuwon and Shaquille O'Neal, to gain worldwide market share in this product category.

    The worldwide market for basketballs has grown significantly over the past several years and the total number of U.S. participants has increased from an estimated 39 million in 1991 to 47 million in 1995. A significant trend has been the increase in basketball awareness and participation internationally, stimulated by the Olympics and the expansion of NBA television broadcasts.

    Spalding continues to develop its leadership in the basketball market through innovative product design such as the ZI/O-TM- (a new indoor/outdoor basketball design). In 1991, Spalding introduced its ZK-COMPOSITE basketball, which utilizes new composite materials technology and offers excellent performance characteristics at lower price points than leather balls. The ZK-COMPOSITE basketball is the official ball of the Continental Basketball Association ("CBA"), USA Basketball, the Big East, the Big 12, National Invitational Tournament ("NIT") and the Atlantic Coast Conference Basketball Tournaments and many college teams. Internationally, the Spalding basketball is the official basketball of professional leagues and national teams in more than 20 basketball markets, including Italy and France.

    DIAMOND SPORTS PRODUCTS. Spalding is a leading worldwide supplier of a broad line of softball and baseball products, including balls, bats, gloves, bags and other accessories. Spalding generated $23 million in net sales from diamond sports products in fiscal 1996. Total wholesale expenditures in the United States on diamond sports products were an estimated $348 million in 1995.

    Spalding's Dudley Division is the leading supplier of softballs in the world. In 1995, the Company estimated that Dudley captured approximately 27% of the U.S. market for softballs. Dudley markets its products under the DUDLEY, THUNDER-REGISTERED TRADEMARK- and TOURNAMENT PLUS II-REGISTERED TRADEMARK-names.

    Spalding sells a broad line of baseball products worldwide under the SPALDING and TOP-FLITE names. Spalding has concentrated its marketing and product development efforts primarily on the glove category for the past five years. Spalding plans to concentrate on the high performance bat market while continuing aggressive growth in the glove category worldwide.

    VOLLEYBALLS. Spalding produced the first volleyball in 1895 and today is a leading provider of volleyballs in the U.S. Spalding markets volleyballs under the SPALDING, TOP-FLITE and AVA-TM- names. Spalding's TOP-FLITE
18-REGISTERED TRADEMARK- is the official ball of the American Volleyball Association (AVA) and the California Beach Volleyball Association. The Company has entered into a commitment letter with the NCAA to be the sole supplier of volleyballs to NCAA tournaments and to obtain the exclusive right to use the NCAA logo on Spalding volleyballs. Spalding sells eleven varieties of volleyballs, including a new line of volleyballs featuring ZK-COMPOSITE technology.

    The number of participants playing volleyball in the United States in 1995 was an estimated 41 million, with 13 million beach volleyball participants. Total wholesale expenditures in the United States on volleyballs were an estimated $82 million in 1995. Sales of volleyballs represent less than 10% of the Company's consolidated revenues.

    SOCCER BALLS. Spalding supplies top quality soccer balls for the U.S. and international markets. Spalding markets its soccer balls primarily under the Spalding name. Soccer has more participants and spectators than any other sport in the world. The number of participants worldwide is estimated to be over 400 million. The Company estimates that there were approximately 17 million soccer participants in the United States in 1995. Total wholesale expenditures in the United States on soccer products, excluding footwear and apparel, were an estimated $40 million in 1995. Sales of soccer balls, individually (and together with volleyballs) represent less than 10% of the Company's consolidated revenues.

    OTHER SPORTS PRODUCTS. Spalding markets a number of other sporting goods and sports related products serving tennis, racquetball, handball, football and other sports activities. Pro forma net sales of such items totaled $62 million in fiscal 1996.

LICENSING

    Spalding is one of the leading general sports brand licensors with over 100 worldwide licensees. In exchange for royalty fees, Spalding grants licensees the exclusive right to use specified Spalding trademarks in product categories and geographical areas where Spalding does not enjoy competitive advantages as a manufacturer of sporting goods. The SPALDING and TOP-FLITE brand names, are licensed in over 45 product categories, including the Hakeem Olajuwon shoe line by Mercury International Trading Corp., one of the largest shoe manufacturers in the world, and an apparel line by Mitsubishi Corporation in Japan. Other Spalding licensed products include sportswear, footwear, sunglasses, luggage, watches and camping equipment. Sales of licensed Spalding products totalled approximately $344 million in fiscal 1996, up from approximately $241 million in fiscal 1992, a compound annual growth rate of 9%. International sales of licensed products increased from approximately $99 million in 1992 to $147 million in 1996, a compound annual growth rate of 10%. As a result of the strong sales growth of its licensed products, Spalding realized income of $14 million in fiscal 1996 from its licensing. Spalding also recently entered into a 15-year exclusive U.S. licensing agreement with Sara Lee Corporation, one of the largest apparel manufacturers in the United States and the maker of Champion, Coach, Hanes and L'eggs products, for apparel products in the mid-priced range.

    Spalding maintains quality control by inspecting licensed products to ensure that the products bearing the SPALDING and TOP-FLITE trademarks meet Spalding's quality standards. Spalding believes that selectively licensing its brand names for use on quality products promotes greater consumer awareness of its name and increases its visibility in the marketplace. Spalding expects continued growth and market penetration through licensing of footwear, active apparel and accessories for all sports.

INTERNATIONAL

    Despite a decline in international sales in fiscal 1996, Spalding has achieved substantial growth in markets outside the United States in recent years. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations". Spalding sells or licenses its products in over 95 countries through 110 independent distributors and 11 wholly-owned foreign subsidiaries in Australia, Canada, France, Germany, Italy, Japan, Mexico, New Zealand, Spain, Sweden and the United Kingdom. Spalding's pro forma international sales have grown from $119 million in fiscal 1991 to $153 million in fiscal 1996. Spalding's pro forma international sales represented approximately 31% of Spalding's worldwide pro forma sales in fiscal 1996. For example, in 1995, Spalding entered into distribution agreements with a Singapore-based distributor and retailer, and in China, Spalding entered into a distribution and licensing agreement with Spalding's primary inflated ball supplier for the past 20 years. This partner of Spalding has opened a Spalding retail store in China and expects to open two additional stores by December 1996.

    Spalding sold more than 5.6 million dozen golf balls outside the United States in fiscal 1996. Spalding believes that it has substantial market share in golf balls in Japan, the United Kingdom, Sweden, France, Italy, Spain, Canada and Australia.

    Basketball sales outside the United States have increased significantly in recent years. Expanded coverage of NBA games outside the United States has helped Spalding achieve a 28% annual increase in its international sales of basketballs over the past five years.

    Due to the growing international popularity of golf, basketball and volleyball, Spalding believes that opportunities exist to significantly increase its international sales. Spalding seeks to promote sales internationally by committing resources to advertising and promotional activities such as sponsorships of or participation in golf tours, street basketball tournaments and other sporting events.

SALES, MARKETING AND DISTRIBUTION

    Spalding products are sold worldwide in over 95 countries through its direct sales force of 136 employees and a network of approximately 110 independent distributors and 35 sales representative agencies. Spalding also has subsidiaries that engage principally in sales and distribution operations in Australia, Canada, Japan, Mexico, New Zealand and throughout Europe. Spalding sells its products directly to approximately 20,000 retailers, including pro shops and ranges, off-course golf specialty shops, sporting goods stores and mass merchants. The Company also markets to corporations for special events, the military and warehouse clubs and generates sales from catalogs. Net sales to Spalding's four largest customers constituted approximately 19% of Spalding's total net sales in fiscal 1996. For fiscal 1995, net sales to Spalding's four largest customers accounted for 22% of net sales. The decline in net sales concentration for Spalding's four largest customers from fiscal 1995 to fiscal 1996 is primarily the result of a divestiture by one of such customers of a sports retailer and seasonal fluctuations. No single customer accounted for more than 10% of Spalding's worldwide net sales.

    Spalding's products are endorsed by numerous professional athletes, including golfers Lee Trevino, Mark O'Meara, D.A. Weibring, Bill Glasson, Payne Stewart and Craig Stadler, basketball players Hakeem Olajuwon, Shaquille O'Neal and Rebecca Lobo and baseball pitcher Orel Hershiser. Spalding's products also carry endorsements from professional leagues, including the NBA, the CBA and the AVA. Spalding believes that endorsements by professional athletes and affiliations with sports organizations enhance Spalding's image and improve sales of its products.

    Spalding's golf marketing campaign incorporates all of its golf products, including golf balls, golf clubs and golf accessories. Spalding's golf advertising program is intended to develop TOP-FLITE as a global "megabrand" for performance grade golf products. In 1996, Spalding has substantially expanded its advertising campaign to include various commercials for its new TOP-FLITE STRATA TOUR golf ball and its TOP-FLITE TOUR club line.

RESEARCH AND DEVELOPMENT

    Spalding has invested approximately $26 million from 1991 through 1996 in its research and development activities. The Spalding research and development department has developed more than 128 U.S. patents, including 55 in golf ball technology, and consists of more than 70 scientists, engineers and technicians. Spalding introduced the first dimpled golf ball in the U.S., invented the first two-piece golf ball, developed and patented the blended SURLYN cut-resistant golf ball cover and in May 1996, introduced the TOP-FLITE STRATA TOUR, Spalding's latest introduction in the premium golf ball market. In addition, Spalding has recently introduced one of the first titanium irons in the market and the popularity of Spalding's patented ZK-COMPOSITE materials for basketballs and volleyballs has contributed to number one market shares in both of these markets. At September 30, 1996, Spalding had 87 patents pending at the U.S. Patent and Trademark Office.

MANUFACTURING, PRODUCT PROCUREMENT AND RAW MATERIALS

    The manufacture of Spalding products involves a number of highly specialized processes. Spalding manufactures golf balls and some softballs, assembles most of its golf clubs, and finishes custom golf balls at its own facilities. Spalding's primary manufacturing facility is located in Chicopee, Massachusetts and comprises approximately 700,000 square feet of manufacturing, office and distribution space. In 1991, the Chicopee plant was redesigned and renovated to allow a more continuous and automated production process. In 1989 a new plant located in Gloversville, New York became fully operational for golf ball production. In 1994, a second plant was built in Gloversville, New York, and golf club production was consolidated at such facility in 1994. Due to strong golf ball sales, the Company is currently manufacturing golf balls at near capacity levels and plans to make significant capital expenditures over the next several years to increase capacity levels. See "Management's Discussion and Analysis of Financial Condition and

Results of Operations--Liquidity and Capital Resources." Spalding believes that it is one of the lowest cost producers of golf balls in the world.

    Spalding utilizes third party manufacturers, located primarily in China, Thailand, Taiwan and other countries in Southeast Asia, to produce virtually all of its non-golf ball, most of its softball products and golf shoes. Products representing approximately 55% of Spalding's net sales in fiscal 1995 were produced by such third-party manufacturers. No supplier accounted for products representing more than 3% of Spalding's fiscal 1995 net sales. Spalding believes it has alternative sources of supply for substantially all of the products currently produced by third party manufacturers. See "Risk Factors--Dependence on Foreign Manufacturing."

    Sourced products are manufactured according to Spalding's strict quality control specifications. To assure the quality of its sourced products, the Company works closely with third-party manufacturers, emphasizing product reliability and performance standards and strict quality controls to which all producers must adhere. Spalding continually monitors its sourced products to ensure that they meet Spalding's quality standards. Certain of Spalding's third-party manufacturers produce only Spalding products. In addition, Spalding jointly develops new products with certain of its suppliers as part of Spalding's increasingly global product development efforts. Spalding maintains a liaison office in Taiwan with a staff of 11 to assist in the development of new products.

    The principal raw materials used by Spalding in the manufacture of its products include synthetic rubber, ionomers, metals, synthetic leathers, composite materials and other chemical compounds, as well as plastic, paper and cardboard in packaging. While all raw materials are purchased from outside sources, Spalding is not dependent upon a single supplier in any of its operations for any material essential to its business or not otherwise commercially available to the Company. Spalding has not experienced, and does not anticipate, any material shortages of sourced products or supplies used in manufacturing. Certain materials used in the production of golf balls are petroleum derivatives and are therefore sensitive to fluctuations in the price of oil.

COMPETITION

    The sporting goods industry is highly competitive. Spalding competes primarily on the basis of product features, brand recognition, quality and price. Spalding competes with numerous national and international companies which manufacture and distribute sporting goods and related equipment and sports apparel. Certain of Spalding's competitors offer types of sports equipment not sold by Spalding. Some of Spalding's competitors are larger and have substantially greater financial and other resources than the Company. Spalding's principal competitor across numerous market segments is Wilson Sporting Goods Co. (a subsidiary of Amer Group Ltd.). Spalding also competes in individual market segments against other competitors, including Acushnet Company (a subsidiary of American Brands, Inc., the producer of Titleist-Registered Trademark-, Footjoy-Registered Trademark- and Cobra-Registered Trademark- golf products), Callaway Golf Inc., Karsten Manufacturing Corp. (producers of Ping-Registered Trademark- golf products), Tommy Armour, Taylor Made (a subsidiary of Salomon S.A.), Rawlings Sporting Goods Company, Inc. and Worth, Inc.

EVENFLO

    Evenflo, with net sales of $237 million in fiscal 1996, is a leader in the $1.9 billion U.S. market for juvenile and infant hardgood products, as well as a market leader in such products in several international markets. Evenflo, established in 1920, is one of the oldest and most recognized names in the infant and juvenile products industry, with a 97% brand awareness for infant feeding products among new mothers in the U.S. Evenflo brands, such as EVENFLO, EXERSAUCER and ON MY WAY, currently appear on more than 400 products, with an emphasis on two principal categories: (i) juvenile furniture, which includes car seats, portable play yards, strollers, high chairs, cribs, activity products, carriers and mattresses and (ii) infant feeding, which includes reusable and disposable nurser systems, breastfeeding aids, oral development items, such as pacifiers, and other baby care accessories. Evenflo has benefitted in recent years by capitalizing on favorable demographic trends in the U.S. and abroad and due to the adoption of mandatory automobile child restraint laws in certain international markets. Despite a decline in international sales in fiscal 1996, Evenflo's international sales have grown to $39 million, or 16% of Evenflo's net sales, in fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    Evenflo has leading market shares (by dollars based on net sales in 1995) in many of its key product areas as demonstrated by the following table.

PRODUCT                                                                         U.S. MARKET SHARE      U.S. MARKET RANK
----------------------------------------------------------------------------  ---------------------  ---------------------
Juvenile Car Seats..........................................................               35%             #       1
Stationary Activity Products (1)............................................               76%             #       1
Breastfeeding Products......................................................               50%             #       1
Play Yards..................................................................               27%             #       2
Reusable Nursing Systems....................................................               24%             #       2

------------------------

(1) For the nine months ended June 30, 1996, the Company believes its market share for stationary activity products is over approximately 50% due to the entry of new competitors in the market created by Evenflo's introduction of the EXERSAUCER.

JUVENILE FURNITURE PRODUCTS

    Evenflo is a leader in the $1.25 billion U.S. market for juvenile furniture products. Furniture operations generated fiscal 1996 sales of $180 million, or 76% of Evenflo's total net sales. In 1995, Evenflo maintained its number one position in juvenile car seats and juvenile stationary activity products, as well as a strong position in high chairs, play yards, infant beds and mattresses.

    CAR SEATS. Evenflo sold more juvenile car seats in the U.S. in 1995 than any other company. Evenflo had fiscal 1996 worldwide net sales of $90 million in the car seat market, including $12 million of net sales in international markets. The U.S. juvenile car seat market was estimated at $189 million in 1995 and consists of infant car seats, convertible car seats and booster car seats. For the first six months of 1996, Evenflo was number one in the overall juvenile car seat market (by dollar sales) at 37%, with 55% market share in infant car seats and 43% market share in convertible (infant to toddler) car seats (the Company has a limited product offering in the low margin booster seat market).

    Evenflo markets its juvenile car seats under the brand names MEDALLION, ULTARA I, JOY RIDE-Registered Trademark-, TRAVEL TANDEM,
TROOPER-Registered Trademark-, CHAMPION, SCOUT-TM-, ON MY WAY and SIDEKICK-TM-. Evenflo's car seats offer features such as detachable bases, five-point harness systems, adjustable shields, removable pad and pillow inserts and the exclusive CARRY RIGHT handle which incorporates a uniquely curved shape designed for ease of carrying.

    EXERCISE/ACTIVITY PRODUCTS. Evenflo has emerged as one of the primary participants in the U.S. market for exercise/activity products. This market, which includes juvenile jumpers, walkers and stationary activity products, represented sales of $69 million in 1995. Evenflo generated fiscal 1995 net sales in this market of $24 million in the U.S., capturing 35% of the overall market and fiscal 1996 net sales of $23 million. Evenflo's strong market position is the result of the introduction of its EXERSAUCER, a preferred alternative to traditional walkers. The EXERSAUCER offers a new exercise and entertainment format which enables a child to play, spin, rock and bounce in place, making the product a desirable alternative to existing walkers and baby exercisers. The EXERSAUCER features a patented saucer base which provides rocking action in all directions and stationary feet which pull down to stop the rocking action when desired. In 1995, Evenflo expanded its EXERSAUCER product line to include both lower and higher priced units as a means of continuing to lead the category. In addition, Evenflo offers a line of doorway jumpers for infants.

    STROLLERS. The U.S. market for strollers was estimated at $169 million in fiscal 1995, the largest hard goods market in the industry. Evenflo reentered the stroller market in 1996, generating $13 million of stroller sales in fiscal 1996. Evenflo believes that its ON MY WAY TRAVEL SYSTEM, which is designed to attach the ON MY WAY car seat into a stroller to form a car seat/stroller combination product, presents Evenflo with a substantial opportunity because it can leverage its leadership position in car seats into a competitive advantage in strollers.

    OTHER JUVENILE FURNITURE PRODUCTS. During fiscal 1996, Evenflo generated $16 million in net sales of portable play yards in the U.S. Evenflo increased its market share from approximately 14% in 1994 to approximately 27% in 1995. These share gains have largely resulted from new product introductions such as the HAPPY CABANA-REGISTERED TRADEMARK- line of portable play yards (introduced in 1995). Evenflo ranked fifth in the $58 million U.S. high chair market with a 12% market share in fiscal 1995, and generated domestic net sales of $9 million in fiscal 1996. Evenflo has gained substantial market share in high chairs, largely a result of its PHASES high chair line which was introduced in late 1995. The PHASES high chair converts from an infant feeding seat to booster seat to play table and chair. For the six months ended June 30, 1996, Evenflo had a 13% share of the high chair market.

    Evenflo also markets various other juvenile furniture product lines, including toddler beds, Jenny Lind cribs and mattresses. Such product lines accounted for $20 million in fiscal 1996 net sales in the U.S.

INFANT FEEDING PRODUCTS

    Evenflo is a leading competitor in the infant feeding products category and generated fiscal 1996 net sales of approximately $57 million worldwide, including $15 million of net sales in international markets. Sales in the infant feeding market consist of breast pumps and other breastfeeding products, reusable and disposable nurser systems and baby care items. Wholesale sales in this segment of the juvenile products market totaled $435 million in 1995, up 9% from 1994.

    REUSABLE NURSER SYSTEMS. In fiscal 1996, Evenflo had $28 million in worldwide net sales of reusable nurser products, including $9 million of net sales in international markets. Evenflo's reusable nurser systems were the second best selling brand in the U.S. Evenflo manufactures a full line of nursers, nipples and accessories at all price points. Approximately 50% of the reusable nursers sold by Evenflo in 1995 were decorated or featured licensed characters. In 1996, Evenflo added three valuable nonexclusive licenses, PETER RABBIT & FRIENDS, PADDINGTON BEAR and PRECIOUS MOMENTS, to its existing DISNEY BABIES license. In addition, angled nursers, a new category since 1994, represent 20% of industry nurser sales, and Evenflo entered this market in January 1996 with favorable results.

    BREASTFEEDING PRODUCTS. In fiscal 1996, Evenflo had $12 million in worldwide net sales of breastfeeding products, which consist primarily of breast pumps and pads. Evenflo maintained its number one position in 1995 in the U.S. breastfeeding market with an estimated 50% domestic market share (by dollar sales). Evenflo offers a complete line of breast pumps, including manual pumps for both reusable and disposable nursers, as well as battery and electric operated pumps. Evenflo also markets washable and disposable nursing pads.

    OTHER BABY CARE PRODUCTS. In fiscal 1996, Evenflo had $17 million of net sales of other baby products. Evenflo offers products in most product categories of the baby care products market, including playthings, pacifiers, bibs, oral development items, such as soothing teethers, accessories and other feeding products, including bowls, cups and utensils. Evenflo also markets an entire line of disposable bottle-feeding items, including disposable bottle liners, nipples, holders and kits. Evenflo benefits from the right to use the DISNEY BABIES, PETER RABBIT & FRIENDS, PADDINGTON BEAR and PRECIOUS MOMENTS licensed characters on several of its most important products in the United States, as well as in numerous international markets. In 1994, Evenflo introduced its EVENFLO BABIES collection, in which pacifiers, teethers, cups and other baby accessory products are decorated with Evenflo's own characters.

INTERNATIONAL

    Evenflo has had an international presence for over 50 years, selling its products in over 60 countries, with subsidiaries in Canada, Mexico and the Philippines. To date, international operations for Evenflo have focused largely on infant feeding products and, in Canada, on juvenile furniture. International sales represented approximately 16% of Evenflo's net sales in fiscal 1996. Evenflo believes that higher birth rates, increasing income levels and the lowering of trade barriers in certain world markets present significant growth opportunities.

SALES, MARKETING AND DISTRIBUTION

    Evenflo uses a sales force of 18 direct sales people, 48 manufacturer's representatives and 35 independent brokers to sell to over 2,000 mass merchants, supermarkets, drug stores, grocery stores, toy stores and other retail outlets. For fiscal 1996, the five largest customers of Evenflo represented approximately 51% of Evenflo's net sales with Toys "R" Us and Wal-Mart representing 19% and 15%, respectively, of net sales for such period. No other customer accounted for more than 10% of net sales for such period.

    Marketing efforts are focused on building brand identity through advertising and packaging programs, and on repositioning several existing product lines, such as soft/frame child carriers, high chairs, play yards, mattresses and exercisers. Marketing programs are national in scope and primarily consist of print advertising, trade and consumer promotions and targeted sampling.

RESEARCH & DEVELOPMENT

    Evenflo dedicates substantial resources to its product development efforts, including 18 professionals in research and development. Evenflo's research and development group has developed over 175 U.S. patents. Evenflo has developed a number of of innovative infant and juvenile products, including the first fully transparent baby bottle, the first decorated nurser, the first convertible (infant to toddler) car seat to pass applicable federal testing standards and the first juvenile stationary activity product. In 1994, Evenflo successfully introduced the stationary EXERSAUCER baby exerciser as a safer alternative to infant walkers. Evenflo's most recent car seat offering, the ON MY WAY introduced in 1994, with its ergonomically correct CARRY RIGHT handle, has gained a leading market share in the infant car seat segment. By designing a car seat that attaches to a stroller to form the new ON MY WAY TRAVEL SYSTEM, Evenflo has opened incremental growth opportunities in strollers. Each new product Evenflo develops is subjected to extensive evaluation to ensure it meets Evenflo's standards for quality and safety. At September 30, 1996, Evenflo had 44 patents pending at the U.S. Patent and Trademark Office.

    In addition to Evenflo's in-house professionals, outside sources are used for research and development, including individual designers/inventors, design houses, universities and engineering services. As a leader in the U.S. car seat market, Evenflo dedicates significant resources to the design and testing of its car seat product line. In 1995, Evenflo formed a separate car seat technology group to increase research and development efforts in this market.

    Evenflo's research and development expenditures were approximately $1 million in each of fiscal 1994, 1995 and 1996.

MANUFACTURING, PROCUREMENT AND RAW MATERIALS

    Evenflo maintains five primary manufacturing and assembly plants at locations in Georgia, Ohio and Alabama and two in Mexico. Evenflo also operates a distribution center in the Philippines and Canada. Evenflo manufactures bottles and nipples and assembles certain infant feeding and baby care products primarily at its facilities in Canton, Georgia and Mexico City. Car seats, high chairs, mattresses and activity products are assembled at Evenflo's plant in Piqua, Ohio. Jasper, Alabama serves as a soft goods manufacturing feeder plant for the final assembly operations in Ohio. Cribs are manufactured and assembled at Evenflo's facility in Tijuana, Mexico.

    In 1994, Evenflo consolidated its manufacturing facilities for infant feeding and baby care products in a 293,500 square foot plant in Canton, Georgia. The Canton facility is vertically integrated and as such manufactures the majority of components used for the final assembly of baby care, breastfeeding, nursers and other feeding products. Evenflo completed a restructuring of its furniture products operations in 1993, consolidating manufacturing into its Piqua, Ohio and Tijuana, Mexico plants. Evenflo's consolidation has improved operating efficiency, provided for headcount reductions and enhanced productivity levels. The consolidation has resulted in productivity gains as measured by total personnel costs as a percentage of net sales. Personnel costs were 16% of net sales in fiscal 1996 versus 21% in fiscal 1992.

    Evenflo's sourced products are manufactured according to its specifications by third-party manufacturers located within the U.S. and abroad, primarily in China, Thailand, Taiwan, Hong Kong and other Southeast Asian countries. Products representing 30% of Evenflo's net sales in fiscal 1996 were produced by such third party manufacturers and only one supplier accounted for products representing more than 10% of Evenflo's fiscal 1996 net sales (Lordship Industrial Co. accounted for products representing approximately 15% of Evenflo's fiscal 1996 net sales). Evenflo continually monitors its sourced products with a small staff headquartered in Taiwan to ensure that products meet Evenflo's quality standards. Evenflo believes it has alternative sources of supply for most of the products currently produced by third party manufacturers. See "Risk Factors--Dependence on Foreign Manufacturing."

    The principal raw materials used by Evenflo in the manufacture of its products include various plastic resins, natural and synthetic rubbers, textiles and corrugated paper, all of which are normally readily available. While all raw materials are purchased from outside sources, Evenflo is not dependent upon a single supplier in any of its operations for any material essential to its business or not otherwise commercially available to Evenflo. Evenflo does not anticipate any significant material shortages or price movements in its inputs.

COMPETITION

    The markets for Evenflo's products are highly competitive and are characterized by the frequent introduction of new products, often accompanied by major advertising and promotional programs. Evenflo competes primarily on the basis of product quality, product features, price and brand name recognition. Evenflo competes with numerous national and international companies which manufacture and distribute infant feeding products and/or infant and juvenile furniture. Some of Evenflo's competitors are larger and have substantially greater financial and other resources than the Company. Evenflo's principal competitors include Gerber Products Company, a subsidiary of Sandoz Ltd., Playtex Products, Inc., Johnson & Johnson, Kiddie Products, Inc., Safety 1st, Inc., Century Products Company, Inc., Cosco Inc. (a subsidiary of Dorel Industries Inc.), Fisher-Price (a division of Mattel, Inc.), Gerry Babies Products Co., Inc. (a subsidiary of Huffy Corporation) and Graco Children's Products, Inc.

    The private label category has become increasingly competitive in both the reusable and disposable bottle and nipple markets. The Company believes that Evenflo has strong customer loyalty which has helped it compete with private label products.

PROPERTIES

    The following table sets forth information as of September 30, 1996 with respect to the manufacturing, warehousing and office facilities used by the Company in its businesses:

                                                                                               OWNED/     SQUARE
                      LOCATION                                     DESCRIPTION                 LEASED     FOOTAGE
----------------------------------------------------  --------------------------------------  ---------  ---------
Spalding
    Chicopee, MA....................................  Manufacturing/Warehousing/Office        Owned        576,000
    Chicopee, MA....................................  Manufacturing/Warehousing/Office        Owned        134,900
    Gloversville, NY................................  Manufacturing/Warehousing/Office        Owned         80,000
    Gloversville, NY................................  Manufacturing/Warehousing/Office        Leased        35,750
    Reno, NV........................................  Warehousing/Office                      Leased       157,000
    Brockton, MA....................................  Manufacturing/Warehousing/Office        Leased        84,000
    Richmond, ME....................................  Manufacturing                           Owned         61,000
    Clinton, CT.....................................  Retail Outlet Store                     Leased         3,000
    Sellersville, PA................................  Office                                  Leased         1,200
    West Palm Beach, FL.............................  Golf equipment test site                Leased           625
    Woodbridge, Ontario.............................  Manufacturing/Warehousing/Office        Leased        85,000
    Australia.......................................  Manufacturing/Warehousing/Office        Owned         62,000
    Australia.......................................  Warehousing/Office                      Leased        10,000
    Australia.......................................  Warehousing/Office                      Leased         2,600
    Australia.......................................  Warehousing/Office                      Leased         2,500
    France..........................................  Warehousing/Office                      Leased        10,549
    Germany.........................................  Warehousing/Office                      Leased        12,430
    Italy...........................................  Warehousing/Office                      Leased        13,347
    Japan...........................................  Warehousing/Office                      Leased        21,837
    Japan...........................................  Office                                  Leased         5,578
    Japan...........................................  Office                                  Leased           635
    Mexico..........................................  Warehousing/Office                      Leased         2,012
    New Zealand.....................................  Warehousing/Office                      Leased         5,573
    New Zealand.....................................  Warehousing/Office                      Leased         4,600
    Spain...........................................  Office                                  Leased         9,216
    Sweden..........................................  Warehousing/Office                      Leased        14,672
    Taiwan..........................................  Warehousing/Office                      Leased         1,250
    United Kingdom..................................  Warehousing/Office                      Leased        25,250
Evenflo
    Canton, GA......................................  Manufacturing/Warehousing/Office        Owned        293,500
    Piqua, OH.......................................  Manufacturing/Warehousing/Office        Owned        210,400
    Piqua, OH.......................................  Warehousing/Office                      Leased       178,195
    Piqua, OH.......................................  Warehousing                             Leased        74,000
    Piqua, OH.......................................  Warehousing                             Leased        50,000
    Piqua, OH.......................................  Warehousing                             Leased        39,800
    Jasper, AL......................................  Manufacturing/Office                    Owned        103,000
    Jasper, AL......................................  Warehousing                             Leased        73,000
    Mexico City, Mexico.............................  Manufacturing/Warehousing/Office        Owned         76,308
    Tijuana, Mexico.................................  Manufacturing                           Owned         50,061
    Oakville, Ontario...............................  Warehousing/Office                      Leased        26,780
    Philippines.....................................  Office                                  Leased         2,422
    Hong Kong.......................................  Office                                  Leased         1,627
    Taiwan..........................................  Office                                  Leased           700
Corporate
    Tampa, FL.......................................  Office                                  Leased         9,216

    The Company's manufacturing and distribution facilities and U.S. sales operations are generally located on owned premises or leased premises with a purchase option. The Company conducts a significant portion of its international sales operations on leased premises, which have remaining terms generally ranging from two to five years. Substantially all leases contain renewal options pursuant to which the Company may extend the lease terms in increments of three to five years. The Company does not anticipate any difficulties in renewing its leases as they expire.

    The Company believes that its facilities are suitable for their present and intended purposes and are adequate for the Company's current and expected levels of operation.

TRADEMARKS AND PATENTS

    The Company has proprietary rights to a number of trademarks which are important to its business. SPALDING, TOP-FLITE, ETONIC and DUDLEY in the sporting goods segment and EVENFLO, ON MY WAY, HIKE 'N
ROLL-REGISTERED TRADEMARK-, ULTARA I, JOY RIDE, CHAMPION, SNACK 'N PLAY-Registered Trademark-, HOUDINI-Registered Trademark-, JOHNNY
JUMP-UP-Registered Trademark-, HAPPY CAMPER-Registered Trademark- and EXERSAUCER in the juvenile products segment, are considered material to the Company's business.

    The policy of the Company is to protect proprietary products by obtaining patents for such products when practicable. At present, the Company owns over 300 U.S. patents and has over 100 U.S. applications pending. In addition, the Company also maintains patent protection for certain of its products in other countries. Significant patents include the TOP-FLITE MAGNA golf ball patent issued December 28, 1993, which gives Spalding the exclusive right to produce all golf balls equal to or larger than 1.70 inches in diameter with a modern dimple pattern. The TOP-FLITE STRATA TOUR golf balls contains a core composition made from a patented polymer and a ZS BALATA outer cover for resiliency that is also patented. Two portable play yard patents, issued in 1990 and 1991, cover a very practical support and locking mechanism, thus giving the Company a significant advantage over its competitors.

    Although the Company believes that, collectively, its patents are important to its business, the loss of any one patent would not have a material adverse effect on the Company's business and results of operations. The Company actively guards against trademark infringement through legal and other measures. See "--Legal Proceedings."

ENVIRONMENTAL MATTERS

    The Company's operations are subject to federal, state, and local Environmental Laws that continue to be adopted and amended. These Environmental Laws regulate, among other things, air and water emissions and discharges at the Company's manufacturing facilities; the generation, storage, treatment, transportation and disposal of solid and hazardous waste by the Company; the remediation of environmental contamination; the release of toxic substances, pollutants and contaminants into the environment at properties operated by the Company and at other sites; and, in some circumstances, the environmental condition of property prior to a transfer or sale (including certain facilities previously owned or operated by the Company). Risks of significant costs and liabilities are inherent in the Company's operations and facilities, as they are with other companies engaged in like businesses. The Company believes, however, that its operations are in substantial compliance with all applicable Environmental Laws.

    While historically the costs of environmental compliance have not had a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company, the Company cannot predict with certainty its future costs of environmental compliance because of continually changing compliance standards and technology. The Company expects that future regulations and changes in the text or interpretation of existing Environmental Laws may subject its operations to increasingly stringent standards. Compliance with such requirements may make it necessary, at costs which may be substantial, to retrofit existing facilities with additional pollution-control equipment and to undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes.

    The Company has been named as a potentially responsible party with respect to the generation and disposal of hazardous substances at 16 sites under the federal "Superfund" statute and/or certain analogous state statutes. Pursuant to various federal, state and local laws and regulations, PRPs can become liable for the costs of removal and/or remediation of those hazardous substances disposed on, in or about such properties. The liability imposed by the Superfund statute and analogous state statutes generally is joint and several and imposed without regard to whether the generator knew of, or was responsible for, the presence of such hazardous substances. The Company estimates the range of its liabilities with respect to such sites to be approximately $0.6 million in the aggregate.

    Regulations resulting from the 1990 Amendments to the Clean Air Act (the "1990 Amendments") that will pertain to the Company's manufacturing operations are currently not expected to be promulgated until 1997 or later. The Company cannot predict the level of required capital expenditures resulting from future environmental regulations such as those forthcoming as a result of the 1990 Amendments; however, the Company does not anticipate expenditures that will be required by such regulations to be material.

LEGAL PROCEEDINGS

    Due to the nature of its products, the Company has been engaged in, and will continue to be engaged in, the defense of product liability claims related to its products, particularly with respect to juvenile car seats and cribs. Such claims have caused the Company to incur material litigation and insurance expenses. Since 1986, approximately 139 product liability lawsuits have been brought against the Company, 89 of which related to juvenile car seats.

    Over the past ten policy periods (April 1, 1986 to March 30, 1996), reserves, out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for car seat claims (including damage awards, settlements, attorneys' fees and other related expenses) have averaged approximately $1.3 million per year, when allocated to the policy periods when the related injuries occurred, while the total reserves, out-of-pocket indemnities and expenses (exclusive of payments by insurers) for all product liability claims have averaged approximately $1.8 million per year, on a similar basis. From fiscal 1992 through fiscal 1996, the Company has incurred average costs for out-of-pocket indemnities and expenses (exclusive of payments by insurers and insurance premiums) for all product liability claims of approximately $3.6 million. The increase in average costs for product liability claims from $1.8 million per year for the ten-year average to $3.6 million per year for the five-year average is due to an increase in the Company's insurance policy deductibles. The Company believes that it will incur average annual litigation costs of similar levels over the next several years.

    Since 1988, the Company has maintained product liability insurance in varying amounts (at a cost of $1.2 million in fiscal 1996). The decision on whether to carry product liability insurance and in what amounts has been based on a number of factors, including, primarily, the then-prevailing cost of such insurance in relation to product liability litigation expenses (including judgments and settlements) and the Company's prior experience with product liability claims. Each year the Company retains an independent actuarial service to review all product liability data and to assist the Company in establishing reserves for both known and incurred, but not reported, claims. However, from December 1985 through March 1988, the Company was totally self-insured, although only one of the 59 currently pending product liability claims relates to incidents that occurred during that 28-month period.

    Based on its experience with product liability claims, the amount of reserves established for product liability claims against it and the levels of insurance that it maintains, the Company believes that there are no product liability claims pending which would have a material adverse effect on its consolidated financial position, results of operations or cash flows. However, due to the inherent uncertainty of litigation, it is possible that the Company may be subject to adverse judgments which could be substantial in amount and may not be covered by insurance or reserves. In addition, no assurance can be given that in the future a claim will not be brought against the Company which would have a material adverse effect on its consolidated financial position, results of operations or cash flows.

    From time to time the Company also is involved in patent infringement actions. The Company believes that it is not presently a defendant or plaintiff in any patent infringement action, the outcome of which would have a material adverse effect on its consolidated financial position, results of operations or cash flows.

    In addition to such product liability and patent infringement claims, the Company is a party to various lawsuits arising in the ordinary course of business. None of these other lawsuits is believed to be material with respect to the business, assets and continuing operations of the Company.

EMPLOYEES

    The Company's worldwide workforce consisted of approximately 3,070 employees (full- and part-time) as of September 30, 1996, excluding 207 Etonic employees who joined the Company July 25, 1996. Of the total number of employees, approximately 2,340 were engaged in manufacturing, approximately 230 were engaged in marketing and sales and approximately 500 were engaged in administration. Of the total number of employees, approximately 1,490 or 49% were employed by Spalding, and approximately 1,560 or 51% were employed by Evenflo.

    At the Company's facilities, approximately 870 of the Company's employees are represented under collective bargaining agreements, which agreements expire from 1996 through 1998. The Company does not anticipate any difficulty in extending or negotiating these agreements as they expire. The Company believes that its labor relations are good and no material labor cost increases, other than in the ordinary course of business, are anticipated.

SEGMENT INFORMATION

    For information on sales by industry segment and foreign and domestic operations and export sales, see Note T of the Notes to the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    Set forth below are the names, ages and positions with the Company of the persons who will serve as directors and executive officers of the Company, together with certain other key personnel, after the Closing. The terms of the directors and executive officers of the Company expire annually upon the election and qualification of successors at the annual meetings of shareholders.

     NAME                                    AGE                                POSITION
---------------------------------------      ---      ------------------------------------------------------------
Paul L. Whiting                                  53   Chairman of the Board of Directors, President and Chief
                                                      Executive Officer
Robert K. Adikes                                 57   Vice President, Secretary and General Counsel
Stephen J. Dryer                                 54   Vice President and Controller
W. Michael Kipphut                               43   Vice President and Treasurer
George A. Dickerman                              57   President of Spalding Sports Worldwide Division
George A. Harris                                 49   President of Evenflo Company, Inc.
Henry R. Kravis                                  52   Director
George R. Roberts                                52   Director
Michael T. Tokarz                                46   Director
Marc S. Lipschultz                               27   Director
Gustavo A. Cisneros                              51   Director


    PAUL L. WHITING has been a director of the Company since 1984, its Chairman of the Board since October 25, 1996, its Chief Executive Officer since February 1996 and its President and Chief Operating Officer since March 1994. From January 1991 through February 1994, he served as the Senior Vice President, Chief Financial Officer and Treasurer of the Company and from 1981 through 1990 he served as Vice President, Finance and Treasurer. Mr. Whiting was director of Pueblo Xtra International, Inc. until November 1996. Mr. Whiting joined the Company in 1976.


    ROBERT K. ADIKES has been a Vice President of the Company since January 1990 and its Secretary since January 1986. He has been General Counsel since he joined the Company in 1985.

    STEPHEN J. DRYER has been a Vice President of the Company since January 1990 and its Controller since 1981. Mr. Dryer joined the Company in 1975.

    W. MICHAEL KIPPHUT joined the Company in September 1994 as Vice President and Treasurer. From 1977 to September 1994, he served in various financial capacities at Tyler Corporation (a diversified manufacturing company), and from February 1994 through September 1994 as Vice President and Treasurer thereof.

    GEORGE A. DICKERMAN has been the President of the Spalding Sports Worldwide Division of the Company since 1981. Mr. Dickerman joined the Company in 1976. He is the current Chairman of the Board of Trustees of The Basketball Hall of Fame, past Chairman of The Sporting Goods Manufacturers Association and past Director of the National Golf Foundation. He also serves on the Board of Trustees of Northwestern Mutual Life Insurance Company.

    GEORGE A. HARRIS has been the President of Evenflo Company, Inc. since October 1, 1995. He joined Evenflo Juvenile Furniture Company, Inc., a subsidiary of the Company, as President in November 1990 and was named President of Evenflo companies in May 1995. He was Vice President, Sales and Marketing, of the Coleman Company, Inc., Outdoor Products Division, prior to October 1990.

    HENRY R. KRAVIS is a Founding Partner of KKR and effective January 1, 1996 he became a managing member and member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Duracell International Inc., Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation, Merit Behavioral Care Corporation, Newsquest Capital plc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway, Inc., Union Texas Petroleum Holdings, Inc., and World Color Press, Inc.

    GEORGE R. ROBERTS is a Founding Partner of KKR and effective January 1, 1996 he became a managing member and member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Duracell International Inc., Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation, Merit Behavioral Care Corporation, Newsquest Capital plc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Red Lion Properties, Inc., Safeway, Inc., Union Texas Petroleum Holdings, Inc., and World Color Press, Inc.

    MICHAEL T. TOKARZ was a General Partner of KKR from January 1, 1993 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Prior to 1993, Mr. Tokarz was an Executive at KKR. He is also a director of Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation, and Safeway, Inc.

    MARC S. LIPSCHULTZ has been an Executive at KKR since 1995. Prior thereto, he was an investment banker with Goldman, Sachs & Co. for two years.

    GUSTAVO A. CISNEROS has been a director of the Company since 1984. Since prior to 1990 he has been a direct or indirect investor in and a director of certain companies forming part of a group with indirect beneficial ownership interests in a number of diverse commercial enterprises in Venezuela and elsewhere. Mr. Cisneros is also a director of Pueblo Xtra International, Inc. and Univision Communications, Inc. See "Ownership of Common Stock."

    Messrs. Kravis and Roberts are first cousins.

    The business address of Messrs. Kravis, Tokarz and Lipschultz is 9 West 57th Street, New York, New York 10019 and of Mr. Roberts is 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. The business address of Mr. Cisneros is Avenida La Salle, Colina Los Caobos, Caracas, Venezuela.

COMPENSATION OF DIRECTORS

    All directors are reimbursed for their usual and customary expenses incurred in attending all Board and committee meetings. It is anticipated that each director who is not an employee of the Company will receive an aggregate annual fee of $35,000, payable in quarterly installments. Directors who are also employees of the Company receive no remuneration for serving as directors.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the compensation paid, accrued or awarded by the Company for the account of each of the chief executive officer and the four most highly compensated executive officers (the "Named Executive Officers") for their services in all capacities to the Company during the fiscal year ended September 30, 1996.

                      SUMMARY COMPENSATION TABLE FOR 1996

SALARY AND INCENTIVE COMPENSATION


                                                                             LONG-TERM COMPENSATION
                                                                            ------------------------
                                             ANNUAL COMPENSATION             SECURITIES
                                   ---------------------------------------   UNDERLYING
   NAME AND PRINCIPAL POSITION                               OTHER ANNUAL     OPTIONS/       LTIP       ALL OTHER
      DURING FISCAL 1996(1)          SALARY     BONUSES(2)   COMPENSATION(3)     SARS       PAYOUTS   COMPENSATION(4)
---------------------------------  ----------  ------------  -------------  -------------  ---------  -------------
                                                                               (UNITS)
Paul L. Whiting
  Chairman of the Board of
  Directors, President and Chief
  Executive Officer(5)...........  $  350,000  $  1,100,430   $   119,850        --           --        $   4,750
George A. Dickerman
  President of Spalding Sports
  Worldwide Division(5)..........     317,200       592,020       149,840        --           --            4,750
George A. Harris
  President of Evenflo Company,
  Inc.(5)........................     207,850       486,230        12,140        --        $  21,330        5,010
Stephen J. Dryer
  Vice President and
  Controller(5)..................     132,880       203,140        29,710        --           --            3,990
Robert K. Adikes.................
  Vice President, Secretary and
  General Counsel(5).............     127,300       199,220         7,170        --           57,170        3,820


------------------------

(1) Alejandro Rivera, the S & E's former Vice President of Corporate Planning and Strategic Development, is not included in the table. During fiscal 1996 he received $405,600 in salary, $1,025,690 in bonuses, and $4,750 in other compensation.


(2) Includes the following transaction bonuses received in connection with the Recapitalization: Mr. Whiting ($671,860), Mr. Dickerman ($527,850), Mr. Harris ($334,500), Mr. Dryer ($130,440), Mr. Adikes ($126,740) and Mr.
    Rivera ($671,860). The remainder of the bonus for the Named Executive Officers was awarded under the Management Incentive Bonus Plan.


(3) Amounts represent above market return paid on deferred cash awards under the Company's Long-Term Incentive Plan. See "--Long-Term Incentive Plan."

(4) Company matching contributions to the Savings Plus Plan.


(5) The Board of Directors of the Company has approved a new stock purchase and option plan. The Board of Directors approved aggregate stock purchase rights of 1,663,200 shares and 5,821,356 options to purchase shares. See "-- 1996 Stock Option Plan." While definitive grants under such plan have not occurred and the number of shares to be allocated and options granted has not been determined, it is anticipated that each of the Named Executive Officers will be eligible to participate in the plan. In connection with such plan, the Company intends to cancel the LTIP (as defined) and all outstanding awards will be vested. The Company anticipates paying the total outstanding awards in the amount of approximately $7.1 million under the LTIP in the 1997 fiscal year. In fiscal 1997, the Named Executive Officers are expected to receive the following amounts under the LTIP: Mr. Whiting ($1,324,240), Mr. Dickerman ($1,655,550), Mr. Harris ($134,150), Mr. Dryer
    ($408,550) and Mr. Adikes ($155,500). See "-- Long-Term Incentive Plan."


                        MANAGEMENT INCENTIVE BONUS PLAN

    The Company maintains a Management Incentive Bonus Plan ("MIBP") for certain identified key executives of the Company, including department managers and executives senior thereto, including the

Named Executive Officers, pursuant to which eligible employees are awarded bonuses based on the Company's annual operating profit (as determined in accordance with GAAP) as compared with a target established prior to the beginning of the year. Awards under the MIBP range within a guideline of 15% to 80% of annual salary payments, depending upon a participant's position and commensurate responsibility. Spalding and Evenflo MIBP objectives are set specifically for their operations, and the objectives of the corporate staff relate to consolidated operations. If the annual results do not meet the pre-established objectives, no bonus is earned. If annual results exceed the pre-established objectives, the bonus paid is increased proportionally, up to an additional bonus of no more than 100% of the employee's guideline bonus percentage.

                            LONG-TERM INCENTIVE PLAN

    The Long-Term Incentive Plan ("LTIP") provides certain key employees with cash awards based upon the attainment of established financial goals for a predefined period, generally three years. Each participant makes an election at the beginning of each program period to receive full payments upon vesting or to defer partial or total payment up to seven years. This cash payout is based upon the value of a unit, which is determined by a net earnings formula set forth in the LTIP and calculated as of the September 30 preceding the payment. The LTIP has been in effect since 1985. Most participants have elected to defer all or a portion of their cash award at the end of each cycle. The value of units for which payment has been deferred is based on the net earnings formula set forth in the LTIP. The Company did not make any awards during fiscal 1996 to the Named Executive Officers.

                             1996 STOCK OPTION PLAN

    The Company has adopted the 1996 Stock Purchase and Option Plan for Key Employees of E&S Holdings Corporation and Subsidiaries (the "1996 Plan") providing for the issuance of shares of authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect certain events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company. The 1996 Plan is intended to assist the Company in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The 1996 Plan will permit the issuance of Common Stock (the "Purchase Stock") and the grant of Non-Qualified Stock Options and Incentive Stock Options (the "Options") to purchase shares of Common Stock and other stock-based awards (the issuance of Purchase Stock and the grant of Options and other stock-based awards pursuant to the Plan being a "Grant"). Unless sooner terminated by the Company's Board of Directors, the 1996 Plan will expire ten years after its approval by the Company's stockholders. Such termination will not affect the validity of any Grant outstanding on the date of termination.

    The Compensation Committee of the Board of Directors will administer the 1996 Plan, including, without limitation, the determination of the employees to whom Grants will be made, the number of shares of Common Stock subject to each Grant, and the various terms of such Grants. The Compensation Committee of the Board of Directors may from time to time amend the terms of any Grant, but, except for adjustments made upon a change in the Common Stock of the Company by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, change of control, or similar event, such action shall not adversely affect the rights of any participant under the 1996 Plan with respect to the Purchase Stock and the Options without such participant's consent. The Board of Directors will retain the right to amend, suspend or terminate the 1996 Plan. As of the date of this prospectus, no grants have been made under the Plan.

                                RETIREMENT PLANS

    SPALDING & EVENFLO RETIREMENT ACCOUNT PLAN ("SERA"). The Company sponsors SERA, a cash balance defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for all salaried employees and the non-union Piqua, Ohio hourly employees. SERA covers all eligible full-time employees who are over age 20 and have at least one year of service. Annually, an addition is made to each participant's account based on a percentage of the participant's salary for that year up to a maximum salary of $150,000. The percentage ranges from 2% of pay for employees under age 25 to 9% of pay for employees 60 and over. The accounts are credited with interest at a rate determined annually by the Company.

    SUPPLEMENTAL RETIREMENT PLAN ("SRP"). As a supplement to the SERA, the Company sponsors the non-qualified SRP which covers highly compensated employees whose benefits are limited by compensation and benefit limitations under the Code. For employees with a salary in excess of $150,000, an addition is made to each participant's account based on a percentage of the participant's salary for that year. The percentage ranges from 2% of pay for employees under age 25 to 9% of pay for employees 60 and over. The accounts are credited with interest at a rate determined annually by the Company.

    The estimated annual benefits payable under SERA and SRP upon retirement at normal retirement age for each of the Named Executive Officers are as follows:

                                                                                    YEAR          ESTIMATED ANNUAL
                                                                                   ATTAINS     BENEFIT IF RETIRES AT
    NAME(2)                                                                        AGE 65     NORMAL RETIREMENT AGE(1)
-------------------------------------------------------------------------------  -----------  ------------------------
Paul L. Whiting................................................................     2008             $   80,800
George A. Dickerman............................................................        2004              81,210
George A. Harris...............................................................        2012              62,530
Stephen J. Dryer...............................................................        2007              26,890
Robert K. Adikes...............................................................        2004              21,130

------------------------

(1) Under SERA and SRP the normal retirement age is 65. The estimated annual benefits shown above are in the form of a single life annuity. Benefits have been determined by assuming a 3.5% average rate of increase in compensation levels and an annual interest credit at a 6.5% annual rate, which is the 1996 rate for the interest credit. Benefits are computed without reference to limitations on compensation and benefits to which the SERA is subject under the Code because any benefits for the Named Executive Officers that are affected by such limitations are made up under the Company's Supplemental Retirement Plan.

(2) Alejandro Rivera, the Company's former Vice President of Corporate Planning and Strategic Development, will attain retirement age in 2008 and his estimated annual benefit upon retirement in 2008 will be $26,260.

    SAVINGS PLUS PLAN. The Company sponsors a defined contribution plan qualified under the Code, commonly referred to as a 401(k) plan, for all salaried employees and the non-union Canton, Georgia and Gloversville, New York hourly employees (the "Savings Plus Plan"). Participants may make pre-tax contributions up to 15% of their aggregate annual salaries. The Company makes a 50% matching contribution on the first 6% of participant contributions. The Company does not match participant contributions in excess of 6%.

MANAGEMENT STOCKHOLDER'S AGREEMENTS

    In connection with the Recapitalization, the Company will enter into stockholder's agreements (each, a "Management Stockholder's Agreement") with all management employees that will be stockholders of the Company (each, a "Management Stockholder").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company did not have a compensation committee of the Board of Directors during fiscal 1996. During fiscal 1996, only certain members of the Board were involved in deliberations concerning executive compensation. Paul Whiting, the current President and Chief Executive Officer, and Alejandro Rivera, the former Vice President of Corporate Planning and Strategic Development, each served on the Board of Directors of the Company in fiscal 1996. Messrs. Whiting and Rivera were involved in deliberations concerning executive officer compensation. See "Related Party Transactions."

    No person who served during fiscal 1996 as an executive officer of the Company serves or has served on the compensation committee or as a director of another company, one of whose executive officers serves as a director of the Company.

                           OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial owners of the Company's Common Stock by (i) all persons known to the Company to own beneficially more than 5% of the Common Stock, (ii) each Director who is a stockholder, (iii) the Chief Executive Officer and each of the Named Executive Officers and (iv) all directors and Named Executive Officers as a group.

                                                     NUMBER OF
     NAME                                         SHARES OWNED(1)                 PERCENTAGE
-------------------------------------  -------------------------------------  -------------------
Strata L.L.C.(1).....................               44,200,000                          88.4
  9 West 57th Street
  New York, New York 10019
Abarco N.V.(2).......................                5,800,000                          11.6
  c/o ABN Trustcompany
  (Curacao N.V.)
  P.O. Box 224
  15 Pietermaai
  Curacao, Netherlands
  Antilles
Henry R. Kravis(1)...................                   --                            --
George R. Roberts(1).................                   --                            --
Michael T. Tokarz(1).................                   --                            --
Marc S. Lipschultz(1)................                   --                            --
Paul L. Whiting(3)...................                   --                            --
Robert K. Adikes(3)..................                   --                            --
Stephen J. Dryer(3)..................                   --                            --
W. Michael Kipphut(3)................                   --                            --
George A. Dickerman(3)...............                   --                            --
George A. Harris(3)..................                   --                            --
All officers and directors as a                         --                            --
  group(3)...........................

------------------------

(1) Shares of Common Stock shown as beneficially owned by Strata L.L.C. are held by Strata. Strata L.L.C. is the sole general partner of KKR Associates (Strata). KKR Associates (Strata), a limited partnership, is the sole general partner of Strata and possesses sole voting and investment power with respect to such shares. Strata L.L.C. is a limited liability company the members of which are Messrs. Henry R. Kravis, George R. Roberts, Robert
    I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis and Roberts are members of the Executive Committee of Strata L.L.C. Messrs. Kravis, Roberts and Tokarz are also directors of the Company. Mr. Marc S. Lipschultz is a limited partner of KKR Associates (Strata) and is also a director of the Company. Each of such individuals may be deemed to share beneficial ownership of the shares shown as beneficially owned by Strata L.L.C. Each of such individuals disclaim beneficial ownership of such shares. KKR Partners II, L.P. owns less than 1% of the outstanding Common Stock.


(2) A trust for the benefit of relatives of Gustavo Cisneros and a trust for the benefit of Ricardo Cisneros and relatives of Ricardo Cisneros each owns a 50% indirect beneficial ownership interest in the equity of Abarco. The trustees of both trusts are Dr. Peter Marxer and Protec Trust Management Establishment, each with the address Postfach 484, Heiligkreuz 6, F1 9490 Vaduz, Liechtenstein. Mr. Gustavo Cisneros is also a director of the Company. Mr. Cisneros may be deemed to have beneficial ownership of the shares beneficially owned by the trusts created by him. Mr. Gustavo Cisneros disclaims beneficial ownership of such shares.

(3) Does not include shares of Common Stock to be reserved for options and other stock purchase rights that are anticipated to be granted to management under the Plan after the Closing. See "Management--1996 Stock Option Plan."

                           RELATED PARTY TRANSACTIONS


    Strata L.L.C. beneficially owns approximately 88.4% of the Company's outstanding Common Stock at Closing. The members of Strata L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis and Roberts are members of the Executive Committee of Strata L.L.C. Messrs. Kravis, Roberts, and Tokarz are also directors of the Company, as is Mr. Marc S. Lipschultz who is a limited partner of KKR Associates (Strata). Each of the members of Strata L.L.C. is also a member of the limited liability company which serves as the general partner of KKR and Mr. Lipschultz is an executive of KKR. KKR, an affiliate of Strata and Strata L.L.C., received a fee of $12 million for negotiating the Recapitalization and arranging the financing therefor and, from time to time in the future, KKR may receive customary investment banking fees for services rendered to the Company in connection with divestitures, acquisitions and certain other transactions. The Company did not enter into an agreement with KKR with respect to the $12 million fee. In addition, KKR has agreed to render management, consulting and financial services to the Company for an initial annual fee of $1 million. See "Management--Directors and Executive Officers," "--Compensation Committee Interlocks and Insider Participation," "--Compensation of Directors" and "Ownership of Common Stock."


    Strata L.L.C. is the general partner of KKR Associates (Strata), a Delaware limited partnership, of which certain past and present employees of KKR and partnerships and trusts for the benefit of the families of such past and present employees and a former partner of KKR are the limited partners. KKR Associates (Strata) is the general partner of Strata, which owns approximately 88.4% of the outstanding Common Stock.

    Strata has the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by it pursuant to a registration rights agreement entered into in connection with the Recapitalization and certain stockholders' agreements. Such registration rights will generally be available to Strata until registration under the Securities Act is no longer required to enable them to resell the Common Stock owned by it. Such registration rights agreement provides, among other things, that the Company will pay all expenses in connection with the first six registrations requested by Strata and in connection with any registration commenced by the Company as a primary offering. In addition to Strata, Abarco and KKR Partners II, L.P. (the owner of 1% of the Common Stock of the Company and an affiliate of Strata) will be allowed to participate in any registration process, subject to certain conditions and exceptions. In addition, it is anticipated that employees participating in the 1996 Plan will be given certain registration rights. Abarco has the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by it pursuant to a registration rights agreement entered into in connection with the Recapitalization and a stockholders' agreement. Such registration rights include demand registration rights for up to two offerings and piggyback rights. See "Management-- Management Stockholder's Agreements."

    Strata purchased the 1,500,000 shares of Preferred Stock offered by the Company in the Preferred Stock Offering. The Company and Strata entered into a registration rights agreement whereby Strata will have the right commencing not earlier than one year after the Issuance Date, subject to certain conditions, to require the Company to register the sale of any or all of the Preferred Stock under the Securities Act on up to three occasions at the Company's expense.

    In connection with the Recapitalization, the Company redeemed Common Stock owned beneficially by Abarco for aggregate consideration of $582 million and redeemed shares of S&E owned by officers of S&E through a management stock plan that was terminated upon Closing for aggregate consideration of $28 million. Such officers financed in part their purchase of S&E shares by providing promissory notes to the order of S&E and, in connection with the Closing, such officers repaid in full such notes for approximately $7 million. The management stock plan, which was cancelled on September 30, 1996, authorized 19,000 shares of S&E Class A common stock to be available to a select number of the most senior officers of the Company. On November 30, 1994 certain officers of S&E purchased 11,643 shares of Class A common stock for $8.6 million, which was based on the estimated fair market value per share as determined by a Company formula based on earnings, as defined. The officers paid $12,000 in cash and signed $2.6 million full recourse 7.74% secured promissory notes due November 30, 2001 and $6.0 million nonrecourse 8.23% secured promissory notes due November 30, 2004 (collectively, the "Management Notes"). The former chief executive officer of the Company died in September 1995. His Class A common stock was redeemed in December 1995 at which time his Management Notes and related interest were cancelled. The Management Notes were collateralized by the pledge to S&E of the Class A common stock purchased by the officers. The Class A common stock was identical to the other common stock except it was non-voting (prior to an initial public offering or change in control) and the stock was restricted and non-transferable (except for limited put and call rights of the program participants in the event of the officer's termination). The fair market valuation was determined once a year by the executive committee, using a specified multiple of EBITDA (earnings before interest, income taxes, depreciation, and amortization) less outstanding debt. In addition, the Named Executive Officers and certain other officers and key employees of the Company and its subsidiaries received a bonus payment of $5 million in connection with the Recapitalization.

    Prior to May 17, 1994 the Company paid royalties to an affiliate, Dutchstar B.V. ("Dutchstar"), at a rate of 6% of net sales for sporting good products sold by the Company and 3% to 5% of net sales for infant products sold by the Company, in each case for the right to sell products bearing the Company's name in substantially all countries other than the United States under certain non-U.S. trademarks (the "Acquired Trademarks") owned by Dutchstar's parent company Sahara Corp. Ltd. ("Sahara"), also an affiliate of the Company. The Company also paid to Dutchstar all royalties (less expenses in certain cases) received from third parties for the use of the Acquired Trademarks in substantially all countries other than the United States. Total Acquired Trademark expense paid to Dutchstar was $6.3 million in 1994, $27,000 in 1995 and $21,000 in 1996. Dutchstar, in turn, paid royalties to Sahara for the use of the Acquired Trademarks in countries other than the United States.

    On May 17, 1994, Sahara sold the Acquired Trademarks to the Company for aggregate consideration of $176 million, including a payable to Sahara of $32 million and immediately thereafter the Company contributed the Acquired Trademarks to Lisco Feeding, Inc., Lisco Furniture, Inc. and Lisco Sports, Inc. (collectively the "Lisco Subsidiaries"), each a wholly-owned subsidiary of Lisco, Inc. ("Lisco, Inc."), a wholly-owned subsidiary of the Company. On September 30, 1996, as part of the Recapitalization, the Company purchased the remaining non-U.S. trademarks and assignment rights owned by Sahara for $5.1 million and immediately contributed those non-U.S. trademarks to the Lisco Subsidiaries.


    In 1993 the Company purchased a common stock interest (ultimately 65.3%) and a preferred stock interest (ultimately 92.7%) in PXC&M Holdings, Inc. and subsidiaries ("PXC&M") for $71.5 million in cash. The other primary common shareholder in PXC&M was another affiliate of Abarco and the Company. PXC&M was the ultimate parent of Pueblo Xtra International, Inc. ("Pueblo"), a supermarket chain and video tape franchise operating in Puerto Rico, South Florida and the U.S. Virgin Islands. On May 8, 1996, the Company's common stock investment was diluted to less than 1% as a result of the reorganization of PXC&M resulting from an equity investment by an Abarco affiliate. As part of this reorganization, the Company's investment in PXC&M preferred stock was sold in exchange for a promissory note from the Abarco affiliate. The Company received $1.2 million in interest in fiscal 1996 in respect of such promissory note. The remaining PXC&M common stock was disposed of for a nominal amount prior to the Recapitalization. In connection with the Recapitalization Agreement, the Company distributed to Abarco the affiliate promissory note discussed above.


    The Company and an affiliate of Abarco entered into a management agreement providing for the performance by such Abarco affiliate of certain management services for the Company. The Company paid such Abarco affiliate $0.8 million in fiscal 1994, 1995 and 1996, pursuant to such management agreement. Such management agreement was terminated at Closing.

    In fiscal 1996, the Company sold approximately $1.0 million of products to affiliates of Abarco, including Pueblo.

    The Company believes that each of the transactions described above were on terms comparable to those that would be agreed upon through arms length negotiations.

                        DESCRIPTION OF CREDIT FACILITIES

    The Credit Facilities are provided by a syndicate of banks and other financial institutions led by Bank of America National Trust and Savings Association, as administrative agent (the "Administrative Agent"), Merrill Lynch Capital Corporation, as documentation agent, and Nationsbank, N.A. (South), as syndication agent. The Credit Facilities provide for $400 million in term loans ("Terms Loans") and the Revolving Credit Facility provides for $250 million of revolving credit loans ("Revolving Credit Loans"). The Revolving Credit Facility includes borrowing capacity available for letters of credit and bankers' acceptances, and for borrowings on same-day notice ("Swingline Loans"). The Term Loans are comprised of Term Loan A ($175.0 million), which has a maturity of seven years, Term Loan B ($87.5 million), which has a maturity of eight years, Term Loan C ($87.5 million), which has a maturity of nine years, and Term Loan D ($50.0 million) which has a maturity of nine and one-half years. The Revolving Credit Facility commitment will terminate seven years after the date of the Recapitalization.

    All Term Loans and Revolving Credit Loans will bear interest, at the Company's option, at either: (a) a "base rate" equal to the higher of (i) the federal funds rate plus 0.50% per annum or (ii) the administrative agent's prime rate, plus (A) in the case of Term Loan A, a debt to EBITDA-dependent rate ranging from 0.00% to 1.25% per annum, (B) in the case of Term Loan B, 1.75% per annum, (C) in the case of Term Loan C, 2.25% per annum, (D) in the case of Term Loan D, 2.75% per annum or (E) in the case of Revolving Credit Loans and Swingline Loans, a debt to EBITDA-dependent rate ranging from 0.00% to 1.25% per annum or (b) a "eurodollar rate" plus (i) in the case of Term Loan A, a debt to EBITDA-dependent rate ranging from 0.625% to 2.25% per annum, (ii) in the case of Term Loan B, 2.75% per annum, (iii) in the case of Term Loan C, 3.25% per annum, (iv) in the case of Term Loan D, 3.75% per annum or (v) in the case of Revolving Credit Loans, a debt to EBITDA-dependent rate ranging from 0.625% to 2.25% per annum. Swingline Loans may only be base rate loans.

    The Company will pay a commitment fee calculated at a debt to EBITDA-dependent rate ranging from 0.20% to 0.50% per annum of the available unused commitment under the Revolving Credit Facility in effect on each day. Such fee will be payable quarterly in arrears and upon termination of the Revolving Credit Facility. In addition, the Company pays a fee to the administrative agent of $100,000 per annum, payable quarterly in arrears.

    The Company will pay a letter of credit fee calculated at a debt to EBITDA-dependent rate ranging from 0.50% to 2.125% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.125% per annum of the face amount of each letter of credit. Such fees will be payable quarterly in arrears and upon the termination of the Revolving Credit Facility. In addition, the Company will pay customary transaction charges in connection with any letters of credit.

    The Company will pay customary fees for bankers acceptances.

    The Term Loans will be subject to the following amortization schedule:

DATE FROM CLOSING                                          TERM LOAN A    TERM LOAN B     TERM LOAN C      TERM LOAN D
--------------------------------------------------------  -------------  -------------  ---------------  ---------------
                                                                              (DOLLARS IN MILLIONS)

24 Mos..................................................    $    15.0      $     1.0       $     1.0        $     0.5
36 Mos..................................................         25.0            1.0             1.0              0.5
48 Mos..................................................         25.0            1.0             1.0              0.5
60 Mos..................................................         30.0            1.0             1.0              0.5
72 Mos..................................................         30.0            1.0             1.0              0.5
84 Mos..................................................         50.0            1.0             1.0              0.5
96 Mos..................................................       --               81.5             1.0              0.5
108 Mos.................................................       --             --                80.5              0.5
114 Mos.................................................       --             --              --                 46.0
                                                               ------          -----           -----            -----
                                                            $   175.0      $    87.5       $    87.5        $    50.0
                                                               ------          -----           -----            -----
                                                               ------          -----           -----            -----

    The Term Loans will be subject to mandatory prepayment (i) with the proceeds of certain asset sales and certain debt offerings (excluding the Offering) and
(ii) on an annual basis with 50% of the Company's excess cash flow (as defined in the Credit Facility) for so long as the ratio of the Company's total debt (as defined in the Credit Facility) to EBITDA (as defined in the Credit Facility) is greater than 4.0 to 1.0. The Credit Facility prohibits the Company from repurchasing any Exchange Notes or Preferred Stock, subject to limited exceptions. The Company's obligations under the Credit Facility are secured by a pledge of the stock of certain of its subsidiaries. In addition, indebtedness under the Credit Facility is guaranteed by the principal subsidiaries of the Company. See "Description of the Exchange Notes--Subordination" and "Risk Factors--Subordination of Exchange Notes to Senior Indebtedness," "--Adverse Consequences of Holding Company Structure" and "--Encumbrances on Assets to Secure Credit Facilities."

    The Credit Facility contains customary covenants and restrictions on the Company's ability to engage in certain activities. In addition, the Credit Facility provides that the Company must meet or exceed certain interest coverage and fixed charge ratios and must not exceed a leverage ratio.

    Events of default under the Credit Facilities include (i) nonpayment of principal with no period of grace and nonpayment of interest, fees or other amounts due under the Credit Facilities within five days after the same become due; (ii) material breach of any representation or warranty; (iii) certain failures to perform under the pledge agreement securing obligations under the Credit Facilities; (iv) failure to observe any term, covenant or agreement contained in the Credit Facilities beyond an applicable period of grace; (v) the failure by the Company or its subsidiaries (A)(1) to make payments in respect of any Indebtedness when due and such failure continues after the applicable period of grace or (2) to perform or observe any condition or covenant or any other event shall occur or condition shall exist relating to such Indebtedness and the effect of such failure, event or condition is to cause or to permit the holders of such Indebtedness to cause such Indebtedness to be due prior to its stated maturity and (B) the aggregate amount of such Indebtedness, together with the aggregate amount of all other Indebtedness in default, equals or exceeds $20 million; (vi) certain events of bankruptcy or insolvency with respect to the Company or material subsidiaries; (vii) the occurrence of certain events under the Employee Retirement Income Security Act of 1974, as amended; (viii) judgments against the Company or its subsidiaries of $20 million or greater that remain unsatisfied, unvacated or unstayed pending appeal for a period of 60 days after entry; (ix) a change of control (as defined below) under the Credit Facilities; or (x) any material provision of the pledge agreement shall cease to create a valid security interest or the guaranty of the Company's obligations shall cease to be effective. The events of default included in the Credit Facilities are more extensive than the Events of Default under the Indenture. An Event of Default under the Indenture could not occur without such default being an event of default under the Credit Facilities. If an Event of Default occurs under the Credit Facilities, the subordination provisions of the Indenture would likely restrict payments to the holders of the Exchange Notes.

    A "change of control" under the Credit Facilities will occur if (a) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the Company; (b) KKR, its successors and its Affiliates and management of the Company shall cease to own in the aggregate, directly or indirectly, beneficially and of record, a majority of the outstanding Voting Stock of the Company (other than as the result of (i) one or more public offerings of common stock of the Company or (ii) a widely distributed private placement of common stock of the Company that does not provide any special director designation or special election rights or other special corporate governance rights to the holders of such shares, in each case whether by the Company or another Person); or (c) any Person or "group" (within the meaning of
Section 13(d) or 14(d) of the Exchange Act) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of the Company that exceeds in the aggregate the percentage of such Voting Stock then beneficially owned, directly or indirectly, by KKR, its successors and its Affiliates and management of the Company. The capitalized terms included in the definition of "change of control" under the Credit Facilities have meanings comparable to those included in the Indenture. The definition of change of control under the Credit Facilities and the definition of change of control under the Indenture vary in the following material respects: (i) the sale of the assets of the Company and its Subsidiaries is a Change of Control under the Indenture but not the Credit Facilities; and (ii) a Change of Control occurs under the Indenture if a Person or group, other than the Permitted Holders and Related Parties, owns more than 50% of the voting power of the Company or, in connection with a consolidation or merger or sale of substantially all assets of the Company, the beneficial owners of the Voting Stock of the Company immediately prior to such transaction own less than a majority of the Voting Stock of the surviving entity while under the Credit Facilities, a Change of Control occurs when KKR, its affiliates and management of the Company, with certain exceptions for certain distributions of Voting Stock, own less than a majority of the outstanding Voting Stock or any Person or group has beneficial ownership of a percentage of Voting Stock in excess of that of KKR, its affiliates and management of the Company.

                               THE EXCHANGE OFFER

GENERAL

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $200 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Old Notes.


    As of the date of this Prospectus, $200 million aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about         , 1997, to all holders of
Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.


PURPOSE OF THE EXCHANGE OFFER

    The Old Notes were issued on September 30, 1996 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement relating to the Exchange Offer not later than 45 days after the date of issuance of the Old Notes, and to use its best efforts to cause the registration relating to the Exchange Offer to become effective under the Securities Act not later than 105 days after the date of issuance of the Old Notes and the Exchange Offer to be consummated not later than 30 days after the date of the effectiveness of the Registration Statement (or use its best efforts to cause to become effective by the 135th calendar day after the Issuance Date a shelf registration statement with respect to resales of the Old Notes). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

    The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Old Notes. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

    The Company is making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. See "--Resale of Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market -making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE

    The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Old Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered or, if no interest has been paid on such Notes, from September 30, 1996.

    Tendering holders of the Old Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT


    The Exchange Offer will expire at 5:00 p.m., New York City time, on
           , 1997 (the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof or by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn. The Company does not anticipate extending the Expiration Date.


    The Company expressly reserves the right to (i) terminate or amend the Exchange Offer and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the Holders of the Old Notes, whether before or after any tender of the Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Old Notes as promptly as practicable.

    For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Old Notes on the Exchange Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

    A holder of Old Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Notes being tendered and any required signature guarantees and any other document required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO OLD NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. If the Exchange Notes and/or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.


    The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Old Notes by causing such book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Old Notes are registered and, if possible, the certificate numbers of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    By tendering, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of 120 days after the Expiration Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) specify the principal amount of Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Old Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Old Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company and such determination will be final and binding on all parties.

    Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly on the Exchange Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

    In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Old Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, any of the following conditions exist:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes or that may materially impair the contemplated benefits of the Exchange Offer to the Company;

        (c) any law, rule or regulation or applicable interpretations of the staff of the Commission is issued or promulgated which, in the good faith determination of the Company, do not permit the Company to effect the Exchange Offer; or

        (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

        (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (f) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

        (g) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) any limitation by any govermental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other leading institutions in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Old Notes.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

    The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

    Marine Midland Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:


         BY HAND/OVERNIGHT COURIER:                              BY MAIL:
             Marine Midland Bank                            Marine Midland Bank
      Attn: Corporate Trust Operations               Attn: Corporate Trust Operations
           140 Broadway - A Level                         140 Broadway - A Level
          New York, New York 10005                       New York, New York 10005
                                       BY FACSIMILE:
                                       (212) 658-2292
                             Attn.: Corporate Trust Operations
                                 Telephone: (212) 658-5931


Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for their customers.

    The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
approximately $      , which includes fees and expenses of the Exchange Agent,
Trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdication.

TRANSFER TAXES

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Exchange Notes will be recorded at the carrying value of the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Old Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. Old Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act.

    Participation in the Exchange Offer is voluntary, and holders of Old Notes should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Old Notes could be adversely affected.

    The Company may in the future seek to acquire subject to the terms of the Indenture untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer.

RESALE OF EXCHANGE NOTES

    The Company is making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder (other than any Holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act
(i) could not rely on the applicable interpretations of the Staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

    In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests in writing. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Old Notes were issued and the Exchange Notes offered hereby will be issued under an indenture dated as of September 30, 1996 (the "Indenture") between the Company, as issuer, and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture describes the material terms of the Indenture but does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." The Indenture is an exhibit to the Registration Statement of which this Prospectus is a part.

    On September 30, 1996, the Company issued $200 million aggregate principal amount of Old Notes under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and Exchange Notes then outstanding.

GENERAL

    The Exchange Notes will mature on October 1, 2006, will be limited to $200 million aggregate principal amount and will be unsecured senior subordinated obligations of the Company. Each Exchange Note will bear interest at the rate set forth on the cover page hereof from September 30, 1996 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on April 1, 1997 and semiannually thereafter on October 1 and April 1 in each year until the principal thereof is paid or duly provided for to the Person in whose name the Exchange Note (or any predecessor Exchange Note) is registered at the close of business on the September 15 or March 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes will be exchangeable and transferable at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the Trustee); PROVIDED, HOWEVER, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address appears on the security register. The Exchange Notes will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Exchange Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

    Old Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

SUBORDINATION

    The payment of the Subordinated Note Obligations is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash equivalents of such Senior Indebtedness before the holders of Exchange Notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Senior Indebtedness is paid in full in cash equivalents, any distribution to which the holders of Exchange Notes would be entitled shall be made to the holders of Senior Indebtedness (except that holders of Exchange Notes may receive (i) shares of stock and any debt securities that are subordinated at least to the same extent as the Exchange Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and (ii) payments made from the trusts described under "--Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment upon or in respect of the Subordinated Note Obligations (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity (a "non-payment default") and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a representative of holders of such Designated Senior Indebtedness. Payments on the Exchange Notes, including any missed payments, may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash equivalents and (b) in case of a nonpayment default, the earlier of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received (each such period, the "Payment Blockage Period") or (z) the date such Payment Blockage Period shall be terminated by written notice to the Trustee from the requisite holders of such Designated Senior Indebtedness necessary to terminate such period or from their representative. No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice. However, if any Payment Blockage Notice within such 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Senior Credit Facility), the agent under the Senior Credit Facility may give another Payment Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

    If the Company fails to make any payment on the Exchange Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Exchange Notes to accelerate the maturity thereof.

    The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Exchange Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to the Company, holders of Exchange Notes may recover less ratably than creditors of the Company who are holders of Senior

Indebtedness. As of September 30, 1996 the Company has approximately $483 million of Senior Indebtedness outstanding and the Company has additional availability of $142 million (reduced to reflect $82 million of outstanding letters of credit and bankers' acceptances) for borrowings under the Senior Credit Facility, all of which would be Senior Indebtedness, if borrowed. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. Generally, claims of creditors of a subsidiary, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiary, and claims of preferred stockholders (if any) of such subsidiary will have priority with respect to the assets and earnings of such subsidiary over the claims of creditors of its parent company, except to the extent the claims of creditors of the parent company are guaranteed by such subsidiary. The Exchange Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the direct and indirect subsidiaries of the Company. At September 30, 1996 the Company's subsidiaries had total liabilities (including accrued expenses ($58 million) and trade payables and bankers' acceptances ($142 million)) of $678 million, including guarantees of Indebtedness under the Senior Credit Facility. Although the Indenture limits the incurrence of Indebtedness and Disqualified Capital Stock such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by the Company or its Restricted Subsidiaries of liabilities that are not considered Indebtedness or Disqualified Capital Stock under the Indenture. See "--Certain Covenants-- Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "Designated Senior Indebtedness" means (i) Senior Indebtedness under the Senior Credit Facility and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $50 million or more and that has been designated by the Company as Designated Senior Indebtedness.

    "Senior Indebtedness" means (i) the Obligations under the Senior Credit Facility and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes, including, with respect to (i) and (ii), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (1) any liability for federal, state, local or other taxes owed or owing by the Company, (2) any obligation of the Company to any of its Subsidiaries, (3) any accounts payable or trade liabilities arising in the ordinary course of business (including instruments evidencing such liabilities) other than obligations in respect of bankers' acceptances and letters of credit under the Senior Credit Facility, (4) any Indebtedness that is incurred in violation of the Indenture, (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (6) any Indebtedness, guarantee or obligation of the Company which is subordinate or junior to any other Indebtedness, guarantee or obligation of the Company, (7) Indebtedness evidenced by the Exchange Notes and (8) Capital Stock of the Company.

    "Subordinated Note Obligations" means any principal of, premium, if any, and interest on the Exchange Notes payable pursuant to the terms of the Exchange Notes or upon acceleration, together with and including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Exchange Notes or amounts corresponding to such principal, premium, if any, or interest on the Exchange Notes.

    The Exchange Notes will rank senior in right of payment to all Subordinated Indebtedness of the Company. At the Issuance Date the Company had no Subordinated Indebtedness and on the Exchange Date the Company will have no Subordinated Indebtedness.

MANDATORY REDEMPTION

    The Company will not be required to make mandatory redemptions or sinking fund payments prior to maturity of the Exchange Notes.

OPTIONAL REDEMPTION

    Except as described below, the Exchange Notes will not be redeemable at the Company's option prior to October 1, 2001. From and after October 1, 2001, the Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

                                    REDEMPTION
               YEAR                    PRICE
----------------------------------  -----------
2001..............................     105.187%
2002..............................     103.458%
2003..............................     101.729%
2004 and thereafter...............     100.000%

    In addition, at any time or from time to time, on or prior to October 1, 1999, the Company may, at its option, redeem up to 40% of the aggregate principal amount of Exchange Notes originally issued under the Indenture on the Issuance Date at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net proceeds of one or more Equity Offerings; PROVIDED that at least $120 million aggregate principal amount of Exchange Notes remains outstanding immediately after the occurrence of such redemption; PROVIDED FURTHER such redemption occurs within 60 days of the date of closing of each such Equity Offering. The Trustee shall select the Exchange Notes to be purchased in the manner described under "Repurchase at the Option of Holders--Selection and Notice."

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL. The Indenture provides that, upon the occurrence of a Change of Control, the Company will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Indenture provides that within 30 days following any Change of Control, the Company will mail a notice to each Holder of Exchange Notes issued under the Indenture, with a copy to the Trustee, with the following information:
(1) a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Exchange Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date"); (3) any Exchange Note not properly tendered will remain outstanding and continue to accrue interest; (4) unless the Company defaults in the payment of the Change of Control Payment, all Exchange Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (5) Holders electing to have any Exchange Notes purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Notes completed, to the paying agent and at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) Holders will be entitled to withdraw their tendered Exchange Notes and their election to require the Company to purchase such Exchange Notes, PROVIDED that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Exchange Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Exchange Notes and his election to have such Exchange Notes purchased; and (7) that Holders whose Exchange Notes are being purchased only in part will be issued new Exchange Notes equal in principal amount to the unpurchased portion of the Exchange Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company's failure to comply with the provisions relating to a Change of Control Offer will result in an Event of Default if such noncompliance continues for a 30 day period after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the Exchange Notes.


    The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding amounts under the Senior Credit Facility or offer to repay in full all outstanding amounts under the Senior Credit Facility and repay the Obligations held by each lender who has accepted such offer or obtain the requisite consents, if any, under the Senior Credit Facility to permit the repurchase of the Exchange Notes required by this covenant.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The Indenture provides that on the Change of Control Payment Date, the Company will, to the extent permitted by law, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver, or cause to be delivered, to the Trustee for cancellation the Exchange Notes so accepted together with an Officers' Certificate stating that such Exchange Notes or portions thereof have been tendered to and purchased by the Company. The Indenture provides that the paying agent will promptly mail to each Holder of Exchange Notes the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any, provided, that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Senior Credit Facility does, and future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may, prohibit the Company from purchasing any Exchange Notes as a result of a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to the purchase of the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Exchange Notes. In such case, the

Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Exchange Notes.

    The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

    The existence of a Holder's right to require the Company to repurchase such Holder's Exchange Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

    ASSET SALES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) at least 75% of the proceeds from such Asset Sale when received consists of cash or Cash Equivalents; PROVIDED that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Notes) that are assumed by the transferee of any such assets, (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) and
(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision.

    Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently reduce Obligations under the Senior Credit Facility (and to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (PROVIDED that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Exchange Notes), (ii) to secure Letter of Credit/Bankers' Acceptance Obligations to the extent related letters of credit have not been drawn upon or returned undrawn or related bankers' acceptances have not matured, (iii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case, used or useful in a Similar Business and/or (iv) to an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall make an offer to all Holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $10 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Exchange Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Exchange Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    SELECTION AND NOTICE. If less than all of the Exchange Notes are to be redeemed at any time or if more Exchange Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Exchange Notes for redemption or purchase, as the case may be, will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Exchange Notes are listed, or, if such Exchange Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); PROVIDED that no Exchange Notes of $1,000 or less shall be purchased or redeemed in part.

    Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Exchange Notes to be purchased or redeemed at such Holder's registered address. If any Exchange Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Exchange Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

    A new Exchange Note in principal amount equal to the unpurchased or unredeemed portion of any Exchange Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the purchase or redemption date, unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on Exchange Notes or portions thereof purchased or called for redemption.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary of the Company so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary of the Company receives at least its PRO RATA share of such dividend or distribution in accordance with its Equity

Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company;
(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issuance Date (including Restricted Payments permitted by clauses
    (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (v) and (ix) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issuance Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company since immediately after the closing of the Recapitalization from the issue or sale of Equity Interests (including Retired Capital Stock (as defined below), but excluding cash proceeds and marketable securities received from (A) the sale of Equity Interests to members of management, directors or consultants of the Company and its Subsidiaries after the Issuance Date to the extent such amounts have been applied to Restricted Payments in accordance with clause
    (iv) of the next succeeding paragraph, (B) the sale of $100 million aggregate liquidation preference of Preferred Stock sold on the Issuance Date (together with all shares of Preferred Stock issued as dividends paid in kind on all Preferred Stock) and (C) Excluded Contributions) or debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) plus (iii) 100% of the aggregate amount of cash and marketable securities contributed (other than Excluded Contributions) to the capital of the Company following the Issuance Date, plus (iv) 100% of the aggregate amount received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries or (B) a dividend from, or the sale (other than to the Company or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the Investment in which was made by the Company or a Restricted Subsidiary pursuant to clauses (vi) or (x) below), plus (v) other Restricted Payments in an aggregate amount not to exceed $15 million.

    The foregoing provisions will not prohibit:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (the "Retired Capital Stock") or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock"), and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (v) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; PROVIDED, HOWEVER, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (iii) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to the Senior Indebtedness and the Exchange Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date later than the final scheduled maturity date of the Exchange Notes and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Exchange Notes;

        (iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company held by any future, present or former employee, director or consultant of the Company or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; PROVIDED, HOWEVER, that the aggregate Restricted Payments made under this clause (iv) does not exceed in any calendar year $5 million (with unused amounts in any calendar year being carried over to the next two immediately succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10 million in any calendar year); PROVIDED FURTHER that such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds from the sale of Equity Interests of the Company to members of management, directors or consultants of the Company and its Subsidiaries that occurs after the Issuance Date (to the extent the cash proceeds from the sale of such Equity Interest have not otherwise been applied to the payment of Restricted Payments by virtue of the preceding paragraph (c)) plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issuance Date less (iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this subparagraph (iv); and PROVIDED FURTHER that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

        (v) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issuance Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii)); PROVIDED, HOWEVER, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

        (vi) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vi) that are at that time outstanding, not to exceed $20 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (vii) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

        (viii) the issuance by the Company of shares of Preferred Stock as dividends paid in kind on the Preferred Stock or on shares of Preferred Stock so issued as payment in kind dividends;

        (ix) the payment of dividends on the Company's Common Stock, following the first public offering of the Company's Common Stock after the Issuance Date, of up to 6% per annum of the net proceeds received by the Company in such public offering, other than public offerings with respect to the Company's Common Stock registered on Form S-8; and

        (x) Investments in Unrestricted Subsidiaries that are made with Excluded Contributions

PROVIDED, HOWEVER, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iii), (iv), (v), (vi), (vii),
(viii), (ix) and (x), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and PROVIDED FURTHER that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the immediately preceding paragraph, only the amounts expended under clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof), (v) and
(ix) shall be included.

    The Company designated all of the proceeds from the sale of the $50 million liquidation preference of Preferred Stock issued immediately after the Recapitalization as an Excluded Contribution.

    As of the Issuance Date, all of the Company's Subsidiaries were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" and collectively, an "incurrence" of) any Indebtedness (including Acquired Indebtedness) or any shares of Disqualified Stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of proceeds had occurred at the beginning of such four-quarter period.

    The foregoing limitations will not apply to:

        (a) the incurrence by the Company of Indebtedness under the Senior Credit Facility and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit and banker's acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $675 million outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving loans and letters of credit and banker's acceptances under the Senior Credit Facility made after the Issuance Date;

        (b) the incurrence by the Company of Indebtedness represented by the Exchange Notes and the Old Notes and the issuance by the Company of the Preferred Stock, in each case issued on the Issuance Date;

        (c) Existing Indebtedness (other than (i) Indebtedness described in clauses (a) and (b) and (ii) Indebtedness of any Foreign Subsidiary outstanding on the Issuance Date together with any future Indebtedness of any such Foreign Subsidiary incurred in connection with any undrawn commitment or unused line of credit in each case existing on the Issuance
    Date);

        (d) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d) (together with any Refinancing Indebtedness with respect thereto), does not exceed $10 million;

        (e) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause
    (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

        (g) Indebtedness of the Company to a Restricted Subsidiary; PROVIDED that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the Exchange Notes; PROVIDED FURTHER that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (h) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; PROVIDED that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness from a Restricted Subsidiary that is not a Guarantor such

    Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; PROVIDED FURTHER that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (i) Hedging Obligations that are incurred (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

        (j) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

        (k) Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

        (l) Any Excluded Guarantee of any Restricted Subsidiary;

        (m) Indebtedness of the Company and any of its Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (m), does not exceed $75 million at any one time outstanding; PROVIDED, HOWEVER that (i) Indebtedness of a Restricted Subsidiary organized under the laws of the United States, any State thereof, the District of Columbia or any territory thereof, which when aggregated with the principal amount of all other Indebtedness of such Restricted Subsidiaries then outstanding and incurred pursuant to this clause (m), does not exceed $25 million at any one time outstanding and (ii) Indebtedness of a Foreign Subsidiary, which when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and incurred pursuant to this clause (m), does not exceed $50 million (or the equivalent thereof in any other currency) at any one time outstanding (Indebtedness of any Foreign Subsidiary outstanding on the Issuance Date is deemed to have been incurred and outstanding pursuant to this clause (m));

        (n) any guarantee by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

        (o) Preferred Stock issued as payment in kind dividends on Preferred Stock and any shares of Preferred Stock issued as payment in kind dividends thereon, such dividends made pursuant to the terms of the Certificate of Designation for such Preferred Stock as in effect on the Issuance Date; and

        (p) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; PROVIDED HOWEVER that such Refinancing Indebtedness (i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced, (ii) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or PARI PASSU to the Exchange Notes, such Refinancing Indebtedness is subordinated or PARI PASSU to the Exchange Notes at least to the same extent as the Indebtedness being refinanced or refunded and (iii) shall not include (x) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and PROVIDED FURTHER that subclauses (i) and (ii) of this clause (p) will not apply to any refunding or refinancing of any Senior Indebtedness.

    LIENS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Exchange Notes are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

    The Indenture provides that no Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any PARI PASSU Indebtedness or subordinated Indebtedness of such Guarantor on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Guarantee of such Guarantor is equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

    MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS. The Indenture provides that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "Successor Company"); (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Exchange Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Exchange Notes; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Exchange Notes. Notwithstanding the foregoing clause (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

    Each Guarantor, if any, shall not, and the Company will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor"); (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee.

    TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $5 million, unless:

        (a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (b) the Company delivers to the Trustee with respect to any Affiliate Transaction involving aggregate payments in excess of $10 million, a resolution adopted by a majority of the Disinterested Directors of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

    The foregoing provisions will not apply to the following: (i) transactions between or among the Company and/or any of its Restricted Subsidiaries; (ii) Restricted Payments permitted by the provisions of the Indenture described above under the covenant "--Limitation on Restricted Payments"; (iii) the payment of customary annual management, consulting and advisory fees and related expenses to KKR and its Affiliates; (iv) the payment of reasonable and customary regular fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary; (v) payments by the Company or any of its Restricted Subsidiaries to KKR and its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the Disinterested Directors of the Company in good faith; (vi) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph; (vii) payments or loans to employees or consultants which are approved by a majority of the Disinterested Directors of the Company in good faith; (viii) any agreement as in effect as of the Issuance Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Exchange Notes in any material respect) or any transaction contemplated thereby; (ix) transactions permitted by, and complying with, the provisions of the covenant described under "--Merger, Consolidation, or Sale of All or Substantially All Assets"; (x) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issuance Date and any similar agreements which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issuance Date shall only be permitted by this clause (x) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the Exchange Notes in any material respect; (xi) the payment of all fees and expenses related to the Recapitalization and the Financings; and (xii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

        (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (c) sell, lease, or transfer any of its properties or assets to the Company, or any of its Restricted Subsidiaries;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

        (1) contractual encumbrances or restrictions in effect on the Issuance Date, including pursuant to the Senior Credit Facility and its related documentation;

        (2) the Indenture and the Exchange Notes and Old Notes;

        (3) customary non-assignment or subletting provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (4) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

        (5) applicable law or any applicable rule, regulation or order;

        (6) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

        (7) contracts for the sale of assets, including, without limitation customary restrictions with respect to a Subsidiary pursuant to agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

        (8) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

        (9) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

        (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

        (11) any encumbrances or restrictions of the type referred to in clauses
    (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (c)(1) through (c)(10) above, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. (a) The Indenture provides that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Exchange Notes by such Restricted Subsidiary except that (A) if the Exchange Notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Exchange Notes are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Exchange Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Exchange Notes substantially to the same extent as such Indebtedness is subordinated to the Exchange Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such Guarantee of the Exchange Notes has been duly executed and authorized and (B) such Guarantee of the Exchange Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; PROVIDED that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary of the Company and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company and (y) that guarantees the payment of Obligations of the Company or any Restricted Subsidiary under the Senior Credit Facility or any other bank facility which is designated as Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, PROVIDED that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act (any guarantee excluded by operations of this clause (y) being an "Excluded Guarantee").

    (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

    LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company or any Indebtedness of any Guarantor, as the case may be, unless such Indebtedness is either (a) PARI PASSU in right of payment with the Exchange Notes or such Guarantor's Guarantee, as the case may be or (b) subordinate in right of payment to the Exchange Notes, or such Guarantor's Guarantee, as the case may be, in the same manner and at least to the same extent as the Notes are subordinate to Senior

Indebtedness or such Guarantor's Guarantee is subordinate to such Guarantor's senior Indebtedness, as the case may be.

    REPORTS AND OTHER INFORMATION. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"), the Indenture requires the Company to file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission), (a) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form); (c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form); and (d) any other information, documents and other reports which the Company would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act; PROVIDED, HOWEVER, the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Exchange Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES

    The following events constitute Events of Default under the Indenture:

        (i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium on, if any, the Exchange Notes whether or not such payment shall be prohibited by the subordination provisions relating to the Exchange Notes;

        (ii) default for 30 days or more in the payment when due of interest on or with respect to the Exchange Notes whether or not such payment shall be prohibited by the subordination provisions relating to the Exchange Notes;

        (iii) failure by the Company or any Guarantor for 30 days after receipt of written notice given by the Trustee or the holders of at least 30% in principal amount of the Exchange Notes then outstanding to comply with any of its other agreements in the Indenture or the Exchange Notes;

        (iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issuance Date, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $20 million or more at any one time outstanding;

        (v) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

        (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; or

        (vii) any Guarantee shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Company or any Guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture).

    If any Event of Default (other than of a type specified in clause (vi) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Exchange Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Exchange Notes to be due and payable immediately; PROVIDED, HOWEVER, that, so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the Senior Credit Facility or (ii) five business days after the giving of written notice to the Company and the administrative agent under the Senior Credit Facility of such acceleration. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) of the first paragraph of this section, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of Exchange Notes may not enforce the Indenture or the Exchange Notes except that each Holder has the right to institute suit for the enforcement of any payment of principal (and premium, if any) and interest on a Note on the maturity thereof, and such rights shall not be impaired without the consent of such Holder. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders of Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Exchange Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such Exchange Notes.

    The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Exchange Notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any such Exchange Note held by a non-consenting Holder. In the event of any Event of Default specified in clause
(iv) above, such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Exchange Notes, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

    The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Company or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Guarantor shall have any liability for any obligations of the Company or the Guarantors under the Exchange Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Exchange Notes by accepting a Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The obligations of the Company and the Guarantors, if any, under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Exchange Notes. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Notes when such payments are due solely out of the trust created pursuant to the Indenture, (ii) the Company's obligations with respect to Exchange Notes concerning issuing temporary Exchange Notes, registration of such Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Exchange Notes,

        (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Exchange Notes on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on the outstanding Exchange Notes;

        (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal

    Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (iv) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

        (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

        (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

        (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

        (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all Exchange Notes issued thereunder, when either (a) all such Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes which have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (b) (i) all such Exchange Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire indebtedness on such Exchange Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default with respect to the Indenture or the Exchange Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (iii) the Company or any Guarantor has paid or caused to be paid all sums payable by it under such Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Exchange Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers'

Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Exchange Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Exchange Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Exchange Notes), and any existing default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the outstanding Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for the Exchange Notes).

    The Indenture provides that without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a nonconsenting Holder of the Notes): (i) reduce the principal amount of the Exchange Notes whose Holders must consent to an amendment, supplement or waiver,
(ii) reduce the principal of or change the fixed maturity of any such Exchange Note or alter or waive the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described under "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount of such Exchange Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders, (v) make any Exchange Note payable in money other than that stated in such Exchange Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of such Exchange Notes to receive payments of principal of, premium, if any, or interest on such Exchange Notes, (vii) make any change in the foregoing amendment and waiver provisions, (viii) impair the right of any Holder of the Exchange Notes to receive payment of principal of, or interest on such Holder's Exchange Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Exchange Notes, or (ix) make any change in the subordination provisions of the Indenture that would adversely affect the holders of the Exchange Notes.

    The Indenture provides that, notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company, any Guarantor (with respect to a Guarantee to which it is party) and the Trustee together may amend or supplement the Indenture, any Guarantee or the Exchange Notes (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, (iii) to comply with the covenant relating to mergers, consolidations and sales of assets, (iv) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of such Exchange Notes, (v) to make any change that would provide any additional rights or benefits to the Holders of the Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such Holder,
(vi) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, (vii) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or (viii) to add a Guarantor under the Indenture.

    The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Indenture provides that the Holders of a majority in principal amount of the outstanding Exchange Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of such Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture, the Exchange Notes and the Guarantees, if any, are, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

    "Abarco" means Abarco N.V., a Netherlands Antilles corporation.

    "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Asset Sale" means:

        (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

        (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

           (a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete equipment in the ordinary course of business;

           (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "--Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

           (c) any Restricted Payment that is permitted to be made, and is made, under the first paragraph of the covenant described above under "Limitation on Restricted Payments";

           (d) any disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $1 million; and

           (e) any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary.

    "Capital Stock" means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and (viii) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

    "Change of Control" means the occurrence of any of the following:

        (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

        (ii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or such Person or group beneficially owns more of the total voting power of the Voting Stock of the Company than the Permitted Holders and their Related Parties;

        (iii) the first day within any two-year period on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

        (iv) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than (A) any such transaction where (1) the outstanding Voting Stock of the Company is converted into or exchanged for (I) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (II) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (2) the "beneficial owners" of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction or (B) any such transaction as a result of which the Permitted Holders or their Affiliates own a majority of the total Voting Stock and Capital Stock of the surviving or transferee corporation immediately after the transaction.

    "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense and other noncash charges (excluding any noncash item that represents an accrual, reserve or amortization of a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

    "Consolidated Interest Expense" means, with respect to any period, the sum of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations, and net payments (if any) pursuant to Hedging Obligations, excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; PROVIDED, HOWEVER, that (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded, (ii) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business shall be excluded, (iii) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Wholly Owned Restricted Subsidiary thereof in respect of such period, (iv) the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition and (v) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

    "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the Issuance Date or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of a Permitted Holder or its Affiliates or was nominated by a Permitted Holder or its Affiliates or any designees of a Permitted Holder or its Affiliates on the Board of Directors.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

    "Designated Preferred Stock" means preferred stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in paragraph
(c) of the "Restricted Payments" covenant.

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (except arising exclusively as a consequence of such member's relationship to the Company).

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is puttable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the maturity date of the Exchange Notes; PROVIDED, HOWEVER, that if such Capital Stock is either (i) redeemable or repurchaseable solely at the option of such Person or (ii) issued to employees of the Company or its Subsidiaries or to any plan for the benefit of such employees, such Capital Stock shall not constitute Disqualified Stock unless so designated.

    "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such Person for such period, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any Equity Offering or Indebtedness permitted to be incurred by the Indenture (including such expenses or charges related to the Recapitalization and Financings) and deducted in such period in computing Consolidated Net Income, plus (e) any expenses incurred prior to, or in connection with, the Recapitalization and deducted in such period in computing Consolidated Net Income related to the S&E Management Stock Ownership Plan, plus
(f) any expenses paid by the Company to, or for the benefit of, Abarco and its affiliates prior to the Recapitalization for services provided by Abarco and its affiliates to the Company and its Restricted Subsidiaries and deducted in such period in computing Consolidated Net Income, plus (g) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, plus (h) without duplication, any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of a cash reserve for anticipated cash charges for any future period), less, without duplication, (i) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Equity Offering" means any public or private sale of common stock or preferred stock of the Company (excluding Disqualified Stock), other than public offerings with respect to the Company's Common Stock registered on Form S-8.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "Excluded Contributions" means net cash proceeds received by the Company after the closing of the Recapitalization from (a) capital contributions and (b) the private sale (other than to a Restricted Subsidiary or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in paragraph (c) of the "Restricted Payments" covenant.

    "Existing Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issuance Date, plus interest accruing thereon, after application of the net proceeds of the sale of the Exchange Notes as described in this Prospectus.

    "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than repayments of revolving credit borrowings with respect to which the related commitment remains outstanding) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the

Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions which constitute all or substantially all of an operating unit of a business and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period and without regard to clause (ii) of the definition of Consolidated Net Income. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition which constitutes all or substantially all of an operating unit of a business, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period and without regard to clause (ii) of the definition of Consolidated Net Income. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

    "Fixed Charges" means, with respect to any Person for any period, the sum of
(a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person.

    "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States, any State thereof, the District of Columbia or any territory thereof.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

    "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

    "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

    "Guarantee" means any guarantee of the obligations of the Company under the Indenture and the Exchange Notes by any Person in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning. No Guarantees were issued in connection with the initial offering and sale of the Old Notes.

    "Guarantor" means any Person that incurs a Guarantee; PROVIDED that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. No Guarantees were issued in connection with the initial offering and sale of the Old Notes.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "Holder" means a holder of the Exchange Notes.

    "Indebtedness" means, with respect to any Person, (a) any indebtedness of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or reimbursement agreements in respect thereof),
(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes an accrued expense or trade payable or any other monetary obligation of a trade creditor (whether or not an Affiliate), or (iv) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP,
(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); PROVIDED, HOWEVER, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

    "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

    "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Restricted Payments," (i) "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Issuance Date" means the closing date for the sale and original issuance of the Old Notes under the Indenture.

    "Letter of Credit/Bankers' Acceptance Obligations" means Indebtedness of the Company or any of its Restricted Subsidiaries with respect to letters of credit or bankers' acceptances constituting Senior Indebtedness or Pari Passu Indebtedness which shall be deemed to consist of (i) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), (ii) the aggregate face amount of all unmatured bankers' acceptances and (iii) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit or creation of such bankers' acceptances.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); PROVIDED that in no event shall an operating lease be deemed to constitute a Lien.

    "Moody's" means Moody's Investors Service, Inc.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (i) of the second paragraph of "--Repurchase at the Option of Holders--Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

    "Officers' Certificate" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

    "Pari Passu Indebtedness" means (a) with respect to the Exchange Notes, Indebtedness which ranks PARI PASSU in right of payment to the Exchange Notes and (b) with respect to any Guarantee, Indebtedness which ranks PARI PASSU in right of payment to such Guarantee.

    "Permitted Holders" means Strata, KKR and any of their Affiliates.

    "Permitted Investments" means (a) any Investment in the Company or any Restricted Subsidiary; (b) any Investment in cash and Cash Equivalents or Investment Grade Securities; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is a Similar Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Repurchase at the Option of Holders--Asset Sales" or any other disposition of assets not constituting an Asset Sale; (e) any Investment existing on the Issuance Date; (f) advances to employees not in excess of $5 million outstanding at any one time; (g) any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (h) Hedging Obligations; (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (j) any Investment in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (k) Investments the payment for which consists of Equity Interests of the Company (exclusive of Disqualified Stock); PROVIDED, HOWEVER, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the "Restricted Payments" covenant; and (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "preferred stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "Preferred Stock" means $150 million aggregate liquidation preference of the 12 1/2% Preferred Stock issued by the Company on the Issuance Date and any shares of Preferred Stock issued as payment in kind dividends thereon or on shares of Preferred Stock so issued as payment in kind dividends.

    "Recapitalization" means the acquisition of 88.4% of the common stock, par value $.01 per share, of the Company by Strata pursuant to the Recapitalization and Stock Purchase Agreement dated as of August 15, 1996 among the Company, Strata and Abarco.

    "Related Parties" means any Person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its Affiliates is the general partner.

    "Repurchase Offer" means an offer made by the Company to purchase all or any portion of a Holder's Exchange Notes pursuant to the provisions described under the covenants entitled "--Repurchase at the Option of Holders--Change of Control" or "--Repurchase at the Option of Holders--Asset Sales."

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

    "S&P" means Standard and Poor's Ratings Group.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "Senior Credit Facility" means, that certain credit facility described in this Prospectus among the Company and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term Senior Credit Facility shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof, PROVIDED, HOWEVER, that, there shall not be more than one facility at any one time that constitutes the Senior Credit Facility and, if at any time there is more than one facility which would constitute the Senior Credit Facility, the Company will designate to the Trustee which one of such facilities will be the Senior Credit Facility for purposes of the Indenture.

    "Significant Subsidiary" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issuance Date.

    "Similar Business" means a business, the majority of whose revenues are derived from sales of consumer products or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

    "Strata" means Strata Associates L.P., a Delaware limited partnership.

    "Subordinated Indebtedness" means any Indebtedness of the Company which is by its terms subordinated in right of payment to the Exchange Notes.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such person or any Wholly Owned Restricted Subsidiary of such person is a controlling general partner or otherwise controls such entity.

    "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns, or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated), PROVIDED that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) the Company certifies that such designation complies with the covenants described under "--Certain Covenants--Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Incurrence of Indebtedness and Disqualified Stock" on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means, with respect to any Person, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

    "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY DELIVERY AND FORM

    The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

    Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form (a "Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or a Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in such Global Exchange Note.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Note to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC or its nominee is the registered owner or holder of the Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Exchange Notes. No beneficial owners of an interest in the Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures.

    The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in such permanent Global Exchange Note desires to give or take any action (including a suit for repayment of principal, premium or interest) that a Holder is entitled to give or take under the Notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners owning through them.

    Payments of the principal of, premium, if any, and interest on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Exchange Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a Holder requires physical delivery of Certificates Exchange Notes for any reason, including to sell Exchange Notes to persons in states which require such delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Exchange Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

    Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to certain conditions, any person having a beneficial interest in the Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificates Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificates Exchange Notes in exchange for the Global Exchange Note.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

    EXCHANGE OFFER. The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issuance Date, pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, that it will, at its own expense, (i) file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer to exchange the Old Notes for Exchange Notes having substantially identical terms in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 45 calendar days after the Issuance Date,
(ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission under the Securities Act within 105 calendar days after the Issuance Date and (iii) use its best efforts to consummate the Exchange Offer within 135 calendar days after the Issuance Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for at least 30 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder who surrendered such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the original issue date of such Old Note. Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes would generally be freely transferable by holders thereof after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes, as set forth below). However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") which acquired the Old Notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. The Company will agree to make available for a period of up to 120 days after consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer and any other persons, if any, with similar prospectus delivery requirements, for use in connection with any resale of Exchange Notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations thereunder).

    Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and (iv) it is not acting on behalf of any person who could not truthfully make the foregoing representations.

    SHELF REGISTRATION. In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) for any other reason the Exchange Offer is not consummated within 135 days after the Issuance Date, (iii) under certain circumstances, if the Initial Purchasers shall so request or (iv) any holder of Old Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, the Company will, at its expense, (a) as promptly as reasonably practicable file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 135 days after the Issuance Date and (c) use its best efforts to keep effective the Shelf Registration Statement until the earlier of three years from the Issuance Date or such shorter period ending when all Old Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement or when the Old Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. The Company, will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells its Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

    Although the Company intends to file the registration statements described above, as required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. In the event that either (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 45th calendar day following the Issuance Date, (b) the Exchange Offer Registration Statement has not been declared effective on or prior to the 105th calendar day following the Issuance Date or (c) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 135th calendar day following the Issuance Date, the interest rate borne by the Old Notes shall be increased by one-quarter of one percent per annum following such 45-day period in the case of clause (a) above, following such 105-day period in the case of clause (b) above or following such 135-day period in the case of clause (c) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue; PROVIDED that the aggregate increase in such annual interest rate may in no event exceed one percent. Upon
(x) the filing of the Exchange Offer Registration Statement after the 45-day period described in clause (a) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 105-day period described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 135-day period described in clause (c) above, the interest rate borne by the Old Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph; PROVIDED, HOWEVER, that if, after any such reduction in interest rate, a different event specified in clause (a), (b) or (c) above occurs, the interest rate may again be increased pursuant to the foregoing provisions. Pending the announcement of a material corporate transaction, if the Company issues a notice that the Shelf Registration Statement is unusable, or such a notice is required under applicable securities laws to be issued by the Company, and the aggregate number of days in any consecutive twelve-month period for which all such notices are issued or required to be issued exceeds 30 days in the aggregate, then the interest rate borne by the Old Notes will be increased by one-quarter of one percent per annum following the date that such Shelf Registration Statement ceases to be usable for a period of time in excess of the period permitted above, which rate shall be increased by an additional one-quarter of one percent per annum at the beginning of each subsequent 90-day period; PROVIDED that the aggregate increase in such annual interest rate may in no event exceed one percent per annum. Upon the Company declaring that the Shelf Registration Statement is usable after the period of time described in the preceding sentence, the interest rate borne by the Old Notes will be reduced to the original interest rate if the Company is otherwise in compliance with this paragraph; PROVIDED, HOWEVER, that if after any such reduction in dividend rate a different event of the kind described in the preceding event occurs, the interest rate may again be increased pursuant to the foregoing provisions.

    Subject to certain exceptions, the Company has agreed to indemnify Holders participating in the Exchange Offer against any loss, liability, claim, damage or expense (including settlement of litigation or any investigation or proceeding by any governmental agency or body) incurred as a consequence of any untrue statement or alleged untrue statement of a material fact contained in the Exchange Offer Registration Statement or Shelf Registration Statement.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be made available upon request to the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Certificate of Incorporation of the Company at Closing authorizes 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 50,000,000 shares are outstanding and 50,000,000 shares of preferred stock, par value $.01 per share, of which 1,500,000 shares are outstanding with the remainders issuable in series by resolution of the Board of Directors of the Company. The Board of Directors of the Company, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock, subject to limitations imposed by law or the Company's Certificate of Incorporation. The Board of Directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock; the dividend rate for the series; the terms and conditions of any voting, conversion and exchange rights for the series; the amounts payable on the series upon redemption or the Company's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption of purchase of shares of any series; and the preferences and relative rights among the series of preferred stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights with respect to any series of preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefor, and in the event of a liquidation, dissolution or winding-up of the affairs of the Company, are entitled to share equally and ratably in all remaining assets and funds of the Company. The holders of Common Stock have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

                       DESCRIPTION OF THE PREFERRED STOCK

PREFERRED STOCK

    The shares of Preferred Stock were issued pursuant to a certificate of designations (the "Certificate of Designations"). The summary contained herein of certain provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designations. The definitions of certain terms used in the Certificate of Designations and in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Board of Directors adopted resolutions authorizing the issuance of up to 10,000,000 shares of Preferred Stock, which consist of the 1,500,000 shares of Preferred Stock issued in the Preferred Stock Offering plus additional shares of Preferred Stock which may be used to pay dividends on the Preferred Stock. The Company filed a Certificate of Designations with respect to the Preferred Stock with the Secretary of State of the State of Delaware as required by Delaware law. The Preferred Stock ranks junior in right of payment to all liabilities and obligations (whether or not for borrowed money) of the Company (other than Common Stock and any preferred stock of the Company which by its terms is junior to, or on parity with, the Preferred Stock). In addition, creditors and stockholders of the Company's subsidiaries will also have priority over the Preferred Stock with respect to claims on the assets of such subsidiaries. The Preferred Stock, when issued and paid for and when issued in lieu of cash dividends, will be fully paid and non-assessable, and the holders thereof will have no subscription or preemptive rights related thereto.

RANKING

    The Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, will rank (i) senior to all classes of common stock and each other class of capital stock or series of preferred stock established after the initial issuance of the Preferred Stock by the Board of Directors which does not expressly provide that it ranks on a parity with the Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Securities") and (ii) on a parity with any class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities").

DIVIDENDS

    Holders of Preferred Stock are entitled, when, as and if declared by the Board of Directors to receive dividends on each outstanding share of the Preferred Stock, at the annual rate of 12 1/2% of the then effective liquidation preference per share of Preferred Stock. Dividends on the Preferred Stock are payable quarterly in arrears on October 1, January 1, April 1 and July 1 of each year, commencing on January 1, 1997. The right to dividends on the Preferred Stock are cumulative (whether or not earned or declared), without interest, from the date of issuance of the Preferred Stock. Dividends will be paid solely in additional fully paid and non-assessable shares of Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends.

    If any dividend payable on any dividend payment date is not declared or paid in full in shares of Preferred Stock on such dividend payment date, the amount payable as dividends on such dividend payment date that is not paid in shares of Preferred Stock on such dividend payment date will be added to the liquidation preference of the Preferred Stock on such dividend payment date until such dividend is paid in additional fully paid and non-assessable shares of Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends.

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full. If full dividends are not so paid, the Preferred Stock shall share dividends PRO RATA with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities), and no Junior Securities or Parity Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Preferred Stock.

MANDATORY REDEMPTION

    On October 1, 2008 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price equal to the liquidation preference thereof plus all accumulated and unpaid dividends to the date of redemption (including by way of a deemed increase in liquidation value).

OPTIONAL REDEMPTION

    The Company at its option may, but shall not be required to, redeem for cash the Preferred Stock (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time after October 1, 2001, in whole or in part, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, together with all accumulated and unpaid dividends to the redemption date (including an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2001..............................................................................      106.25%
2002..............................................................................      105.00%
2003..............................................................................      103.75%
2004..............................................................................      102.50%
2005..............................................................................      101.25%
2006 and thereafter...............................................................      100.00%

    In addition, at any time or from time to time, on or prior to October 1, 1999, the Company may, at its option, redeem for cash shares of Preferred Stock having an aggregate liquidation preference of up to 40% of the sum of (i) the aggregate liquidation preference of all shares of Preferred Stock originally issued in the Preferred Stock Offering and (ii) the aggregate liquidation preference of all shares of Preferred Stock issued as pay-in-kind dividends on Preferred Stock on or prior to the date of redemption (such sum being the "Liquidation Amount"), at a redemption price per share equal to 112.5% of the liquidation preference of such shares, together with an amount equal to all accumulated and unpaid dividends thereon to the redemption date (including an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date), with the net proceeds of one or more Equity Offerings; PROVIDED that Preferred Stock having an aggregate liquidation preference of at least 60% of the Liquidation Amount shall remain outstanding immediately after giving effect to such redemption and PROVIDED FURTHER that such redemption occurs within 60 days of the date of closing of each such Equity Offering.

    Furthermore, the Company may at any time on or prior to October 1, 1998 and concurrently with or subsequent to the date on which the Company has redeemed the maximum liquidation preference of Preferred Stock permitted to be redeemed pursuant to the provisions of the preceding paragraph redeem for cash all and not less than all of the Preferred Stock, outstanding, at a redemption price per share equal to the liquidation preference thereof plus the Applicable Premium plus accumulated and unpaid dividends to the redemption date (including an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date) with the net proceeds of an Equity Offering; provided that such redemption occurs within 60 days of the date of closing of such Equity Offering.

    In the event of partial redemptions of Preferred Stock, the shares to be redeemed will be determined PRO RATA or by lot, as determined by the Company, except that the Company may redeem such shares held by any holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), without regard to such PRO RATA redemption requirement.

PROCEDURE FOR REDEMPTION

    On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Preferred Stock called for redemption, and all rights of holders of such shares will terminate except for the right to receive the redemption price. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued shares of preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with the Certificate of Designations.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution $100 per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon (including by way of a deemed increase in liquidation value) to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, on any Common Stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Company.

    The Certificate of Designations for the Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed its par value. Consequently, there will be no restriction upon any surplus of the Company solely because the liquidation preference of the Preferred Stock will exceed the par value, and there will be no remedies available to holders of the Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Preferred Stock and its par value.

VOTING RIGHTS

    Holders of the Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations. The Certificate of Designations provides that if: (a) dividends on the Preferred Stock are in arrears and unpaid for six consecutive quarterly periods; (b) the Company fails to discharge its obligation to redeem the Preferred Stock on the Mandatory Redemption Date or fails to otherwise discharge any redemption obligation with respect to the Preferred Stock; (c) the Company fails to make a Change of Control Offer if such offer is required by the provisions set forth under "--Change of Control" below or fails to purchase shares of Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer; or (d) a breach or violation of any of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 30% of the shares of Preferred Stock then outstanding, then the number of directors constituting the Board of Directors will be increased by two directors and the holders of the majority of the then outstanding Preferred Stock, voting or consenting, as the case may be, as one class, will be entitled to elect two directors of the expanded Board of Directors. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Preferred Stock are paid in full and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) through (d) above is referred to herein as a "Voting Rights Triggering Event."

    Any vacancy occurring in the office of the director elected by holders of the Preferred Stock may be filled by the remaining directors elected by such holders unless and until such vacancy shall be filled by such holders.

    The Certificate of Designations also provides that the Company may not amend the Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Preferred Stock, or authorize the issuance of any additional shares of Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class. The holders of at least a majority of the outstanding shares of Preferred Stock, voting or consenting, as the case may be, as one class, may also waive compliance with any provision of the Certificate of Designations. The Certificate of Designations will also provide that (a) the creation, authorization or issuance of any shares of Parity Securities or Junior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Preferred Stock.

    Under Delaware law, holders of preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, increase or decrease the aggregate number of authorized shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

CHANGE OF CONTROL

    The Certificate of Designations provides that, upon the occurrence of a Change of Control, the Company will make an offer to purchase for cash all or any part of the Preferred Stock pursuant to the offer described below (a "Change of Control Offer") at a price in cash (a "Change of Control Payment") equal to 101% of the liquidation preference thereof, plus all accumulated and unpaid dividends per share to the date of purchase (including an amount equal to a prorated dividend for the period from the dividend payment date immediately prior to the date of purchase to such date). The Certificate of Designations provides that within 30 days following any Change of Control, the Company will mail a notice to each holder of Preferred Stock with a copy to the transfer agent, with the following information: (a) a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Preferred Stock properly tendered pursuant to such Change of Control Offer will be accepted for payment; (b) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date"); (c) any Preferred Stock not properly tendered will remain outstanding and continue to accumulate dividends; (d) unless the Company defaults in the payment of the Change of Control Payment, all Preferred Stock accepted for payment pursuant to the Change of Control Offer will cease to accumulate dividends on the Change of Control Payment Date; (e) holders electing to have any shares of Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender such shares, properly endorsed for transfer, to the transfer agent and registrar for the Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (f) holders will be entitled to withdraw their tendered shares of Preferred Stock and their election to require the Company to purchase such shares, PROVIDED that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the aggregate liquidation preference of the Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of Preferred Stock and his election to have such shares of Preferred Stock purchased; and (g) that holders whose shares of Preferred Stock are being purchased only in part will be issued new shares of Preferred Stock equal in aggregate liquidation preference to the unpurchased portion of the shares of Preferred Stock surrendered, which unpurchased portion must be equal to $1,000 in aggregate liquidation preference or an integral multiple thereof.

    The Certificate of Designations provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all Indebtedness of the Company or offer to repay in full all outstanding Obligations held by each holder of such Indebtedness and repay the Indebtedness held by each holder who has accepted such offer or obtain the requisite consents, if any, under such Indebtedness necessary to permit the repurchase of the Preferred Stock required by this covenant.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Preferred Stock pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Certificate of Designations, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Certificate of Designations by virtue thereof.

    The Certificate of Designations will provide that on the Change of Control Payment Date, the Company will, to the extent permitted by law, (a) accept for payment all shares of Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the transfer agent and registrar an amount in cash equal to the aggregate Change of Control Payment in respect of all shares of Preferred Stock or portions thereof so tendered and (c) deliver, or cause to be delivered, to the transfer agent and registrar for cancellation the shares of Preferred Stock so accepted together with an Officers' Certificate stating that such shares of Preferred Stock or portions thereof have been tendered to and purchased by the Company. The Certificate of Designations provides that the transfer agent and registrar will promptly mail to each holder of Preferred Stock the Change of Control Payment for such Preferred Stock, and the transfer agent will promptly mail to each holder new shares of Preferred Stock equal in aggregate liquidation preference to any unpurchased portion of Preferred Stock surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Credit Facilities, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may, prohibit the Company from purchasing any Preferred Stock as a result of a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change in Control occurs at a time when the Company is prohibited from purchasing the Preferred Stock, the Company could seek the consent of the holders of such Indebtedness to the purchase of the Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Preferred Stock. In such case, the Company's failure to purchase tendered Preferred Stock would constitute a default under the Certificate of Designations. If, as a result thereof, a default occurs with respect to any Indebtedness, the funds remaining after the repurchase of such Indebtedness may limit the Company's ability to repurchase the Preferred Stock.

    The existence of a holder's right to require the Company to repurchase such holder's Preferred Stock upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

CERTAIN COVENANTS

    MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS. The Certificate of Designations provides that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "Successor Company"); (ii) the Preferred Stock shall be converted or exchanged for and shall become shares of the Successor Company (if other than the Company) having in respect of the Successor Company the same rights and privileges that the Preferred Stock had immediately prior to such transaction with respect to the Company; (iii) immediately after giving effect to such transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; and (iv) the Company shall have delivered to the transfer agent an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer comply with the Certificate of Designations. The Successor Company will succeed to, and be substituted for, the Company under the Certificate of Designations.

    REPORTS AND OTHER INFORMATION. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"), the Certificate of Designations requires the Company to file with the Commission (and provide the Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission), (a) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form); (c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form) and (d) any other information, documents and other reports which the Company would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act; PROVIDED, HOWEVER, the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings, in which event the Company will make available such information to prospective purchasers of the Preferred Stock, in addition to providing such information to the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Certificate of Designations. Reference is made to the Certificate of Designations for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Applicable Premium" means, with respect to any share of Preferred Stock the present value of all remaining required dividend payments and payments with respect to aggregate liquidation value due on such Preferred Stock and all premium payments relating thereto assuming a redemption date of October 1, 2001, computed using a discount rate equal to the Treasury Rate plus 100 basis points minus (b) the then outstanding liquidation value of such Preferred Stock minus
(c) accrued dividends paid on the date of redemption.

    "Capital Stock" means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

    "Change of Control" means the occurrence of any of the following:

        (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

        (ii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holder and its Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or such Person or group beneficially owns more of the total voting power of the Voting Stock of the Company than the Permitted Holder and its Related Parties; (iii) the first day within any two-year period on which a majority of the members of the Board of Directors of the company are not Continuing Directors; or

    (iv) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than (A) any such transaction where (1) the outstanding Voting Stock of the Company is converted into or exchanged for (I) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (II) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (2) the "beneficial owners" of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction or (B) any such transaction as a result of which the Permitted Holder or its Affiliates own a majority of the total Voting Stock and Capital Stock of the surviving or transferee corporation immediately after the transaction.

    "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity on or about October 1, 2001 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, or (B) if the Company is unable to obtain both Reference Treasury Dealer Quotations, the only such Quotation provided. "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Contingent Obligations" means, with respect to any Person, any obligation of such person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the Issuance Date or (ii) was nominated for election or elected to such Board of Directors with, or which election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Permitted Holder or its Affiliates or was nominated by the Permitted Holder or its Affiliates or any designees of the Permitted Holder or its Affiliates on the Board of Directors.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is puttable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the Mandatory Redemption Date; PROVIDED, HOWEVER, that if such Capital Stock is either (i) redeemable or repurchaseable solely at the option of such Person or (ii) issued to employees of the Company or its Subsidiaries or to any plan for the benefit of such employees, such Capital Stock shall not constitute Disqualified Stock unless so designated.

    "Equity Offering" shall mean any public or private sale of common stock or preferred stock of the Company (excluding Disqualified Stock), other than public offerings with respect to the Company's common stock registered on Form S-8.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "Holder" shall mean a holder of shares of 12 1/2% Preferred Stock.

    "Indebtedness" means, with respect to any Person, (a) any indebtedness of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or reimbursement agreements in respect thereof),
(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes an accrued expense or trade payable or any other monetary obligation of a trade creditor (whether or not an Affiliate), or (iv) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP,
(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); PROVIDED, HOWEVER, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

    "Indenture" shall mean the Indenture dated as of September 30, 1996 between the Company and Marine Midland Bank, as trustee.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statues) of any jurisdiction); PROVIDED that in no event shall an operating lease be deemed to constitute a Lien.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

    "Officer's Certificate" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

    "Permitted Holder" means Strata Associates L.P., KKR and any of their Affiliates.

    "Person" shall mean any individual, partnership, corporation, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Reference Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Capital Markets, Inc. and their respective successors: PROVIDED, HOWEVER, that if either of the foregoing Reference Dealers shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    "Related Parties" means any person controlled by the Permitted Holder, including any partnership of which the Permitted Holder or its Affiliates is the general partner.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests in general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such person or any Wholly Owned Subsidiary of such person is a controlling general partner or otherwise controls such entity.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Voting Stock" means, with respect to any Person, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting or stockholders called for such purpose, without the occurrence of any additional event or contingency.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences of the ownership of Exchange Notes as of the date hereof. Except where noted, it deals only with Exchange Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Exchange Notes as a part of a hedging or conversion transaction or a straddle or holders of Exchange Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Exchange Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PAYMENTS OF INTEREST

    Except as set forth below, stated interest on an Exchange Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of an Exchange Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

MARKET DISCOUNT

    If a United States Holder purchases an Exchange Note for an amount that is less than its stated principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an Exchange Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Exchange Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Exchange Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Exchange Note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of an Exchange Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS").

AMORTIZABLE BOND PREMIUM

    A United States Holder that purchases an Exchange Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than stated interest will be considered to have purchased the Exchange Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Exchange Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Exchange Note. Bond premium on an Exchange Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Exchange Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

    A United States Holder's tax basis in an Exchange Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than stated interest. Upon the sale, exchange, retirement or other disposition of an Exchange Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Exchange Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the Exchange Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

    In the opinion of Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, the exchanges of Old Notes for Exchange Notes will not constitute recognition events for federal income tax purposes. Consequently, no gain or loss will be recognized by Holders upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a Holder's basis in Exchange Notes will be the same as such Holder's basis in the Old Notes exchanged therefor. Holders will be considered to have held the Exchange Notes from the time of their original acquisition of the Old Notes.

    IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTIONS.

NON-UNITED STATES HOLDERS

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest on an Exchange Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on an Exchange Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

        (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of an Exchange Note; and

        (c) an Exchange Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Exchange Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

    To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Exchange Note, or a financial institution holding the Exchange Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Exchange Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    If a non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest made to such non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Exchange Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

    If a non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest on the Exchange Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest on an Exchange Note will be included in such foreign corporation's earnings and profits.

    Any gain or income realized upon the sale, exchange, retirement or other disposition of an Exchange Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or
(ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Exchange Notes and to the proceeds of sale of an Exchange Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments of the principal, interest or premium on an Exchange Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Exchange Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of an Exchange Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

    Payments of principal, interest and premium on an Exchange Note paid to the beneficial owner of an Exchange Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of an Exchange Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption. Under proposed United States Treasury regulations not currently in effect, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person. The IRS recently proposed regulations addressing certain withholding, certification and information rules which could affect the treatment of the payment of the amounts described above (the "Proposed Regulations"). The Proposed Regulations would provide alternative methods for satisfying the certification requirement described in clause (a)
(iv) under "--Non-United States Holders" above. The Proposed Regulations also would require, in the case of Notes held by foreign partnerships, that (i) the certification described in clause (a) (iv) under "--Non-United States Holders" above be provided by the partners rather than by the foreign partnership and
(ii) the partnership provide certain information, including a United States taxpayer identification number. A look through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions they will include if and when adopted in temporary or final form. Non-United States Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the possible application of the proposed United States Treasury regulations addressing the withholding and information reporting rules.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the Exchange Offer and so notifies the Company, or causes the Company to be so notified in writing, the Company has agreed that a period of 120 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests
such documents in the Letter of Transmittal. In addition, until           , 1997
(90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the Old Notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

    By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading or which may impose upon the Company disclosure obligations that may have a material adverse effect on the Company (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has notified such broker-dealer that delivery of the Prospectus may resume and has furnished copies of any amendment or supplement to the Prospectus to such broker-dealer.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

    The consolidated balance sheets as of September 30, 1995 and 1996 and the consolidated statements of earnings (loss), cash flows and shareholders' equity (deficiency) for each of the three fiscal years in the period ended September 30, 1996 of E&S Holdings Corporation included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     INDEX


DEFINED TERM                                                                                        PAGE NUMBER
-----------------------------------------------------------------------------------------------  -----------------
1990 Amendments................................................................................             24, 61
1996 Plan......................................................................................                 66
Abarco.........................................................................................             7, F-7
Abarco (Notes).................................................................................                106
Acquired Indebtedness (Notes)..................................................................                106
Acquired Trademarks............................................................................       39, 70, F-12
Acts...........................................................................................                 23
Administrative Agent...........................................................................                 71
Affiliate (Notes)..............................................................................                106
Affiliate (Preferred)..........................................................................                129
Affiliate Transaction..........................................................................                 98
Applicable Premium (Preferred).................................................................                129
Asset Sale (Notes).............................................................................                106
Asset Sale Offer...............................................................................                 90
AVA............................................................................................                 44
business day...................................................................................                 76
Capital Stock (Notes)..........................................................................                107
Capital Stock (Preferred)......................................................................                129
Capitalized Lease Obligations (Notes)..........................................................                107
Capitalized Lease Obligations (Preferred)......................................................                129
Cash Equivalents (Notes).......................................................................                107
CBA............................................................................................                 51
Certificate of Designations....................................................................                123
Certificated Exchange Note.....................................................................                117
Change of Control (Notes)......................................................................                107
Change of Control (Preferred)..................................................................                129
Change of Control Offer........................................................................            88, 126
Change of Control Payment......................................................................            88, 126
Change of Control Payment Date.................................................................            88, 127
Closing........................................................................................             7, F-7
Code...........................................................................................            66, 133
Commission.....................................................................................    cover, 101, 128
Common Stock...................................................................................                122
Company........................................................................................    cover, F-2, F-7
Comparable Treasury Issue (Preferred)..........................................................                130
Comparable Treasury Price (Preferred)..........................................................                130
Consolidated Depreciations and Amortization Expense (Notes)....................................                108
Consolidated Interest Expense (Notes)..........................................................                108
Consolidated Net Income (Notes)................................................................                108
Contingent Obligatons (Notes)..................................................................                109
Contingent Obligations (Preferred).............................................................                130
Continuing Directors (Notes)...................................................................                109
Continuing Directors (Preferred)...............................................................                130
Covenant Defeasance............................................................................                103
CPSC...........................................................................................                 23
Credit Facilities..............................................................................                  7
Credit Facility................................................................................               F-15

DEFINED TERM                                                                                        PAGE NUMBER
-----------------------------------------------------------------------------------------------  -----------------
Default (Notes)................................................................................                109
Depositor......................................................................................                 79
Designated Noncash Consideration (Notes).......................................................                109
Designated Preferred Stock (Notes).............................................................                109
DGCL...........................................................................................               II-1
Disinterested Director (Notes).................................................................                109
Disqualified Stock (Notes).....................................................................                109
Disqualified Stock (Preferred).................................................................                130
DTC............................................................................................         cover, 117
Dutchstar......................................................................................           70, F-12
EBITDA (Notes).................................................................................                110
Eligible Institution...........................................................................                 77
Environmental Laws.............................................................................                 24
Equity Interests (Notes).......................................................................                110
Equity Investment..............................................................................                  7
Equity Offering (Notes)........................................................................                110
Equity Offering (Preferred)....................................................................                131
Etonic.........................................................................................             3, F-7
Etonic Acquisition.............................................................................                  3
Etonic Notes...................................................................................                  7
Evenflo........................................................................................                F-7
Exchange Act...................................................................................                  2
Exchange Act (Notes)...........................................................................                110
Exchange Agent.................................................................................                 11
Exchange Date..................................................................................              cover
Exchange Offer.................................................................................              cover
Exchange Offer Registration Statement..........................................................                119
Exchange Notes.................................................................................     cover, 9, F-17
Excluded Contributions (Notes).................................................................                110
Excluded Guarantee.............................................................................                100
Existing Indebtedness (Notes)..................................................................                110
Expiration Date................................................................................       Cover, 9, 76
Financings.....................................................................................                  7
Fixed Charge Coverage Ratio (Notes)............................................................                110
Fixed Charges (Notes)..........................................................................                110
Foreign Subsidiary (Notes).....................................................................                111
GAAP (Notes)...................................................................................                111
GAAP (Preferred)...............................................................................                131
Government Securities (Notes)..................................................................                111
Global Exchange Note...........................................................................         cover, 117
Grant..........................................................................................                 66
guarantee (Notes)..............................................................................                112
Guarantor (Notes)..............................................................................                112
Hedging Obligations (Notes)....................................................................                112
Hedging Obligations (Preferred)................................................................                131
Holder (Notes).................................................................................                112
Holder (Preferred).............................................................................                131
Indebtedness (Notes)...........................................................................                112
Indebtedness (Preferred).......................................................................                131
Indenture......................................................................................         11, 13, 85

DEFINED TERM                                                                                        PAGE NUMBER
-----------------------------------------------------------------------------------------------  -----------------
Indenture (Preferred)..........................................................................                131
Independent Financial Advisor (Notes)..........................................................                112
indirect participants..........................................................................                117
Initial Purchaser..............................................................................                 10
Investment Grade Securities (Notes)............................................................                113
Investments (Notes)............................................................................                113
IRS............................................................................................                133
Issuance Date (Notes)..........................................................................                113
Junior Securities..............................................................................                123
KKR............................................................................................                  7
KKR Associates (Strata)........................................................................                 25
Legal Defeasance...............................................................................                103
Letter of Credit/Bankers' Acceptance Obligations (Notes).......................................                113
Lien (Notes)...................................................................................                113
Lien (Preferred)...............................................................................                131
Liquidation Amount.............................................................................                124
Lisco, Inc.....................................................................................           70, F-12
Lisco Subsidiaries.............................................................................           70, F-12
LTIP...........................................................................................                 66
Management Notes...............................................................................           70, F-24
Management Stockholder.........................................................................                 67
Management Stockholder's Agreement.............................................................                 67
Mandatory Redemption Date......................................................................                124
MIBP...........................................................................................                 65
Moody's (Notes)................................................................................                113
Named Executive Officers.......................................................................                 64
Net Income (Notes).............................................................................                113
Net Proceeds (Notes)...........................................................................                114
NGF............................................................................................                 49
NIT............................................................................................                 51
Non-Global Holders.............................................................................                117
Notes..........................................................................................              cover
Notice of Guaranteed Delivery..................................................................                 77
non-payment default............................................................................                 86
Obligations (Notes)............................................................................                114
Obligations (Preferred)........................................................................                131
Officers' Certificate (Notes)..................................................................                114
Officers' Certificate (Preferred)..............................................................                132
Old Notes......................................................................................           cover, 9
Options........................................................................................                 66
Pari Passu Indebtedness (Notes)................................................................                114
Parity Securities..............................................................................                123
participants...................................................................................                117
Participating Broker Dealer....................................................................                119
payment default................................................................................                 86
Payment Blockage Notice........................................................................                 86
Payment Blockage Period........................................................................                 86
Permitted Holder (Notes).......................................................................                114
Permitted Holder (Preferred)...................................................................                132
Permitted Investments (Notes)..................................................................                114

DEFINED TERM                                                                                        PAGE NUMBER
-----------------------------------------------------------------------------------------------  -----------------
Person (Notes).................................................................................                115
Person (Preferred).............................................................................                132
PORTAL.........................................................................................              cover
Preferred Stock................................................................................            8, F-25
preferred stock (Notes)........................................................................                115
Preferred Stock................................................................................               F-25
Preferred Stock (Notes)........................................................................                115
Preferred Stock Offering.......................................................................                  8
Primary Treasury Dealer........................................................................                132
Pro Forma Financial Statement..................................................................                 30
Proposed Regulations...........................................................................                136
PRP............................................................................................                 24
Pueblo.........................................................................................            70, F-9
Purchase Stock.................................................................................                 66
PXC&M..........................................................................................            70, F-9
Realco.........................................................................................                F-7
Recapitalization (Notes).......................................................................           115, F-7
Recapitalization Agreement.....................................................................             7, F-7
Reference Dealer (Preferred)...................................................................                132
Refinancing Indebtedness.......................................................................                 96
Refunding Capital Stock........................................................................                 93
Registration Rights Agreement..................................................................                 10
Registration Statement.........................................................................                  2
Related Parties (Notes)........................................................................                115
Related Parties (Preferred)....................................................................                132
Repurchase Offer (Notes).......................................................................                115
Restricted Investment (Notes)..................................................................                115
Restricted Subsidiary (Notes)..................................................................                115
Restricted Payments............................................................................                 92
Retired Capital Stock..........................................................................                 92
Revolving Credit Facility......................................................................                  7
Revolving Credit Loan(s).......................................................................           71, F-15
S&E............................................................................................             3, F-7
S&P (Notes)....................................................................................                115
Sahara.........................................................................................           70, F-12
Savings Plus Plan..............................................................................                 67
Secured Credit Agreement.......................................................................               F-18
Securities Act.................................................................................        cover, II-3
Securities Act (Notes).........................................................................                115
Senior Credit Facility (Notes).................................................................                115
Senior Subordinated Notes......................................................................               F-17
SERA...........................................................................................                 66
Shelf Registration Statement...................................................................                120
Significant Subsidiary (Notes).................................................................                116
Similar Business (Notes).......................................................................                116
Spalding.......................................................................................                F-7
SRP............................................................................................                 67
Strata.........................................................................................             7, F-7
Strata (Notes).................................................................................                116
Subordinated Indebtedness (Notes)..............................................................                116

DEFINED TERM                                                                                        PAGE NUMBER
-----------------------------------------------------------------------------------------------  -----------------
Subsidiary (Notes).............................................................................                116
Subsidiary (Preferred).........................................................................                132
Successor Company..............................................................................            97, 128
Successor Guarantor............................................................................                 97
Swingline Loans................................................................................           71, F-16
Target.........................................................................................                 21
Term Loan(s)...................................................................................           71, F-15
Term Loan Facility.............................................................................                  7
Total Assets (Notes)...........................................................................                116
Toys "R" Us....................................................................................                 21
Treasury Rate (Preferred)......................................................................                132
Trustee........................................................................................                 85
Trust Indenture Act............................................................................                 85
Transferor.....................................................................................                 78
Unrestricted Subsidiary (Notes)................................................................                116
Voting Stock (Notes)...........................................................................                117
Voting Stock (Preferred).......................................................................                132
Wal-Mart.......................................................................................                 21
Weighted Average Life to Maturity (Notes)......................................................                117
Wholly Owned Restricted Subsidiary (Notes).....................................................                117
Wholly Owned Subsidiary (Notes)................................................................                117
Wholly Owned Subsidiary (Preferred)............................................................                132

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Consolidated Financial Statements
  Independent Auditors' Report.............................................................................        F-2
  Consolidated Balance Sheets as of September 30, 1995 and 1996............................................        F-3
  Statements of Consolidated Earnings (Loss) for the years ended September 30, 1994, 1995 and 1996.........        F-4
  Statements of Consolidated Cash Flows for the years ended September 30, 1994, 1995 and 1996..............        F-5
  Statements of Consolidated Shareholders' Equity (Deficiency) for the years ended September 30, 1994, 1995
    and 1996...............................................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

INDEPENDENT AUDITORS' REPORT

The Board of Directors
E&S Holdings Corporation:

We have audited the accompanying consolidated balance sheets of E&S Holdings Corporation and subsidiaries (the "Company") as of September 30, 1995 and 1996, and the related statements of consolidated earnings (loss), cash flows and shareholders' equity (deficiency) for each of the three fiscal years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Tampa, Florida
October 28, 1996

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       AS OF SEPTEMBER 30, 1995 AND 1996
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                               1995        1996
   ASSETS

Current assets:
  Cash....................................................................................  $   26,104  $   75,298
  Receivables, less allowance of $3,247 in 1995 and $4,373 in 1996........................     145,650     192,999
  Inventories.............................................................................      88,782     109,171
  Deferred income taxes...................................................................       9,666      11,952
  Property, plant and equipment, net, to be distributed to Abarco.........................       7,028           0
  Other...................................................................................       2,493       4,704
                                                                                            ----------  ----------
      Total current assets................................................................     279,723     394,124

Property, plant and equipment, net........................................................      69,918      78,334
Intangible assets, net....................................................................     119,070     131,708
Deferred income taxes on acquired non-U.S. trademarks.....................................      53,346      49,432
Deferred financing costs..................................................................      11,453      34,231
Other.....................................................................................       2,135       2,077
                                                                                            ----------  ----------
      Total assets........................................................................  $  535,645  $  689,906
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Non-U.S. bank loans.....................................................................  $   10,299  $   13,028
  Current maturities of long-term debt....................................................      12,070           0
  Accounts payable........................................................................     114,296     141,708
  Accrued expenses........................................................................      54,290      69,131
  Income taxes............................................................................         644         706
                                                                                            ----------  ----------
      Total current liabilities...........................................................     191,599     224,573

Long-term debt............................................................................     313,073     625,800
Deferred income taxes.....................................................................      13,417      16,339
Pension...................................................................................      11,500      11,753
Postretirement benefits...................................................................       8,560       8,750
Deferred compensation.....................................................................       5,920           0
Other.....................................................................................       5,039       2,142
                                                                                            ----------  ----------
      Total liabilities...................................................................     549,108     889,357

Commitments and Contingencies (Notes O, P, Q, and R)
Minority interest in consolidated subsidiary..............................................        (487)          0
Preferred Stock--at liquidation value.....................................................           0     150,000
Shareholders' equity (deficiency):
  Common stock, in 1996 $.01 par value, 100,000,000 shares authorized and 50,000,000
    outstanding; in 1995 $1 par value, 2,000 shares authorized and outstanding............           2         500
  Paid-in capital.........................................................................      53,898     223,125
  Retained earnings (deficit).............................................................     (63,065)   (568,749)
  Currency translation adjustment.........................................................      (3,811)     (4,327)
                                                                                            ----------  ----------
      Total shareholders' equity (deficiency).............................................     (12,976)   (349,451)
                                                                                            ----------  ----------
      Total liabilities and shareholders' equity (deficiency).............................  $  535,645  $  689,906
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying Notes to Consolidated Financial Statements.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES

                   STATEMENTS OF CONSOLIDATED EARNINGS (LOSS)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

                             (DOLLARS IN THOUSANDS)


                                                                                  1994        1995        1996
Net sales....................................................................  $  583,107  $  634,157  $  689,080
Cost of sales................................................................     370,328     407,334     452,037
                                                                               ----------  ----------  ----------
  Gross profit...............................................................     212,779     226,823     237,043
Selling, general and administrative expenses.................................     178,678     177,913     196,741
Royalty income, net..........................................................     (12,789)    (13,514)    (14,339)
Management Stock Ownership Plan expense......................................           0       1,130      20,828
Recapitalization costs.......................................................           0           0       7,700
Litigation settlement expense................................................           0       2,400           0
                                                                               ----------  ----------  ----------
  Income from operations.....................................................      46,890      58,894      26,113
Interest expense, net........................................................      17,073      38,108      37,718
Currency loss (gain), net....................................................        (144)        381         775
                                                                               ----------  ----------  ----------
  Earnings (loss) before income taxes, minority interest and extraordinary
    loss.....................................................................      29,961      20,405     (12,380)
Income taxes.................................................................      11,938       8,683       9,300
                                                                               ----------  ----------  ----------
  Earnings (loss) before minority interest and extraordinary loss............      18,023      11,722     (21,680)
Minority interest in net earnings of consolidated subsidiary.................           0         724           0
                                                                               ----------  ----------  ----------
  Earnings (loss) before extraordinary loss..................................      18,023      10,998     (21,680)
Extraordinary loss on early extinguishment of debt, net of $3,200 tax
  benefit....................................................................           0           0      (5,987)
                                                                               ----------  ----------  ----------
  Net earnings (loss)........................................................  $   18,023  $   10,998  $  (27,667)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------


          See accompanying Notes to Consolidated Financial Statements.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

                             (DOLLARS IN THOUSANDS)


                                                                                   1994        1995       1996
Increase (Decrease) in Cash
Cash flows from operating activities
Net earnings (loss)............................................................  $  18,023  $   10,998  $ (27,667)
Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation...............................................................     13,976      11,846     13,904
    Intangibles amortization...................................................      6,454       6,441      6,423
    Deferred income taxes......................................................     (5,300)      3,037      4,550
    Pension....................................................................      3,493       1,007        253
    Postretirement benefits....................................................        300         310        190
    Deferred compensation......................................................        610        (390)         0
    Expense related to 1994 Management Stock Ownership Plan....................          0       1,130     20,828
    Deferred financing costs...................................................         59       2,225      2,266
    Write-off of Etonic assets.................................................          0           0      3,300
    Minority interest in consolidated subsidiary...............................          0         724          0
    Extraordinary loss on early extinguishment of debt.........................          0           0      9,187
                                                                                 ---------  ----------  ---------
        Subtotal...............................................................     37,615      37,328     33,234
    Receivables................................................................    (25,150)    (11,393)   (24,793)
    Inventories................................................................      1,274      (9,789)    (4,747)
    Current liabilities, excluding bank loans and affiliate payable............     22,669       2,761     30,818
    Other......................................................................       (767)     (2,297)    (2,488)
                                                                                 ---------  ----------  ---------
        Net cash provided by operating activities..............................     35,641      16,610     32,024
Cash flows from investing activities
Capital expenditures...........................................................    (19,109)    (15,381)   (19,546)
Acquisitions of non-U.S. trademarks from affiliate.............................     (8,250)          0     (5,135)
                                                                                 ---------  ----------  ---------
        Net cash flows used in investing activities............................    (27,359)    (15,381)   (24,681)
                                                                                 ---------  ----------  ---------
        Net cash provided before financing activities..........................      8,282       1,229      7,343
Cash flows from financing activities
Borrowing under new credit agreements..........................................    150,000     320,000    625,800
Net borrowings (repayment) of prior credit agreements..........................    (10,355)   (274,645)  (320,000)
Net borrowings (repayment) of other indebtedness...............................      2,990       1,769     (2,414)
Repayment of Etonic notes......................................................          0           0    (54,043)
Payment of new credit agreement financing costs................................          0     (13,500)   (34,231)
Additional capital contribution................................................          0           0      1,219
Proceeds from issuance of preferred stock......................................          0           0    150,000
Proceeds from issuance of common stock.........................................          0           0    221,000
Repurchase of common stock.....................................................          0           0   (524,150)
Repurchase of 1994 Management Stock Ownership Plan shares outstanding..........          0           0    (28,219)
Collection of notes receivable from management under 1994 Management Stock
  Ownership Plan...............................................................          0           0      6,889
Payment to acquire non-U.S. trademarks in excess of affiliate carrying value...   (167,750)          0          0
Affiliate receivable and payable...............................................     17,925     (17,707)         0
                                                                                 ---------  ----------  ---------
        Net cash flows provided (used) by financing activities.................     (7,190)     15,917     41,851
                                                                                 ---------  ----------  ---------
Cash--net change...............................................................      1,092      17,146     49,194
      beginning of period......................................................      7,866       8,958     26,104
                                                                                 ---------  ----------  ---------
      end of period............................................................  $   8,958  $   26,104  $  75,298
                                                                                 ---------  ----------  ---------
                                                                                 ---------  ----------  ---------
Supplemental cash flow data
Interest paid..................................................................  $  16,367  $   35,535  $  35,677
Income taxes paid..............................................................  $  20,130  $    6,072  $   3,385
Non-cash acquisition of Etonic net assets......................................  $       0  $        0  $  54,043
Non-cash accrual of 1994 Management Stock Ownership Plan expense...............  $       0  $    1,130  $       0
Non-cash acquisition of non-U.S. trademarks....................................  $       0  $   14,293  $       0


          See accompanying Notes to Consolidated Financial Statements.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES

          STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY (DEFICIENCY)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

                             (DOLLARS IN THOUSANDS)

                                                                                      RETAINED     CURRENCY
                                                              COMMON      PAID-IN     EARNINGS    TRANSLATION
                                                               STOCK      CAPITAL     (DEFICIT)   ADJUSTMENT      TOTAL

September 30, 1993........................................   $       2   $   53,898  $    16,545   $  (2,642)  $    67,803
Net earnings for the year.................................           0            0       18,023           0        18,023
Excess of purchase price at fair market value over book
  value of non-U.S. trademarks acquired from affiliate....           0            0     (109,038)          0      (109,038)
Currency translation adjustment...........................           0            0            0         528           528
                                                                 -----   ----------  -----------  -----------  -----------
September 30, 1994........................................           2       53,898      (74,470)     (2,114)      (22,684)
Net earnings for the year.................................           0            0       10,998           0        10,998
Minority interest in consolidated subsidiary..............           0            0          407         234           641
Currency translation adjustment...........................           0            0            0      (1,931)       (1,931)
                                                                 -----   ----------  -----------  -----------  -----------
September 30, 1995........................................           2       53,898      (63,065)     (3,811)      (12,976)
Net earnings (loss) for the year..........................           0            0      (27,667)          0       (27,667)
Additional capital contribution...........................           0        1,219            0           0         1,219
Issuance of common stock..................................           1      220,999            0           0       221,000
Repurchase of common stock:
  Cash and initial purchase price adjustment..............          (2)     (52,492)    (471,656)          0      (524,150)
  Realco promissory note carrying value...................           0            0       (8,388)          0        (8,388)
  Realco common stock carrying value......................           0            0        1,711           0         1,711
Common stock split........................................         499         (499)           0           0             0
Minority interest in consolidated subsidiary..............           0            0          316        (234)           82
Currency translation adjustment...........................           0            0            0        (282)         (282)
                                                                 -----   ----------  -----------  -----------  -----------
September 30, 1996........................................   $     500   $  223,125  $  (568,749)  $  (4,327)  $  (349,451)
                                                                 -----   ----------  -----------  -----------  -----------
                                                                 -----   ----------  -----------  -----------  -----------

          See accompanying Notes to Consolidated Financial Statements.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             For the years ended September 30, 1994, 1995 and 1996
                (Dollars in thousands, except per share amounts)

NOTE A--ORGANIZATION

    BUSINESS

    E&S Holdings Corporation and subsidiaries (the "Company") is a diversified, global manufacturer and marketer of branded consumer products serving the sporting goods and juvenile products markets under the primary trade names SPALDING, TOP-FLITE, ETONIC, DUDLEY and EVENFLO. The subsidiaries of the Company are Etonic Worldwide Corporation ("Etonic") and Spalding & Evenflo Companies, Inc. ("S&E") and subsidiaries, of which Spalding Sports Worldwide ("Spalding") is a division and Evenflo Company, Inc. ("Evenflo") is a wholly-owned subsidiary.

    Spalding markets and licenses under the SPALDING, TOP-FLITE, ETONIC and DUDLEY trade names a wide variety of recreational and athletic products such as golf balls, golf clubs, golf shoes, golf bags and accessories, basketballs, volleyballs, footballs, soccer balls, softball and baseball bats, balls and gloves, handballs, rackets and balls for tennis and racquetball and clothing, shoes and equipment for many other sports. Evenflo markets specialty juvenile products including reusable and disposable baby bottle feeding systems, breastfeeding aids, pacifiers and oral development items and other baby care products and accessories, as well as juvenile car seats, stationary activity products, strollers, high-chairs, portable play yards, cribs, dressers and changing tables, child carriers and mattresses.

    RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

    Prior to September 30, 1996, the Company was a wholly-owned subsidiary of Abarco, N.V. ("Abarco"). On August 15, 1996, Abarco and Strata Associates L.P. ("Strata") entered into a Recapitalization and Stock Purchase Agreement (the "Recapitalization Agreement") pursuant to which Strata acquired control of the Company (the "Recapitalization"). The closing of the Recapitalization took place on September 30, 1996 (the "Closing"). In connection with the Recapitalization a portion of the common stock owned by Abarco was redeemed for total consideration of approximately $581,933. After the Recapitalization, Strata owns approximately 88.4% of the Company's common stock and Abarco retains an approximate 11.6% ownership.

    The Recapitalization was financed with $221,000 cash proceeds of newly issued common stock to Strata, $150,000 proceeds of non-voting redeemable preferred stock issued to Strata (of which $50,000 was issued immediately after the Closing), proceeds of $625,800 from certain borrowings (see Note H) and $2,209 of the Company's cash balances. These funds were used to (i) redeem a portion of the common stock held by Abarco for $524,150 in cash plus the fair value of the Company's investments in an affiliate promissory note (see Investment in PXC&M below) of $49,394 and in the E&S Realco, Inc. ("Realco") common stock and note receivable of $8,388; (ii) repay principal and interest of $367,894 for existing indebtedness, including the Etonic notes; (iii) redeem for a net payment of $21,330 all of the remaining subsidiary shares issued under the 1994 Management Stock Ownership Plan (see Note M); (iv) pay an estimated $31,471 in transaction fees and expenses; (v) purchase certain non-U.S. trademarks and assignment rights from an affiliate of Abarco for $5,135 (see Note E); (vi) pay a transaction bonus of $5,375 to certain members of management of S&E; and (vii) provide working capital of approximately $45,654 (of this amount $25,800 was used to repay borrowings under the revolving credit loan on October 1, 1996).

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--ORGANIZATION--(CONTINUED)
    Immediately after the Recapitalization, the Company declared a stock split in the form of a stock dividend of approximately 60,892 shares for each common share then outstanding.

    ACQUISITION OF ETONIC

    In July 1996, the Company acquired the net assets of Etonic, which manufactures and/or markets golf shoes, gloves and other golf accessories, as well as an established line of running and walking shoes. To effect the acquisition of Etonic, the Company issued promissory notes of $54,043 to the seller in exchange for the following:

Trade receivables..................................................  $  22,556
Inventories........................................................     15,642
Other current assets...............................................      3,388
Equipment..........................................................      4,129
Trademarks and goodwill............................................     13,905
                                                                     ---------
      Total........................................................     59,620
Accounts payable...................................................     (4,115)
Accrued expenses...................................................     (1,462)
                                                                     ---------
      Promissory notes payable.....................................  $  54,043
                                                                     ---------
                                                                     ---------

    The Etonic acquisition was accounted for using the purchase method. Trademarks and goodwill are being amortized over 40 years.


    The operating results of Etonic have been included in the statement of consolidated earnings (loss) from the date of acquisition, which have been reduced by a $1,600 increase in cost of sales resulting from the sale, in the ordinary course of business, of inventory acquired which was written up to fair value at date of acquisition in accordance with purchase accounting. On the basis of an unaudited pro forma consolidation of the results of operations as if the acquisition had taken place at October 1, 1994 rather than in July 1996, consolidated net sales would have been $694,387 for the year ended September 30, 1995 and $732,022 for the year ended September 30, 1996. Consolidated pro forma net earnings (loss) would not have been materially different from the Company's reported amounts for 1995 and 1996.



    The promissory notes payable above plus accrued interest totaling $54,935 were paid as part of the Recapitalization described above. Subsequent to the Etonic acquisition and prior to September 30, 1996, Company management decided to relocate the Etonic administrative operations to one of the Company's other administrative locations. As a result, the Company charged approximately $5,600 to expense in the year ended September 30, 1996 for (i) a $1,400 write-off of prepaid rent as a result of the subsequent decision to consolidate the Etonic administrative function with an existing Company facility; (ii) a $1,900 write-off of computer software costs which had a reduced future value as a result of the subsequent decision to discontinue the use of Etonic's computer system; and (iii) a charge of $2,300 for moving and other costs related to Etonic and its acquisition.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE A--ORGANIZATION--(CONTINUED)
    INVESTMENT IN PXC&M

    In 1993 the Company purchased a common stock interest (ultimately 65.3%) and a preferred stock interest (ultimately 92.7%) in PXC&M Holdings, Inc. and subsidiaries ("PXC&M") for $71,500 in cash. The other primary common shareholder in PXC&M was another affiliate of Abarco and the Company. PXC&M was the ultimate parent of Pueblo Xtra International, Inc. ("Pueblo"), a supermarket chain and video tape franchise operating in Puerto Rico, South Florida and the U.S. Virgin Islands. On May 8, 1996, the Company's common stock investment was diluted to less than 1% as a result of the reorganization of PXC&M resulting from an equity investment by an Abarco affiliate. As part of this reorganization, the Company's investment in PXC&M preferred stock was sold in exchange for a promissory note from the Abarco affiliate. The remaining PXC&M common stock was disposed of for a nominal amount prior to the Recapitalization.

    In connection with the Recapitalization Agreement, the Company distributed to Abarco the affiliate promissory note discussed above. The distribution of the affiliate promissory note and the disposal of the PXC&M common stock is analogous to a spin-off of the Company's investment in PXC&M to Abarco; accordingly, the Company has retroactively eliminated the operations of PXC&M from the accompanying consolidated financial statements by treating the original investment in PXC&M of $71,500 as a non-cash distribution of a disengaged subsidiary for the year ended September 30, 1993, the year of acquisition of PXC&M.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The Company was a wholly-owned subsidiary of Abarco until September 30, 1996, at which date Strata acquired control of the Company. The consolidated financial statements include the accounts of E&S Holdings Corporation and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The fair value of long-term debt approximates the carrying value, based on market prices.

    INVENTORIES

    Inventories are valued at the lower of cost or market (net realizable value). Costs for the majority of United States inventories and certain non-U.S. inventories have been determined by use of the last-in, first-out method. Cost for the majority of non-U.S. inventories has been determined by use of the first-in, first-out method.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    These assets are stated at cost and are depreciated principally using the straight-line method over estimated useful lives which range from 3 to 20 years. Certain assets are depreciated for income tax purposes using accelerated methods. Assets that become fully depreciated are removed from the asset and related accumulated depreciation accounts.

    Periodically, the Company evaluates the recoverability of the net carrying value of its property, plant and equipment by estimating its fair value. The fair value is compared to the carrying amount in the consolidated financial statements. A deficiency in fair value relative to carrying amount is an indication of the need for a writedown due to impairment. If the total of future undiscounted cash flows were less than the carrying amount of the property, plant and equipment, such carrying amount would be written down to the fair value, and a loss on impairment recognized by a charge to earnings. The Company's accounting policy complies with Statement of Financial Accounting Standards No. 121.

    INTANGIBLE ASSETS

    Intangible assets are being amortized on the straight-line basis over the remaining lives of the patents and over 40 years for the remaining intangibles. The Company periodically reviews the carrying values of goodwill and other intangible assets to assess recoverability, and permanent impairments, if any, would be recognized in current year operations.

    DEFERRED FINANCING COSTS

    The costs incurred to obtain financing under the various financing agreements have been capitalized and are amortized to interest expense over the lives of the agreements, using the interest method for term facilities and the straight-line method for revolving credit facilities.

    INCOME TAXES

    Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting Standards No. 109, these deferred taxes are measured by applying currently enacted tax laws.

    The Company and its United States subsidiaries are parties to a tax sharing agreement which provides that each member of the consolidated return group shall pay its share of the consolidated tax liability based on the ratio of its separate liability to the aggregate separate liabilities of all group members. A member shall make or receive compensatory payments to the extent its separate liability differs from its share of the group's liability.

    RETIREMENT PLANS AND POSTRETIREMENT BENEFITS

    Current service costs of retirement plans and postretirement healthcare and life insurance benefits are accrued annually. Prior service costs resulting from amendments to the plans are amortized over the average remaining service period of employees expected to receive benefits.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    ADVERTISING

    Advertising costs are expensed as incurred and included in selling, general and administrative expenses. Advertising expenses amounted to $59,528, $59,719 and $63,267 in 1994, 1995 and 1996.

    CURRENCY TRANSLATION

    Non-U.S. currency-denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the balance sheet dates. Translation adjustments resulting from fluctuations in the exchange rates are recorded as a separate component of common shareholders' equity (deficiency). Income and expense items are translated at the average exchange rates during the respective periods.

    CURRENCY EXCHANGE CONTRACTS

    Open forward currency exchange contracts are marked-to-market using the spot rates at each balance sheet date and the change in market value is recorded by the Company as unrealized gain or loss. The Company records realized gains or losses when the contracts are settled.

    USE OF ESTIMATES

    The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosures of contingencies at the date of the consolidated financial statements and of revenues and expenses recognized during the reporting period. Actual results could differ from these estimates.

    CASH FLOWS

    For purposes of the statements of consolidated cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

NOTE C--INVENTORIES

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1995        1996

Finished goods.........................................................  $  60,132  $   74,890
Work in process........................................................     14,104      17,088
Raw materials..........................................................     14,546      17,193
                                                                         ---------  ----------
      Total inventories................................................  $  88,782  $  109,171
                                                                         ---------  ----------
                                                                         ---------  ----------

    The cost of 79% of 1995 and 71% of 1996 inventories was computed using the last-in, first-out (LIFO) method of inventory valuation. Use of the LIFO method increased the 1995 and 1996 year end inventories by $791 and $390.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE D--PROPERTY, PLANT AND EQUIPMENT, NET

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1995        1996

Land..................................................................  $    2,914  $    2,917
Buildings and building improvements...................................      41,839      46,365
Machinery and equipment...............................................      88,342     102,175
                                                                        ----------  ----------
                                                                           133,095     151,457
Accumulated depreciation..............................................     (63,177)    (73,123)
                                                                        ----------  ----------
      Property, plant and equipment, net..............................  $   69,918  $   78,334
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE E--INTANGIBLE ASSETS, NET

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1995        1996

United States trademarks..............................................  $   80,303  $   85,303
Non-U.S. trademarks...................................................       8,250      13,385
Patents...............................................................      33,500      33,500
Goodwill..............................................................      82,427      91,374
                                                                        ----------  ----------
                                                                           204,480     223,562
Accumulated amortization..............................................     (85,410)    (91,854)
                                                                        ----------  ----------
      Intangible assets, net..........................................  $  119,070  $  131,708
                                                                        ----------  ----------
                                                                        ----------  ----------

    Prior to May 17, 1994 the Company paid royalties to an affiliate, Dutchstar B.V. ("Dutchstar"), at a rate of 6% of net sales for sporting good products sold by the Company and 3% to 5% of net sales for infant products sold by the Company, in each case for the right to sell products bearing the Company's name in substantially all countries other than the United States under certain non-U.S. trademarks (the "Acquired Trademarks") owned by Dutchstar's parent company Sahara Corp. Ltd. ("Sahara"), also an affiliate of the Company. The Company also paid to Dutchstar all royalties (less expenses in certain cases) received from third parties for the use of the Acquired Trademarks in substantially all countries other than the United States. Total Acquired Trademark expense paid to Dutchstar was $6,280 in 1994, $27 in 1995 and $21 in 1996. Dutchstar, in turn, paid royalties to Sahara for the use of the Acquired Trademarks in countries other than the United States.

    On May 17, 1994, Sahara sold the Acquired Trademarks to the Company for aggregate consideration of $176,000, including a payable to Sahara of $32,000 and immediately thereafter the Company contributed the Acquired Trademarks to Lisco Feeding, Inc., Lisco Furniture, Inc. and Lisco Sports, Inc. (collectively the "Lisco Subsidiaries"), each a wholly-owned subsidiary of Lisco, Inc. ("Lisco, Inc."), a wholly-owned subsidiary of the Company.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE E--INTANGIBLE ASSETS, NET--(CONTINUED)
    Under generally accepted accounting principles the Acquired Trademarks were not revalued to fair market value but were recorded at Sahara's net book value. The purchase price of the Acquired Trademarks was recorded as follows:

                                                                                     AMOUNT
Intangible assets--net book value of Sahara......................................  $     8,250
Deferred income taxes--tax effect of excess purchase price.......................       58,712
Retained earnings--excess of purchase price at fair market value over book value
  of non-U.S. trademarks acquired from affiliate.................................      109,038
                                                                                   -----------
Fair market value of Acquired Trademarks.........................................  $   176,000
                                                                                   -----------
                                                                                   -----------

    The $8,250 carrying value of the Acquired Trademarks is being amortized over 30 years for book purposes while the $176,000 fair market value is being amortized over 15 years for income tax purposes. The $58,712 deferred income tax effect will be reduced as the Company recognizes the tax benefit of the difference between the carrying value of $8,250 and the tax basis of $176,000. Under generally accepted accounting principles, the $109,038 excess purchase price was charged to retained earnings.

    On September 30, 1996, as part of the Recapitalization, the Company purchased the remaining non-U.S. trademarks and assignment rights owned by Sahara for $5,135 and immediately contributed those non-U.S. trademarks to the Lisco Subsidiaries.

    As part of the July 1996 acquisition of Etonic the Company contributed all the Etonic trademarks in the amount of $5,000 to EWW Lisco, Inc., a wholly-owned subsidiary of the Company.

    Each of Lisco, Inc., the Lisco Subsidiaries and EWW Lisco, Inc. is a separate and distinct legal entity from the Company. Lisco, Inc., the Lisco Subsidiaries and EWW Lisco, Inc. license the use of all the trademarks and patents to the Company under exclusive long-term licenses until September 30, 2000 with renewal options. The royalty income and expense related to the use of these trademarks and patents are eliminated in the consolidated financial statements of the Company.

NOTE F--ACCRUED EXPENSES

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1995       1996

Compensation and other employee benefits................................  $  17,358  $  16,983
Reserve for self insurance..............................................     12,654     12,428
Other, principally operating expenses...................................     24,278     39,720
                                                                          ---------  ---------
      Total accrued expenses............................................  $  54,290  $  69,131
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Company's primary group health plan is self-insured. In addition to the primary plan, employees are also offered an option of a totally insured HMO plan. Annually approximately 35% to 45% of the Company's employees are covered under the HMO option. Approximately 56% of the Company's employees are covered by insured workers' compensation programs. The self-insured workers' compensation programs are covered by a $300 per occurrence stop loss insurance policy.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE F--ACCRUED EXPENSES--(CONTINUED)
    Commercial and product liability insurance coverages are high deductible insured programs. Commercial liability deductibles are $250 per occurrence. Product liability deductibles are $1,000 per occurrence and $3,000 in aggregate. As a supplement to these programs, the Company carries $75,000 in umbrella coverage.

    The reserve for self insurance claims shown in the table above covers the deductibles and self insurance programs and is based upon an annual review by the Company and its independent actuary of claims filed and claims incurred but not yet reported.

NOTE G--NON-U.S. DEBT

    The Company's non-U.S. subsidiaries have short-term bank financing arrangements to support international working capital requirements. The subsidiaries utilized these arrangements by use of direct bank borrowings, discounting receivables, and letters of credit as follows:

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1995       1996

Available lines of credit...............................................  $  49,200  $  46,800
                                                                          ---------  ---------
                                                                          ---------  ---------
Amounts outstanding:
      Direct bank borrowings............................................  $  10,299  $  13,028
      Discounted receivables (netted against accounts receivable).......     13,770      8,880
      Letters of credit.................................................      5,831      2,192
                                                                          ---------  ---------
                                                                          $  29,900  $  24,100
                                                                          ---------  ---------
                                                                          ---------  ---------

                                                                  YEAR ENDED SEPTEMBER 30,
                                                               -------------------------------
                                                                 1994       1995       1996

Maximum borrowings...........................................  $  25,900  $  30,100  $  31,800
Weighted average outstanding balances........................  $  20,900  $  24,700  $  25,700
Weighted average interest rates..............................       4.76%      6.32%      4.60%

At September 30, 1996, the borrowings are mainly comprised of $13,500 in Japanese yen and $9,100 in Australian dollars.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H--UNITED STATES DEBT

    The Company's U.S. operations have long-term bank financing arrangements to support working capital needs and other general corporate requirements. The operations utilized these arrangements primarily by use of direct bank borrowings, acceptances, and letters of credit. The Company's borrowing activities are as follows:

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1995        1996

Secured Credit Facility
  Revolving Credit Loan...............................................  $        0  $   25,800
  Term Loans..........................................................           0     400,000
Senior Subordinated Notes.............................................           0     200,000
Secured Credit Agreement..............................................     320,000           0
Other indebtedness....................................................       5,143           0
                                                                        ----------  ----------
      Total debt......................................................     325,143     625,800
Current maturities of debt............................................      12,070           0
                                                                        ----------  ----------
      Long-term debt..................................................  $  313,073  $  625,800
                                                                        ----------  ----------
                                                                        ----------  ----------

                                                                YEAR ENDED SEPTEMBER 30,
                                                           ----------------------------------
                                                              1994        1995        1996

Maximum borrowings (prior to the Recapitalization).......  $  198,300  $  377,600  $  366,700
Weighted average outstanding balances....................  $  170,700  $  326,900  $  338,000
Weighted average interest rates..........................        5.09%      10.13%       9.14%

    As of September 30, 1995 and 1996 the Secured Credit Agreement and Secured Credit Facility were utilized as follows:

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1995        1996

Direct borrowings.....................................................  $  320,000  $  625,800
Acceptances (included in accounts payable)............................      46,390      57,200
Letters of credit.....................................................      23,560      23,800
Non-U.S. bank loan guarantees.........................................         800         800
                                                                        ----------  ----------
                                                                        $  390,750  $  707,600
                                                                        ----------  ----------
                                                                        ----------  ----------

SECURED CREDIT FACILITY

    On September 30, 1996, the Company entered into a secured credit facility (the "Credit Facility") with a syndicate of banks and other financial institutions. The Credit Facility provides for a $650,000 maximum credit commitment, consisting of a seven year $250,000 revolving credit loan ("Revolving Credit Loan") and $400,000 in term loans ("Term Loans"). Term Loans consist of (i) $175,000 seven year Term Loan A, (ii) $87,500 eight year Term Loan B, (iii) $87,500 nine year Term Loan C, and (iv) $50,000 nine and one half year Term Loan D. Each of the Term Loans require annual amortization beginning September 30, 1998 and each subsequent September 30 thereafter until maturity. Revolving Credit Loans may be used for

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H--UNITED STATES DEBT--(CONTINUED)
working capital needs, special facility obligations (letters of credit and acceptances), general corporate purposes, and for borrowings on same-day notice ("Swingline Loans"). Special facility obligations are limited to a maximum of $180,000 and Swingline Loans are limited to a maximum of $30,000.

    All Term Loans and Revolving Credit Loans will bear interest, at the Company's option, at either: (a) a "base rate" equal to the higher of (i) the federal funds rate plus 0.50% per annum or (ii) the administrative agent's prime rate, plus (A) in the case of Term Loan A, a debt to EBITDA-dependent rate ranging from 0.00% to 1.25% per annum, (B) in the case of Term Loan B, 1.75% per annum, (C) in the case of Term Loan C, 2.25% per annum, (D) in the case of Term Loan D, 2.75% per annum or (E) in the case of a Revolving Credit Loan and Swingline Loans, a debt to EBITDA-dependent rate ranging from 0.00% to 1.25% per annum or (b) a "eurodollar rate" plus (i) in the case of Term Loan A, a debt to EBITDA-dependent rate ranging from 0.625% to 2.25% per annum, (ii) in the case of Term Loan B, 2.75% per annum, (iii) in the case of Term Loan C, 3.25% per annum, (iv) in the case of Term Loan D, 3.75% per annum or (v) in the case of Revolving Credit Loans, a debt to EBITDA-dependent rate ranging from 0.625% to 2.25% per annum. Swingline Loans may only be base rate loans.

    The Company will pay a commitment fee calculated at a debt to EBITDA-dependent rate ranging from 0.20% to 0.50% per annum of the available unused commitment under the Revolving Credit Loan in effect on each day. Such fee will be payable quarterly in arrears and upon termination of the Revolving Credit Loan. In addition, the Company pays a fee to the administrative agent of $100 per annum, payable quarterly in arrears.

    The Company will pay a letter of credit fee calculated at a debt to EBITDA-dependent rate ranging from 0.50% to 2.125% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.125% per annum of the face amount of each letter of credit. Such fees will be payable quarterly in arrears and upon the termination of the Revolving Credit Loan. In addition, the Company will pay customary transaction charges in connection with any letters of credit.

    The Term Loans will be subject to mandatory prepayments (i) with the proceeds of certain asset sales and certain debt offerings (excluding the Senior Subordinated Notes) and (ii) on an annual basis with 50% of the Company's excess cash flow (as defined in the Credit Facility) for so long as the ratio of the Company's total debt (as defined in the Credit Facility) to EBITDA (as defined in the Credit Facility) is greater than 4.0 to 1.0. The Credit Facility prohibits the Company from repurchasing any Senior Subordinated Notes or Preferred Stock, subject to limited exceptions. The Company's obligations under the Credit Facility are secured by a pledge of the stock of certain of its subsidiaries. In addition, indebtedness under the Credit Facility is guaranteed by the principal subsidiaries of the Company.

    The Credit Facility contains customary covenants and restrictions on the Company's ability to engage in certain activities including (i) limitations on liens, (ii) limitations on consolidations and mergers of the Company and sales of the assets of the Company, (iii) restrictions on the purchase, redemption or acquisition of any capital stock, equity interest or any other obligations or other securities and restrictions on the advances, loans, extension of credit or capital contributions to, or investments in, other entities, (iv) restrictions on additional indebtedness to be incurred by the Company, (v) restrictions on payments of dividends or other distribution of assets, and (vi) compliance with certain financial covenants relating to certain interest coverage, fixed charge ratios, and a leverage ratio.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H--UNITED STATES DEBT--(CONTINUED)
    The Credit Facility includes customary events of default.

    Scheduled maturities of the Term Loans are as follows:

YEAR ENDING                                        TERM        TERM        TERM        TERM
SEPTEMBER 30,                                     LOAN A      LOAN B      LOAN C      LOAN D
1997..........................................  $         0  $       0  $         0  $       0
1998..........................................       15,000      1,000        1,000        500
1999..........................................       25,000      1,000        1,000        500
2000..........................................       25,000      1,000        1,000        500
2001..........................................       30,000      1,000        1,000        500
2002..........................................       30,000      1,000        1,000        500
2003..........................................       50,000      1,000        1,000        500
2004..........................................            0     81,500        1,000        500
2005..........................................            0          0       80,500        500
2006 (March 31, 2006).........................            0          0            0     46,000
                                                -----------  ---------  -----------  ---------
      Total...................................  $   175,000  $  87,500  $    87,500  $  50,000
                                                -----------  ---------  -----------  ---------
                                                -----------  ---------  -----------  ---------

SENIOR SUBORDINATED NOTES

    In conjunction with the closing of the Recapitalization on September 30, 1996 (see Note A), the Company issued $200 million aggregate principal amount of 10 3/8% Senior Subordinated Notes ("Senior Subordinated Notes"). The Senior Subordinated Notes will mature on October 1, 2006 and are unsecured senior subordinated obligations of the Company. Interest on the Senior Subordinated Notes will be payable semiannually April 1 and October 1 of each year, commencing April 1, 1997.

    The Senior Subordinated Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2001. In addition, at any time prior to October 1, 1999, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Senior Subordinated Notes at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued interest thereon, with the proceeds of equity offerings.

    The Company will not be required to make mandatory redemptions or sinking fund payments prior to maturity of the Senior Subordinated Notes, except if holders request that the Company repurchase the Senior Subordinated Notes in the event of a change of control (as defined in the indenture relating to the Senior Subordinated Notes) or upon the Company's receipt of the proceeds of certain asset sales that are not reinvested or applied to reduce indebtedness within a certain time period. However, the Company, in accordance with an agreement with the holders of the Senior Subordinated Notes, is in the process of completing a public debt offering which will result in the Company's offer to exchange its Senior Subordinated Notes for new 10 3/8% Series B Senior Subordinated Notes due 2006 (the "Exchange Notes"). The terms of the Exchange Notes are identical in all material respects to the terms of the Senior Subordinated Notes, except that the Exchange Notes would be freely transferable by the holders thereof. If this offering is not completed, the Company may be required to pay up to an additional 1% interest on the Senior Subordinated Notes.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE H--UNITED STATES DEBT--(CONTINUED)
    The Senior Subordinated Notes contain customary covenants and restrictions on the Company's ability to engage in certain activities, which include (i) limitations on restricted payments for the payment of dividends, (ii) limitations on incurrence of additional indebtedness and issuance of disqualified stock, (iii) restrictions on the merger, consolidation, or sale of substantially all assets of the Company, (iv) limitations on transactions with affiliates relating to the sale, lease, transfer or disposition of any of its properties or assets in excess of certain amounts, (v) limitations on guarantees of indebtedness by the Company, (vi) limitations on incurrence of other subordinated indebtedness by the Company and (vii) certain reporting requirements in accordance with Securities and Exchange Commission rules.

    The Senior Subordinated Notes include customary events of default.

SECURED CREDIT AGREEMENT

    Prior to September 30, 1996 the Company operated under a $450,000 secured credit agreement (the "Secured Credit Agreement") which was used for working capital needs and special facility obligations (letters of credit, acceptances, non-U.S. bank loan guarantees, and currency exchange contracts). At the Company's option, interest was based on either an "Alternate Base Rate" or a "Eurodollar Rate", as defined.

    The Secured Credit Agreement was collateralized by domestic receivables and inventories, all the stock of its domestic subsidiaries, 65% of the stock of the Company's non-U.S. subsidiaries, and Abarco's investments in PXC&M stock. This debt was paid in full from initial proceeds under the Credit Facility in connection with the closing of the Recapitalization.

SECURED INTERIM LOAN AGREEMENT

    On April 17, 1996 the Company entered into a one year $40,000 secured interim loan agreement for the benefit of two Abarco affiliated companies. The Company borrowed $21,000 and advanced this amount to the two Abarco affiliated companies in exchange for promissory notes which carried interest rates equal to the credit agreement interest rates. The borrowings were secured by assets of the two affiliates. On September 30, 1996, the affiliated promissory notes were repaid and this loan agreement was paid in full and cancelled.

OTHER INDEBTEDNESS

    The other indebtedness consists primarily of financing agreements with various government agencies to finance the cost of a manufacturing facility and equipment. This debt was paid in full from initial proceeds under the Credit Facility in connection with the closing of the Recapitalization.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE I--INCOME TAXES


    Earnings (loss) before income taxes, minority interest and extraordinary loss in the United States and outside the United States, along with the components of the income tax provision, are as follows:


                                                                                      YEAR ENDED SEPTEMBER 30,
                                                                                  --------------------------------
                                                                                    1994       1995        1996

Earnings (loss) before income taxes, minority interest and extraordinary loss:
  United States.................................................................  $  30,553  $  16,729  $   (9,331)
  Other nations.................................................................       (592)     3,676      (3,049)
                                                                                  ---------  ---------  ----------
      Total.....................................................................  $  29,961  $  20,405  $  (12,380)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Income tax provision:
  Current taxes:
    Federal taxes...............................................................  $  13,387  $   3,200  $    3,145
    State taxes.................................................................      1,653         88         400
    Other nations' taxes........................................................      2,198      2,358       1,205
                                                                                  ---------  ---------  ----------
      Total.....................................................................     17,238      5,646       4,750
  Deferred taxes:
    Federal taxes...............................................................     (4,013)     2,122       1,471
    Other nations' taxes........................................................     (1,287)       915       3,079
                                                                                  ---------  ---------  ----------
      Total.....................................................................     (5,300)     3,037       4,550
                                                                                  ---------  ---------  ----------
      Total income taxes........................................................  $  11,938  $   8,683  $    9,300
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
             For the years ended September 30, 1994, 1995 and 1996
                (Dollars in thousands, except per share amounts)

NOTE I--INCOME TAXES--(CONTINUED)

    The differences between the effective income tax rate and the U.S. statutory rate are as follows:

                                                                                                  YEAR ENDED SEPTEMBER 30,
                                                                                            -------------------------------------
                                                                                               1994         1995         1996

U.S. statutory rate.......................................................................          35%          35%         (35%)
State income taxes, net of federal benefit................................................           3           (3)           6
Non-U.S. tax rate differences.............................................................           2            7            5
Non-U.S. losses (earnings) for which no taxes were recorded...............................           1           (1)          15
Increase in valuation allowances on non-U.S. net operating loss carryforwards.............           0            2           20
Management Stock Ownership Plan expense...................................................           0            2           59
Recapitalization costs....................................................................           0            0           18
Other.....................................................................................          (1)           1          (13)
                                                                                                    --           --           --
    Effective tax rate....................................................................          40%          43%          75%
                                                                                                    --           --           --
                                                                                                    --           --           --


    Under the asset and liability method prescribed by SFAS 109, deferred income taxes, net of appropriate valuation allowances, are provided for the temporary differences between the financial reporting and tax basis of assets and liabilities at currently enacted tax rates. Temporary differences and carryforwards, excluding Acquired Trademarks, are as follows:

                                                                       CURRENT                    NONCURRENT
                                                                NET DEFERRED TAX ASSET    NET DEFERRED TAX LIABILITY
                                                              --------------------------  --------------------------
                                                                  1995          1996          1995          1996

Intangibles amortization....................................    $       0     $       0    $   25,335    $   25,367
Depreciation................................................            0             0         1,062          (271)
Accrued liabilities.........................................        7,499         9,671             0             0
Pension.....................................................            0             0        (4,587)       (4,001)
Postretirement benefits.....................................            0             0        (3,338)       (3,412)
Deferred compensation.......................................            0             0        (2,309)            0
Net operating loss carryforwards............................            0             0        (6,539)      (11,164)
Capital loss carryforward...................................            0             0             0        (8,614)
Other.......................................................        2,167         2,281        (1,748)       (1,344)
                                                                   ------    -----------  ------------  ------------
    Total deferred income taxes.............................        9,666        11,952         7,876        (3,439)
Valuation allowance on net operating losses and sale of
  capital asset.............................................            0             0         5,541        19,778
                                                                   ------    -----------  ------------  ------------
    Net deferred income taxes...............................    $   9,666     $  11,952    $   13,417    $   16,339
                                                                   ------    -----------  ------------  ------------
                                                                   ------    -----------  ------------  ------------

    On September 30, 1996, the Company had net operating losses in non-U.S. subsidiaries of $20,474, for which a full valuation allowance has been provided. On September 30, 1996, the Company had capital loss carryforwards of $22,086 for which a full valuation allowance has been provided. Subsequent recognition of the tax benefits relating to the capital loss carryforward will be credited to retained earnings.

    On September 30, 1994, 1995 and 1996 undistributed earnings of non-U.S. subsidiaries included in consolidated retained earnings amounted to $7,500, $8,800 and $8,100. The Company intends to continue

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE I--INCOME TAXES--(CONTINUED)
to indefinitely reinvest these earnings, which reflect full provision for non-U.S. income taxes, to expand its international operations. Accordingly, no provision has been made for U.S. income taxes that might be payable upon repatriation of such earnings.

    The Company's federal income tax returns through September 30, 1993 have been examined by, and settled with, the Internal Revenue Service.

NOTE J--PENSION PLANS

    The Company's United States operations have noncontributory, defined benefit pension plans covering substantially all employees. These plans provide employees with pension benefits that are based on either, age and compensation, or are based on stated amounts for each year of service. The Company's funding policy is to contribute annually the minimum amounts permitted by the Internal Revenue Code. Plan assets are invested in a broadly diversified portfolio consisting primarily of common stock and fixed income securities.

    The September 30, 1995 and 1996 funded status of the Company's United States defined benefit plans consists of the following:

                                                                            ASSETS EXCEED
                                                                         ACCUMULATED BENEFITS  ACCUMULATED BENEFITS
                                                                                                  EXCEED ASSETS
                                                                         --------------------  --------------------
                                                                           1995       1996       1995       1996

Actuarial present value of benefits based on service to date and present pay levels:
  Vested...............................................................  $     415  $   2,158  $  49,437  $  49,717
  Nonvested............................................................          3        149      2,923      3,193
                                                                         ---------  ---------  ---------  ---------
Accumulated benefit obligation.........................................        418      2,307     52,360     52,910
Additional amounts related to projected pay increases..................         13         15        102        198
                                                                         ---------  ---------  ---------  ---------
Total projected benefit obligation based on service to date............        431      2,322     52,462     53,108
Plan assets at fair value..............................................        515      2,749     45,522     49,871
                                                                         ---------  ---------  ---------  ---------
Projected benefit obligation in excess of (less than) plan assets......        (84)      (427)     6,940      3,237
Unamortized net amount resulting from changes in plan experience and
  actuarial assumptions................................................        389        446       (834)     3,947
Unrecognized net transition obligation.................................        (10)        28        958        778
Unamortized prior service cost.........................................       (295)       (57)     4,085      3,625
                                                                         ---------  ---------  ---------  ---------
Pension liability (asset)..............................................  $       0  $     (10) $  11,149  $  11,587
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

    On September 30, 1995 and 1996 the Company's United States pension liability due currently was $1,469 and $1,317 and the long-term portion was $9,680 and $10,260.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE J--PENSION PLANS--(CONTINUED)
    The 1994, 1995 and 1996 pension expense of the Company's United States defined benefit plans includes the following components:

                                                                                         1994       1995       1996
Benefits earned during the period....................................................  $   1,983  $   2,225  $   2,236
Interest accrued on benefits earned in prior years...................................      3,690      3,865      4,005
Return on plan assets................................................................     (3,786)    (3,510)    (3,775)
Net amortization.....................................................................       (112)      (331)      (534)
                                                                                       ---------  ---------  ---------
Pension expense of domestic defined benefit plans....................................  $   1,775  $   2,249  $   1,932
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    Assumptions used in the accounting for United States defined benefit plans as of September 30, 1994, 1995 and 1996 were:

                                                                                                  1994         1995         1996
Discount rate................................................................................         7.5%         7.5%         7.5%
Rate of increase in compensation levels......................................................         4.5%         4.5%         4.5%
Expected long-term rate of return on assets..................................................         8.5%         8.5%         8.5%

    The Company's United States operations and most non-U.S. subsidiaries have separate defined contribution plans. The purpose of these defined contribution plans is generally to provide additional financial security during retirement by providing employees with an incentive to make regular savings. Company contributions to the plans are based on employee contributions or compensation. The non-U.S. plans are integrated with the benefits required by the laws of the various countries. The Company's defined contribution plans' expenses totaled $1,818 in 1994, $1,880 in 1995 and $1,739 in 1996.

NOTE K--POSTRETIREMENT BENEFITS

    The Company provides certain postretirement health care and life insurance benefits for its domestic retired employees and their dependents. Substantially all of the Company's United States employees may become eligible for those benefits if they reach normal retirement age while working for the Company. Most international employees are covered by government sponsored programs and the cost to the Company is not significant. The Company does not fund retiree health care benefits in advance and has the right to modify these plans in the future.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE K--POSTRETIREMENT BENEFITS--(CONTINUED)
    The September 30, 1995 and 1996 status of the postretirement benefit plans consists of the following:

                                                                                                   1995       1996
Actuarial present value of benefit obligation based on service to date:
  Retirees.....................................................................................  $   5,251  $   4,934
  Fully eligible active participants...........................................................      1,087      1,215
  Other active participants....................................................................      1,719      2,092
                                                                                                 ---------  ---------
Accumulated postretirement benefit obligation..................................................      8,057      8,241
Unamortized net amount resulting from changes in plan experience and actuarial assumptions.....        627        664
                                                                                                 ---------  ---------
Postretirement benefit liability...............................................................  $   8,684  $   8,905
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    On September 30, 1995 and 1996 the postretirement benefit liability due currently was $124 and $155 and the long-term portion was $8,560 and $8,750.

    The 1994, 1995 and 1996 postretirement benefit expense includes the following components:

                                                                                              1994       1995       1996
Benefits earned during the period.........................................................  $     106  $     122  $     136
Interest accrued on benefits earned in prior years........................................        585        583        595
Net amortization..........................................................................          2        (20)       (17)
                                                                                            ---------  ---------  ---------
Postretirement benefit expense............................................................  $     693  $     685  $     714
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------

    Assumptions used in the accounting for postretirement benefit plans as of September 30, 1994, 1995 and 1996 were:

                                                                                           1994       1995       1996
Discount rate..........................................................................        7.5%       7.5%       7.5%
Rate of increase in compensation levels................................................        4.5%       4.5%       4.5%
Assumed current year health care cost trend rate
  Retirees under 65....................................................................       14.0%      14.0%      14.0%
  Medicare eligible retirees...........................................................       14.0%      14.0%      14.0%
Assumed ultimate trend rate............................................................        6.5%       6.5%       6.5%
Year ultimate health care cost rate will be achieved...................................       2008       2009       2010
Effect of 1% increase in health care cost trend rates
  Accumulated postretirement benefit obligation........................................  $     620  $     550  $     570
  Annual aggregate benefit and interest costs..........................................  $      60  $      50  $      50

NOTE L--DEFERRED COMPENSATION

    In connection with a new management stock purchase plan the Company intends to cancel the long-term incentive plans and all outstanding awards will be vested. The Company anticipates paying the total outstanding awards in the amount of approximately $7,100 in the 1997 fiscal year.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE L--DEFERRED COMPENSATION--(CONTINUED)
    The Company's long-term incentive compensation plans grant performance awards to certain key employees which vest upon the attainment of preestablished multi-year performance standards. The employees make an election at the beginning of each plan to be paid fully upon vesting or to defer partial or total payment up to seven years. The performance awards are payable in cash based upon a net earnings formula, as defined, as of the September 30 preceding the payment. Compensation is recorded each year for the effect of changes based on the net earnings formula, as defined, for the vested awards of prior plans and the estimated awards that will be vested in future periods. Compensation expense under these plans was $2,096 in 1994, $2,556 in 1995, and $1,092 in 1996.

NOTE M--1994 MANAGEMENT STOCK OWNERSHIP PLAN

    On September 30, 1996 the 1994 Management Stock Ownership's Plan was cancelled and all shares were purchased by the Company pursuant to the Recapitalization Agreement (see Note A).


    The 1994 Management Stock Ownership Plan authorized 19,000 shares of S&E Class A common stock to be available to a select number of the most senior officers of the Company. On November 30, 1994 certain officers of S&E purchased 11,643 shares of Class A common stock for $8,643, which was based on the per share value as determined by a Company formula based on earnings, as defined. The officers paid $12 in cash and signed $2,581 full recourse 7.74% secured promissory notes due November 30, 2001 and $6,050 nonrecourse 8.23% secured promissory notes due November 30, 2004 (collectively, the "Management Notes"). The Management Notes were collateralized by the pledge to S&E of the Class A common stock purchased by the officers. Interest income to the Company was either paid or capitalized on September 30 each year, at the option of the officer. The Management Notes as well as the related Class A common stock were pledged to the lenders under the Secured Credit Agreement until the notes and accrued interest were paid in full.



    The Class A common stock was identical to the other common stock except it was non-voting (prior to an initial public offering or change in control) and the stock was restricted and non-transferable (except for limited put and call rights of the program participants in the event of the officer's termination). The per share valuation was determined once a year by the executive committee, using a specified multiple of EBITDA (earnings before interest, income taxes, depreciation, and amortization) less outstanding debt.



    Compensation expense and an accrued liability to be paid upon termination of the officers were recorded in the amount of any increase in value as determined by the formula. As a result of the Recapitalization (see Note A), the redemption price of the remaining shares covered by this plan (some of the shares had been redeemed in December 1995 upon the death of one of the officers) totaled $28,219; the outstanding balance of the Management Notes and accrued interest totaled $6,889 at September 30, 1996. Compensation expense related to this plan was $1,130 in 1995 and $20,828 in 1996.


    As of September 30, 1995, the minority interest in consolidated subsidiary resulting from this stock issuance represented the initial purchase price of the shares plus the officers' share of the earnings of the subsidiary less the total of the unpaid balances of the promissory notes and unpaid accrued interest.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE N--PREFERRED STOCK

    The Company authorized the issuance of up to 10,000,000 shares of nonvoting redeemable preferred stock with a liquidation value of $100 a share, consisting of the 1,500,000 shares of preferred stock that were acquired by Strata, as described in Note A, plus additional shares of preferred stock which may be used to pay dividends on the preferred stock ("Preferred Stock"). On October 1, 2008, the Company will be required to redeem all outstanding shares of Preferred Stock at a price equal to the liquidation preference thereof plus all accumulated and unpaid dividends to the date of redemption. The Company at its option may, but shall not be required at any time after October 1, 2001 to redeem for cash the Preferred Stock at varying redemption prices. At any time on or prior to October 1, 1999, the Company may redeem for cash, shares of Preferred Stock having a liquidation preference of up to 40% of the sum of (i) the Preferred Stock originally issued and (ii) Preferred Stock issued as pay-in-kind dividends with the proceeds of equity offerings. In addition, the Company may at any time on or prior to October 1, 1998, and concurrently with or subsequent to the date on which the Company has redeemed the maximum number of shares of Preferred Stock permitted to be redeemed pursuant to the preceding sentence, redeem for cash all and not less than all of the Preferred Stock at a redemption price equal to the liquidation preference and an applicable premium.

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution $100 per share, plus an amount in cash equal to all accumulated and unpaid dividends thereon. Holders of Preferred Stock are entitled, when, as and if declared by the Board of Directors, to receive cumulative dividends at the annual rate of 12 1/2%, payable quarterly in shares of Preferred Stock. If any dividend payable on any dividend date is not declared or paid in full in shares of Preferred Stock on such dividend payment date, the amount of the dividend not paid will be added to the liquidation value of the Preferred Stock.

NOTE O--LEASE COMMITMENTS

    The Company leases certain manufacturing, warehousing and office facilities, and equipment under various operating lease arrangements expiring periodically through 2009. The Company has no material capital leases.

    The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at September 30, 1996:

                                     YEAR ENDING
                                    SEPTEMBER 30,                                       AMOUNT
1997.................................................................................  $   3,221
1998.................................................................................      1,730
1999.................................................................................        830
2000.................................................................................        618
2001.................................................................................        456
Thereafter...........................................................................      2,190
                                                                                       ---------
Total minimum lease payments.........................................................  $   9,045
                                                                                       ---------
                                                                                       ---------

Rental expense under these operating leases was $2,989 in 1994, $3,027 in 1995, and $3,455 in 1996.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE P--CURRENCY EXCHANGE CONTRACTS

    The Company may from time to time enter into forward currency exchange contracts to protect inventory purchases and affiliated note activities against changes in future currency exchange rates. A forward currency exchange contract is an agreement between two parties to buy or sell currency at a set price on a future date. The market value of the contract will fluctuate with changes in currency exchange rates. The contract is marked-to-market using the spot rate at the end of each accounting period and the change in market value is recorded by the Company as unrealized gain or loss. The Company records realized gains or losses when the contract is settled, equal to the difference between the value of the contract at the time it was opened and the value of the related inventory purchases or affiliated note activities. Risk may arise upon entering into these contracts from unanticipated movements in the value of a foreign currency relative to the U.S. dollar. As of September 30, 1995 and 1996, the Company had approximately $15,086 and $7,185 of currency contracts outstanding, with unrealized currency losses of approximately $30 in 1995 and unrealized currency gains of approximately $53 in 1996. These contracts mature within twelve months.

NOTE Q--CONCENTRATION OF CREDIT RISK

    The Company sells a broad range of consumer products in North and South America, Europe, and the Pacific Rim. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations. During 1994, 1995, and 1996 the Company's sales to one customer amounted to 11% of net sales. No other customer exceeded 10% in the years ended September 30, 1994, 1995 and 1996.

NOTE R--CONTINGENCIES

    The Company is both a plaintiff and defendant in numerous lawsuits incidental to its current and former operations, some alleging substantial claims. In addition, the Company's operations are subject to federal, state, and local environmental laws and regulations. The Company has entered into settlement agreements with the U.S. Environmental Protection Agency and other parties on several sites, and is still negotiating on other sites. The settlement amounts and estimated liabilities are not significant.

    Management is of the opinion that, after taking into account the merits of defenses, insurance coverage and established reserves, the ultimate resolution of these matters will not have a material adverse effect in relation to the Company's consolidated financial statements.

NOTE S--RELATED PARTY TRANSACTIONS

    See Note A for a description of the Company's accounting for its investment in PXC&M.

    See Note A for a description of the Recapitalization Agreement, which resulted in the redemption of a portion of the common stock owned by Abarco.

    See Note B for a description of the Company's Tax Sharing Agreement.

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE S--RELATED PARTY TRANSACTIONS--(CONTINUED)
    See Note E for a description of the Company's purchase of the Acquired Trademarks, of certain affiliate payables related to this purchase, and of the related royalty payments for their use prior to the acquisition.

    See Note M for a description of the Company's 1994 Management Stock Ownership Plan. Interest income recognized on the Management Notes totaled $581 in 1995 and $590 in 1996. This plan was cancelled on September 30, 1996.

    The Company received $424, $438, and $439 of rental income from an affiliate of Abarco in fiscal 1994, 1995, and 1996, for the lease of office space in the building owned by Realco. This income will not continue due to the September 30, 1996 distribution of Realco to Abarco as part of the Recapitalization (see Note
A).

    The Company and Finser Corporation, an affiliate of the Company, operated under a management agreement providing for the performance by Finser Corporation of certain management services for the Company. The Company paid Finser Corporation $820 in fiscal 1994, 1995 and 1996, pursuant to such management agreement. The management agreement was cancelled on September 30, 1996.

NOTE T--SEGMENT REPORTING

    The following schedule presents information about the Company's continuing operations in different industry segments and geographic locations:


                                                                                  1994        1995        1996
INDUSTRY SEGMENT
Net Sales
  Spalding...................................................................  $  411,574  $  424,118  $  451,915
  Evenflo....................................................................     171,533     210,039     237,165
                                                                               ----------  ----------  ----------
      Total net sales........................................................  $  583,107  $  634,157  $  689,080
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings (Loss) Before Income Taxes, Minority Interest and Extraordinary Loss
  Spalding...................................................................  $   48,697  $   58,595  $   50,274
  Evenflo....................................................................       9,506      11,652      17,023
  General Corporate expenses.................................................     (11,169)     (9,334)    (41,959)
  Interest expense, net......................................................     (17,073)    (38,108)    (37,718)
  Litigation settlement expense..............................................           0      (2,400)          0
                                                                               ----------  ----------  ----------
      Earnings (loss) before income taxes, minority interest and
        extraordinary loss...................................................  $   29,961  $   20,405  $  (12,380)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Identifiable Assets
  Spalding...................................................................  $  297,209  $  325,777  $  404,800
  Evenflo....................................................................     123,211     135,658     145,965
  General Corporate..........................................................      87,648      74,210     139,141
                                                                               ----------  ----------  ----------
      Total assets...........................................................  $  508,068  $  535,645  $  689,906
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE T--SEGMENT REPORTING--(CONTINUED)


                                                                                  1994        1995        1996
Capital Expenditures
  Spalding...................................................................  $    8,988  $    8,850  $   10,169
  Evenflo....................................................................       9,668       6,531       9,377
  General Corporate..........................................................         453           0           0
                                                                               ----------  ----------  ----------
      Total capital expenditures.............................................  $   19,109  $   15,381  $   19,546
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Depreciation and Amortization
  Spalding...................................................................  $   14,270  $   12,362  $   13,418
  Evenflo....................................................................       5,568       5,518       6,502
  General Corporate..........................................................         592         407         407
                                                                               ----------  ----------  ----------
      Total depreciation and amortization....................................  $   20,430  $   18,287  $   20,327
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

GEOGRAPHIC LOCATION
Net Sales
  United States..............................................................  $  427,651  $  465,515  $  530,882
  Other nations..............................................................     155,456     168,642     158,198
                                                                               ----------  ----------  ----------
      Total net sales........................................................  $  583,107  $  634,157  $  689,080
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings (Loss) Before Income Taxes, Minority Interest and Extraordinary Loss
  United States..............................................................  $   57,923  $   64,683  $   68,622
  Other nations..............................................................         280       5,564      (1,325)
  General Corporate expenses.................................................     (11,169)     (9,334)    (41,959)
  Interest expense, net......................................................     (17,073)    (38,108)    (37,718)
  Litigation settlement expense..............................................           0      (2,400)          0
                                                                               ----------  ----------  ----------
      Earnings (loss) before income taxes, minority interest and
        extraordinary loss...................................................  $   29,961  $   20,405  $  (12,380)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Identifiable Assets
  United States..............................................................  $  341,333  $  382,699  $  473,801
  Other nations..............................................................      79,087      78,736      76,964
  General Corporate..........................................................      87,648      74,210     139,141
                                                                               ----------  ----------  ----------
      Total assets...........................................................  $  508,068  $  535,645  $  689,906
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------



NOTE U--EXTRAORDINARY LOSS



    The extraordinary loss on early extinguishment of debt relates to a $9,187 pretax ($5,987 after-tax) write-off of the deferred financing costs remaining at September 30, 1996, on which date the prior U.S. secured credit agreement was paid off.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES IN ANY JURISDICTION WHERE OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Available Information...........................          2
Prospectus Summary..............................          3
Risk Factors....................................         18
The Recapitalization and the Financings.........         27
Use of Proceeds.................................         28
Capitalization..................................         29
Pro Forma Condensed Consolidated Financial
  Statement.....................................         30
Selected Consolidated Historical Financial
  Data..........................................         34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         36
Business........................................         44
Management......................................         63
Ownership of Common Stock.......................         68
Related Party Transactions......................         69
Description of Credit Facilities................         71
The Exchange Offer..............................         74
Description of the Exchange Notes...............         85
Exchange Offer; Registration Rights.............        119
Description of Capital Stock....................        122
Description of the Preferred Stock..............        123
Certain U.S. Federal Income Tax Consequences....        133
Plan of Distribution............................        137
Legal Matters...................................        138
Experts.........................................        138
Index...........................................        I-1
Index to Financial Statements...................        F-1


                            ------------------------

    UNTIL            , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $200,000,000

                                     [LOGO]

                                      [LOGO]
                                  E&S HOLDINGS
                                  CORPORATION

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                     OFFER TO EXCHANGE $200,000,000 OF ITS
                   10 3/8% SERIES B SENIOR SUBORDINATED NOTES
                      DUE 2006, WHICH HAVE BEEN REGISTERED
                   UNDER THE SECURITIES ACT, FOR $200,000,000
                       OF ITS OUTSTANDING 10 3/8% SENIOR
                          SUBORDINATED NOTES DUE 2006.


                                           , 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article IV of the Registrant's By-laws requires indemnification to the fullest extent permitted by Delaware law. The Registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant, in such capacities, may incur.

    Such 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Seven of the Registrant's Restated Certificate of Incorporation includes such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


 EXHIBIT
   NO.                                              DESCRIPTION OF EXHIBIT
----------  ------------------------------------------------------------------------------------------------------
    ***2.1  Recapitalization and Stock Purchase Agreement, dated August 15, 1996, by and among Strata Holdings,
            L.P., E&S Holdings Corporation and Abarco N.V.
    ***2.2  Amendment No. 1 to the Recapitalization and Stock Purchase Agreement, dated September 30, 1996, by and among Strata Holdings L.P., E&S Holdings Corporation and Abarco N.V.
    ***3.1  Restated Certificate of Incorporation of E&S Holdings Corporation
    ***3.2  Bylaws of E&S Holdings Corporation
    ***4.1  Indenture between E&S Holdings Corporation and Marine Midland Bank, as Trustee
    ***4.2  Form of 10 3/8 Senior Subordinated Notes due 2006
      *4.3  Form of 10 3/8 Series B Senior Subordinated Notes due 2006
    ***4.4  Registration Rights Agreement dated September 30, 1996 among E&S Holdings Corporation, Merrill Lynch &
            Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Capital Markets, Inc., BA
            Securities, Inc. and BT Securities Corporation.
        *5  Opinion of Simpson Thacher & Bartlett

        *8  Tax opinion of Simpson Thacher & Bartlett
   ***10.1  $650,000,000 Credit Agreement dated as of September 30, 1996, among E&S Holdings Corporation, as the
            Borrower, Bank of America National Trust and Savings Association, as Swing Line Lender, as Fronting
            Lender and as Administrative Agent, Merrill Lynch Capital Corporation, as Documentation Agent,
            Nationsbank, N.A. (South), as Syndication Agent, and lenders.
   ***10.2  Guaranty dated as of September 30, 1996 made by Spalding & Evenflo Companies, Inc., Evenflo Company,
            Inc., Etonic Worldwide Corporation, S&E Finance Co, Inc., Lisco, Inc., Lisco Sports, Inc., Lisco
            Feeding, Inc., Lisco Furniture, Inc., and EWW Lisco, Inc. in favor of Bank of America National Trust and Savings Association.
   ***10.3  Pledge Agreement dated as of September 30, 1996 made by E&S Holdings Corporation in favor of Bank of
            America National Trust and Savings Association.
   ***10.4  Registration Rights Agreement dated as of September 30, 1996 by and among E&S Holdings Corproation,
            Strata Associates, L.P., and KKR Partners II, L.P.
    *+10.5  Agreement dated as of February 1, 1992 by and between NBA Properties, Inc. and Spalding & Evenflo
            Companies, Inc.
     *10.6  Termination Bonus Agreement (Senior and Other Managers)
     *10.7  Termination Bonus Agreement (Top Managers)
     *10.8  Form of Change of Control Agreement (Senior Managers)
     *10.9  Form of Change of Control Agreement (Top Mangers)
    *10.10  Form of Change of Control Agreement (Other Managers)
    *10.11  Form of Letter of Agreement between the Company and Kohlberg Kravis Roberts & Co., L.P.
      *12.  Computation of Ratio of Earnings to Fixed Charges
     ***21  List of Subsidiaries
      23.1  Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5 hereto)
      23.2  Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 8 hereto)
     *23.3  Consent of Deloitte & Touche LLP, independent certified public accountants
        24  Powers of Attorney (included on page II-4)
     ***25  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Marine
            Midland Bank, as Trustee (separately bound)
       *27  Financial Data Schedule
     *99.1  Form of Letter of Transmittal
     *99.2  Form of Notice of Guaranteed Delivery


------------------------

   *  Filed herewith.

  **  To be filed by amendment.

 ***  Filed previously.


   + Portions of this Exhibit have been redacted. These portions have been separately filed with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act.


    (b) FINANCIAL STATEMENT SCHEDULES

                                                                                            PAGE
                                                                                            -----
Independent Auditors' Report on Schedule...............................................         S-1
Schedule II--Valuation and Qualifying Accounts--Three years ended September 30, 1996...         S-2

Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes:

        (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 9th day of January 1997.


                                          E & S Holdings Corporation

                                          By          *

                                            ------------------------------------
                                            CHAIRMAN OF THE BOARD OF DIRECTORS,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed on the 9th day of January 1997 by the following persons in the capacities indicated:


                  SIGNATURE                                         TITLE
----------------------------------------------  ----------------------------------------------
                      *                         Chairman of the Board of Directors,
------------------------------------              President and Chief Executive Officer
               Paul L. Whiting                    (Principal Executive Officer)
            /s/ W. MICHAEL KIPPHUT              Vice President and Treasurer (Principal
------------------------------------              Financial Officer)
              W. Michael Kipphut
                      *                         Vice President and Controller (Principal
------------------------------------              Accounting Officer)
               Stephen J. Dryer
                      *                         Vice President, Secretary and General Counsel
------------------------------------
               Robert K. Adikes
                      *                         Director
------------------------------------
               Henry R. Kravis
                      *                         Director
------------------------------------
              George R. Roberts
                      *                         Director
------------------------------------
              Michael T. Tokarz
                      *                         Director
------------------------------------
              Marc S. Lipschultz
                      *                         Director
------------------------------------
             Gustavo A. Cisneros
*By: /s/ W. MICHAEL KIPPHUT
    ..........................................
       W. Michael Kipphut, Attorney-in-fact

INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors
E&S Holdings Corporation:

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 21(b) is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements. This schedule is the responsibility of the Company's management. Such schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Tampa, Florida
October 28, 1996

                                                                     SCHEDULE II

                   E&S HOLDINGS CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                 YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                        ADDITIONS
                                                                 ------------------------
                                                    BALANCE AT   CHARGED TO     CHARGED                    BALANCE
                                                     BEGINNING    COSTS AND    TO OTHER                    AT END
DESCRIPTION                                           OF YEAR     EXPENSES    ACCOUNTS(A)  DEDUCTIONS(B)   OF YEAR
--------------------------------------------------  -----------  -----------  -----------  -------------  ---------
1994--
    Allowance for doubtful accounts...............   $   3,153    $   2,616    $     358     $   3,088    $   3,039
1995--
    Allowance for doubtful accounts...............       3,039        2,921          408         3,121        3,247
1996--
    Allowance for doubtful accounts...............       3,247        6,527        1,158         6,559        4,373

Notes:

(A) Recoveries on accounts previously charged off. The amount for 1996 includes $824 for the beginning allowance from the Etonic acquisition.

(B) Uncollectible accounts written off.

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                          DESCRIPTION OF EXHIBIT                                        PAGE
----------  ----------------------------------------------------------------------------------------------  ---------
    ***2.1  Recapitalization and Stock Purchase Agreement, dated August 15, 1996, by and among Strata
            Holdings, L.P., E&S Holdings Corporation and Abarco N.V.
    ***2.2  Amendment No. 1 to the Recapitalization and Stock Purchase Agreement, dated September 30,
            1996, by and among Strata Holdings L.P., E&S Holdings Corporation and Abarco N.V.
    ***3.1  Restated Certificate of Incorporation of E&S Holdings Corporation
    ***3.2  Bylaws of E&S Holdings Corporation
    ***4.1  Indenture between E&S Holdings Corporation and Marine Midland Bank, as Trustee
    ***4.2  Form of 10 3/8 Senior Subordinated Notes due 2006
      *4.3  Form of 10 3/8 Series B Senior Subordinated Notes due 2006
    ***4.4  Registration Rights Agreement dated September 30, 1996 among E&S Holdings Corporation, Merrill
            Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Capital Markets,
            Inc., BA Securities, Inc. and BT Securities Corporation.
        *5  Opinion of Simpson Thacher & Bartlett
        *8  Tax opinion of Simpson Thacher & Bartlett
   ***10.1  $650,000,000 Credit Agreement dated as of September 30, 1996, among E&S Holdings Corporation, as the Borrower, Bank of America National Trust and Savings Association, as Swing Line Lender,
            as Fronting Lender and as Administrative Agent, Merrill Lynch Capital Corporation, as
            Documentation Agent, Nationsbank, N.A. (South), as Syndication Agent, and lenders.
   ***10.2  Guaranty dated as of September 30, 1996 made by Spalding & Evenflo Companies, Inc., Evenflo
            Company, Inc., Etonic Worldwide Corporation, S&E Finance Co, Inc., Lisco, Inc., Lisco Sports,
            Inc., Lisco Feeding, Inc., Lisco Furniture, Inc., and EWW Lisco, Inc. in favor of Bank of
            America National Trust and Savings Association.
   ***10.3  Pledge Agreement dated as of September 30, 1996 made by E&S Holdings Corporation in favor of
            Bank of America National Trust and Savings Association.
   ***10.4  Registration Rights Agreement dated as of September 30, 1996 by and among E&S Holdings
            Corproation, Strata Associates, L.P., and KKR Partners II, L.P.
    *+10.5  Agreement dated as of February 1, 1992 by and between NBA Properties, Inc. and Spalding &
            Evenflow Companies, Inc.
     *10.6  Termination Bonus Agreement (Senior and Other Managers)
     *10.7  Termination Bonus Agreement (Top Managers)
     *10.8  Form of Change of Control Agreement (Senior Managers)
     *10.9  Form of Change of Control Agreement (Top Mangers)
    *10.10  Form of Change of Control Agreement (Other Managers)
    *10.11  Form of Letter of Agreement between the Company and Kohlberg Kravis Roberts & Co., L.P.
      *12.  Computation of Ratio of Earnings to Fixed Charges
     ***21  List of Subsidiaries
      23.1  Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5 hereto)
      23.2  Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 8 hereto)
     *23.3  Consent of Deloitte & Touche LLP, independent certified public accountants
        24  Powers of Attorney (included on page II-4)
     ***25  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
            Marine Midland Bank, as Trustee (separately bound)
       *27  Financial Data Schedule
     *99.1  Form of Letter of Transmittal
     *99.2  Form of Notice of Guaranteed Delivery


------------------------

   *  Filed herewith.

  **  To be filed by amendment.

 ***  Filed previously.


   + Portions of this Exhibit have been redacted. These portions have been separately filed with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act.